Filed Pursant to Rule 424(b)(4)
File No. 333-159467

USA TECHNOLOGIES, INC.

Up to 6,000,000 Shares of Common Stock and
Warrants to purchase 6,000,000 Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for such Shares and Warrants

We are distributing, at no charge to the holders of our common stock as of 5:00 p.m., New York City time, on July 10, 2009, which we refer to as the record date, and at no charge to two of our warrant holders who are entitled to participate in this rights offering pursuant to the terms of the warrants held by such warrant holders, transferable subscription rights to subscribe for shares of our common stock and attached warrants to purchase additional shares of our common stock. Our shareholders will receive one transferable subscription right for every share of our common stock held of record as of, and the two participating warrant holders will receive one transferable subscription right for every share of our common stock into which the warrants held by them were exercisable on, 5:00 p.m., New York City time, on July 10, 2009, the record date. Pursuant to the terms of this offering, the rights may only be exercised for a maximum of 6,000,000 shares and related warrants, or $15,000,000 of subscription proceeds.

Each transferable subscription right entitles the holder (including holders of subscription rights acquired during the subscription period) to subscribe for one share of our common stock at the subscription price of $2.50 per share and to receive a warrant to purchase one additional share of our common stock at $2.75 or 110% of the subscription price for a period of two years following January 1, 2010, which we refer to as the basic subscription right.  In addition, rights holders who fully exercise their basic subscription rights will be entitled, subject to limitations, to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right, at the subscription price of $2.50 per share. Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription rights) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 31, 2009, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.  There is no minimum subscription amount required for consummation of this rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Investing in our securities involves a high degree of risk.  In addition, your holdings in our company will be diluted if you do not exercise the full amount of your basic subscription rights.  See “Risk Factors” beginning on page 18 of this prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this rights offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.  The last reported sale price of our common stock on July 6, 2009 was $2.81 per share.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR.”  The warrants to be issued pursuant to this offering are separately transferable following their issuance through their expiration date of December 31, 2011, and we have been advised by NASDAQ that the warrants will be traded on the NASDAQ Global Market under the symbol “USATW.”

	Per Share	Total(2)

Subscription Price	$2.50	$15,000,000

Dealer Manager Fee(1)	$0.15	$900,000

Proceeds, Before Expenses, to us	$2.35	$14,100,000

(1)
In connection with this rights offering, we have agreed to pay William Blair & Company, L.L.C. and Maxim Group LLC, the dealer-managers for this offering, a fee equal to 3% of the gross proceeds of this offering and a non-accountable expense allowance equal to 3% of the gross proceeds of this offering.  We will also grant to the dealer-managers a warrant to purchase 4% of the shares of our common stock sold in this offering at an exercise price of $2.75 per share, or 110% of the subscription price.

(2)	Assumes that this rights offering is fully subscribed for and that the maximum offering amount is $15,000,000 of subscription proceeds.

This is not an underwritten offering.  The dealer managers have agreed to use their reasonable efforts to advise and assist us in our efforts to solicit subscriptions of the rights distributed to holders of our common stock, but the dealer managers are not underwriting the offering and they have no obligation to purchase or procure purchases of the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Dealer-Managers

William Blair & Company	Maxim Group LLC

The date of this prospectus is July 7, 2009

Unless the context otherwise requires, all references to “USA,” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to USA Technologies, Inc., a Pennsylvania corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.”  We are not making an offer of these securities in any jurisdiction where the offer is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus, the time of any exercise of the subscription rights or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not generally sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of USA Technologies, Inc.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the subscription rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 18 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to exercise your subscription rights.

Q:	What is a rights offering?

A:            A rights offering is a distribution of subscription rights on a pro rata basis to all existing common shareholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the record date (July 10, 2009), subscription rights to purchase up to an aggregate of 15,424,839 shares of our common stock. In addition, and as required by the terms of their warrants, we are distributing to two warrant holders, at no charge, subscription rights to purchase up to an aggregate of 2,403,955 shares of our common stock, representing one subscription right for each share into which the warrants are exercisable as of the record date. For each share subscribed for by the holder of the subscription right, the holder shall also receive a warrant to purchase one share of our common stock.  You will receive one subscription right for every share of our common stock you own (or in the case of our two warrant holders deemed to own) at the close of business on the record date. The subscription rights will be evidenced by subscription rights certificates, which will be distributed to the record holders of our common stock. As described below, this offering is limited to aggregate subscription proceeds of $15,000,000.

Q:	Why are you undertaking the rights offering?

A:           We are making the rights offering to raise funds for general corporate purposes, including working capital and our Quick Start Program. For more information on the Quick Start Program see “Business-Quick Start Program”.  Our board of directors has elected a rights offering over other types of financings because a rights offering provides our existing shareholders the opportunity to participate in this offering first, and our board of directors believes this creates less percentage dilution of shareholder ownership interest in our company than if we issued shares to new investors.

Q:	How much money will USA raise as a result of the rights offering?

A:            Assuming the maximum offering amount of $15,000,000 of subscription proceeds, we estimate that the net proceeds from the rights offering will be approximately $13,934,592, after deducting expenses related to this offering payable by us estimated at approximately $1,065,408, including dealer-manager fees.  We may decide to close the rights offering and accept such proceeds of the basic subscription rights and over-subscription rights as we have received as of the expiration date of the rights offering even if such amount is less than the maximum offering amount.  Unless our board of directors waives the maximum offering amount, we will raise no more than $15,000,000 in this rights offering.  See “Risk Factors — Completion of this offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.”

Q:	What is a basic subscription right?

A:             Each basic subscription right entitles the holder of the right the opportunity to purchase one share of our common stock at the subscription price of $2.50 per share and to receive a warrant to purchase one additional share of our common stock at $2.75 or 110% of the subscription price, for a period of two years following January 1, 2010.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR.”  The warrants to be issued pursuant to this offering are separately transferable following their issuance and through their expiration date of December 31, 2011, and we have been advised by NASDAQ that the warrants will be traded on the NASDAQ Global Market under the symbol “USATW.”

A holder may exercise any number of his basic subscription rights or he may choose not to exercise any subscription rights at all.

For example, if you own (or in the case of the two warrant holders entitled to participate in the offering, deemed to own) 1,000 shares of our common stock on the record date, you will be granted one right for every share of our common stock you own (or, if applicable, deemed to own) at that time, representing the right to subscribe for up to an aggregate of 1,000 shares of our common stock and to receive warrants to purchase up to an aggregate of 1,000 additional shares of our common stock.  If you hold your shares in the name of a broker, dealer, custodian bank, trustee or other nominee who uses the services of the Depository Trust Company, or DTC, then DTC will issue one right to the nominee for every share of our common stock you own (or, of applicable, deemed to own) at the record date.

If basic subscription rights are exercised for more than $15,000,000, then the total number of exercised basic subscription rights to be fulfilled shall be limited to $15,000,000, and reduced on a pro-rata basis based on the number of shares subscribed for by each such holder as part of their basic subscription rights, subject to adjustment to eliminate fractional shares and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable.

Q:	What is an over-subscription right?

A:           If a holder elects to exercise all of his basic subscription rights, such holder may also elect, subject to limitations, to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights.  The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares and warrants for which such holder was otherwise entitled to subscribe. The over-subscription rights will only be fulfilled if the basic subscription rights are not exercised for at least $15,000,000.

For example, if you own (or in the case of the two warrant holders entitled to participate in this offering, deemed to own) 1,000 shares of our common stock on the record date, and exercise your basic subscription right to subscribe for all (but not less than all) 1,000 shares of our common stock which are available for you to subscribe for, then, you may also concurrently exercise your over-subscription right to subscribe for up to an aggregate of 4,000 additional shares of our common stock that may remain unsubscribed as a result of subscription rights holders not exercising their basic subscription rights for an aggregate of $15,000,000, subject to the pro-rata adjustments described below.  Accordingly, if your basic and over-subscription rights are exercised and honored in full, you would receive a total of 5,000 shares of our common stock in this rights offering, and warrants to purchase up to an aggregate of 5,000 additional shares of our common stock.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.

Q.	What happens if subscription rights holders exercise their respective over-subscription rights to purchase additional shares of common stock?

A:           We will allocate any remaining available shares of our common stock pro-rata among subscription rights holders who exercised their respective over-subscription rights, based on the number of over-subscription shares of our common stock to which they subscribed. The number of shares of our common stock each over-subscribing rights holder may be allocated on a pro-rata basis will be rounded down to eliminate fractional shares.

Payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares of our common stock to be issued pursuant to the basic and over-subscription rights.  If the pro-rated number of shares of our common stock allocated to you in connection with your basic or over-subscription right is less than your basic or over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected..  We will deliver certificates representing your shares of our common stock and warrants or credit your account at your nominee holder with shares of our common stock and warrants that you purchased pursuant to your basic and over-subscription rights as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Q.	Will the officers, directors and significant shareholders of the Company be exercising their subscription rights?

A:           Our officers, directors and greater than 5% beneficial shareholders may participate in this offering, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Q:	Will the subscription rights, the shares of common stock and warrants that I receive upon exercise of my subscription rights be tradable on the NASDAQ Global Market?

A:            Our common stock is currently traded on the NASDAQ Global Market under the symbol USAT.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR” beginning on or about July 8, 2009, until 4:00 p.m., New York City time, on July 31, 2009, the scheduled expiration date of this rights offering. As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock.  The warrants to be issued pursuant to this offering will be separately transferable following their issuance and through their expiration date of December 31, 2011, and we have been advised by NASDAQ that the warrants will be traded on the NASDAQ Global Market under the symbol “USATW” beginning on or about August 14, 2009, until 4:00 p.m., New York City time, on December 31, 2011. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the warrants. The common stock underlying the warrants, upon issuance, will also be traded on the NASDAQ Global Market under the symbol USAT.

Q:	How do I exercise my basic subscription right?

A:           You may exercise your basic subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of common stock are held in street name.  Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by American Stock Transfer & Trust Company, LLC, the subscription agent for this rights offering, by 5:00 p.m., New York City time, on or prior to the expiration date of the rights offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  We sometimes refer to American Stock Transfer & Trust Company, LLC in this prospectus as the subscription agent. American Stock Transfer & Trust Company, LLC is also the transfer agent and registrar for our common stock. All funds received by the subscription agent from the exercise of basic subscription rights or over-subscription rights that are not fulfilled will be returned to investors, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents  relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	How do I exercise my over-subscription right?

A:           In order to properly exercise your over-subscription right, you must:  (i) indicate on your subscription rights certificate that you submit with respect to the exercise of your basic subscription rights how many additional shares of our common stock you are willing to acquire pursuant to your over-subscription right and (ii) concurrently deliver full payment of the subscription price related to your over-subscription right exercise at the time you make payment for your basic subscription right exercise or follow the method described below under “The Rights Offering — Guaranteed Delivery Procedures”.  All funds received by the subscription agent from the exercise of over-subscription rights that are not fulfilled will be returned to investors, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own will substantially decrease, and your voting and other rights will be substantially diluted.  In addition, if you do not exercise your basic subscription right in full, you will not be entitled to exercise any of your over-subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:           You will retain your current number of shares of our common stock even if you do not exercise your basic subscription rights.  However, if you do not exercise your basic subscription right in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their subscription rights.

Q:	Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

A.             Yes.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription rights) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.  See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

Q:	When will the rights offering expire?

A:           The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on July 31, 2009, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any subscription rights not exercised at or before that time will expire without any payment to the holders of those unexercised subscription rights.  See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments, and Termination.”  The subscription agent must actually receive all required documents and payments before that time and date unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Q:	May I transfer or sell my subscription rights if I do not want to purchase my shares?

A:           Yes.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR” beginning on or about July 8, 2009, until 4:00 p.m., New York City time, on July 31, 2009, the scheduled expiration date of this rights offering. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights.

Q:	Will USA be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:           No.  There is no minimum subscription requirement to consummate the rights offering.

Q:	Are there risks in exercising my subscription rights?

A:           Yes.  The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our common stock) involves a high degree of risk.  Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q:	Can the board of directors cancel or terminate the rights offering?

A:           Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing holders of rights will be returned as soon as practicable, without interest.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:           No.  All exercises of subscription rights are irrevocable.  Once you send in your subscription rights certificate (or Notice of Guaranteed Delivery) and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our common stock is below the $2.50 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $2.50 per share.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A.           Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

A:           Beneficial owners of our shares whose shares are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares.  We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

Q:	What should I do if I want to participate in the rights offering, but I am a shareholder with a foreign address?

A:           Subscription rights certificates will not be mailed to foreign shareholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO).  If you are a foreign shareholder, you will be sent written notice of this offering.  The subscription agent will hold your subscription rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your subscription rights, and follow your instructions for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on July 28, 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, your subscription rights will expire worthless without any payment to you of those unexercised subscription rights.

Q:	Will I be charged a fee or a sales commission if I exercise my subscription rights?

A:           We will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price).  However, if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Q:	Is a recommendation to shareholders regarding the rights offering being made?

A:           No.  Neither we, our board of directors, the dealer-managers, the information agent nor the subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q:	How was the $2.50 per share subscription price established?

A:           The subscription price per share for the rights offering was set by our board of directors. The price per share established by our board of directors was taken from the range between 90% of the five-day volume weighted average price per share of our common stock, or VWAP, as of June 25, 2009 and 115% of the 20-day VWAP as of June 25, 2009. In determining the subscription price, our board of directors considered, among other things, our cash needs, the historical and current market price of our common stock, the fact that holders of subscription rights will have an over-subscription right, the terms and expenses of this offering relative to other alternatives for raising capital (including fees payable to the dealer-manager and our advisors), the size of this offering and the general condition of the securities market.  Based upon the factors described above, our board of directors determined that the subscription price per share represented an appropriate subscription price.

Q:	If I also own shares of USA Series A convertible preferred stock, will I receive subscription rights on those shares?

A:           No, unless you convert one or more shares of your series A convertible preferred stock into shares of our common stock before July 10, 2009, the record date for this rights offering.  If you elect to convert any or all of your shares of series A convertible preferred stock, you would no longer be entitled to dividends or other rights incident to the shares of series A convertible preferred stock that you converted.

Q:	What are the material U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:           A holder of common stock should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular consequences to you of the rights offering.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:           As of July 7, 2009, we had 15,424,839 shares of our common stock issued and outstanding which we do not expect to change by the record date.  The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering but will not exceed 6,000,000. Assuming that the maximum subscription proceeds of $15,000,000 are received by us in connection with this offering, we anticipate that we will have 21,424,839 shares of common stock outstanding after consummation of the rights offering, without giving effect to shares of common stock issuable upon the exercise or conversion of any outstanding securities including the warrants being issued in connection with this rights offering.

Q:	If I exercise my subscription rights, when will I receive shares of common stock and warrants purchased in the rights offering?

A:           If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any shares and warrants that you acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, stock certificates for all shares and warrants acquired will be mailed to such shareholders. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Q:	Who is the subscription agent for the rights offering and to whom should I send my forms and payment?

A:           The subscription agent is American Stock Transfer & Trust Company, LLC.  If your shares are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee.  If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:

By Mail/Overnight Carrier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

We will pay the fees and expenses of the Subscription Agent and have agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with the Offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	What should I do if I have other questions?

A:           If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).  You may also email our information agent at usatrights@mackenziepartners.com

In addition, William Blair & Company, L.L.C. and Maxim Group LLC will act as the dealer-managers for the rights offering. Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance and advice to our company in connection with this rights offering. We have agreed to pay the dealer-managers 3% of the gross proceeds of this offering in cash and 4% of the shares of our common stock sold in this offering in warrants priced at 110% of the subscription price. The warrants will not be redeemable. In accordance with FINRA Rule 5110 (g), the dealer-managers have agreed that for 180 days following the effective date of this offering, the dealer-managers will not sell, transfer, assign, pledge or hypothecate the warrants acquired by each of them, or subject such warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrants, except that such warrants may be transferred to any successor, manager or member of the applicable dealer-manager.  Under FINRA Rule 5110, such warrants are deemed to be an item of value. The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of our common stock for a period of three years after the closing date of this rights offering at our expense, and piggyback registration rights for a period of three years after the closing date of this rights offering at our expense. In addition, we have agreed to pay the dealer-managers a non-accountable cash expense allowance of 3% of the gross proceeds in this offering. We have also agreed to indemnify the dealer-managers and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. The dealer managers are not underwriting or placing any of the securities (including the subscription rights) issued in this offering and the dealer managers do not make any recommendation with respect to such securities.

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this rights offering.  Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights.  To understand this offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section and our audited consolidated financial statements and the accompanying notes.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

USA Technologies, Inc. was incorporated in the Commonwealth of Pennsylvania in January 1992.  The Company offers a suite of networked devices and associated wireless non-cash payment, control/access management, remote monitoring and data reporting services.  As a result of the acquisition of the assets of Bayview Technology Group, LLC (“Bayview”) in July 2003, our Company also manufactures and sells energy management products which reduce the power consumption of various equipment, such as refrigerated vending machines and glass front coolers, thus reducing the energy costs associated with operating this equipment.

As of March 31, 2009, the Company had approximately 48,000 distributed assets such as vending machines, kiosks, photocopiers, personal computers, and laundry equipment connected to its USALive® network.  During the quarter ended March 31, 2009, the Company processed approximately 5.7 million transactions totaling over $11.2 million.

Our Business

We design and market systems and solutions that facilitate electronic payment options for distributed assets such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment.  Historically, these distributed assets have relied on cash for payment in the form of coins or bills, whereas, our systems allow them to accept card-based payments such as through the use of a credit card. Our solutions are able to process credit, debit, and contactless / radio frequency identification (“RFID”) devices. Our proprietary POS solutions are some of the first to enable electronic micro-payments at unattended POS locations.  Our systems also remotely monitor, control and report on the results of distributed assets. Our solutions consist of POS electronic payment devices, proprietary operating systems, certified payment software, and advanced reporting and communication capabilities.

Our Market

We operate in the electronic payments industry and more specifically unattended POS markets that have traditionally relied on cash transactions. Our customers fall into the following categories:

•	large vending machine owners and/or operators;

•	business center operators, including hotels and audio visual companies;

•	commercial laundry operators servicing colleges, universities, and multi-family housing;

•	brand marketers wishing to provide their products or services via kiosks or vending machines; and

•
equipment manufacturers that desire to incorporate cashless payments, remote monitoring and reporting and control into their products, including consumer electronics, appliances, building control systems, factory equipment and computer peripherals.

Customers for our energy management products also include energy utility companies and operators of glass front coolers.

Corporate Information

Our principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.  Our telephone number is (610) 989-0340.  Our web site is www.usatech.com.  Information on our website is not incorporated in this prospectus and is not a part of this prospectus.

Summary of this Rights Offering

Securities Offered
We are distributing, at no charge, to the holders of our common stock as of 5:00 p.m., New York City time, on July 10, 2009, which we refer to as the record date, transferable subscription rights to subscribe for shares of our common stock and attached warrants to purchase shares of common stock.  We will distribute one right to the holder of record of every share of common stock that is held by the holder of record on the record date, or, in the case of shares held of record by brokers, dealers, custodian banks, or other nominees, as a beneficial owner of such shares. We are also distributing at no charge to two of our warrant holders who are entitled to participate in this rights offering pursuant to the terms of the warrants held  by them the transferable subscription rights distributed to our common shareholders. Each such warrant holder will receive one subscription right for each share of common stock into which the warrants are exercisable as of the record date. We anticipate that the total purchase price for the securities sold in this rights offering will be $15,000,000. No assurances can be given, however, as to the level of participation in this rights offering.

Basic Subscription Right
Each transferable subscription right entitles the holder (including holders of subscription rights acquired during the subscription period) to subscribe for one share of our common stock at the subscription price of $2.50 per share (calculated as described below in this summary under “— Subscription Price”) and to receive a warrant to purchase one additional share of our common stock at $2.75 or 110% of the subscription price for a period of two years following January 1, 2010, which we refer to as the basic subscription right.

If the basic subscription rights are exercised for an amount in excess of $15,000,000, the basic subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the basic subscription rights shall equal $15,000,000, and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Basic subscription rights may only be exercised for whole numbers of shares of our common stock and attached warrants; no fractional shares of common stock will be issued in this offering.  If the basic subscription rights are exercised for an amount in excess of $15,000,000, the number of shares of common stock each subscription rights holder may acquire will be rounded down to result in delivery of whole shares.

Over-Subscription Right
The subscription rights holders who fully exercise their basic subscription rights will be entitled, subject to limitations, to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right, at the same subscription price of $2.50 per share.  The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares and warrants for which such holder was otherwise entitled to subscribe.

After all basic subscription rights have been fulfilled, shares of our common stock that remain unsubscribed for, if any, will be allocated to fulfill those over-subscription rights that have been exercised. If the combination of basic subscription rights and over-subscription rights are exercised for an amount equal to or in excess of $15,000,000, then basic subscription rights will be fulfilled and any common stock that remains unsubscribed for will be allocated on a pro-rata basis to fulfill those over-subscription rights that have been exercised and the over-subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the basic subscription rights and over-subscription rights shall equal $15,000,000.  If the basic subscription rights are exercised for an amount equal to or in excess of $15,000,000, then no over-subscription rights will be fulfilled and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Over-subscription rights may only be exercised for whole numbers of shares of our common stock and attached warrants; no fractional shares of common stock will be issued in this offering.  The number of remaining shares of common stock each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.

Limitation on Purchase of
Common Stock
Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription rights) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.  See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

Record Date	5:00 p.m., New York City time, on July 10, 2009.

Commencement Date of
Subscription Period	July 13, 2009.

Expiration of the Rights
Offering
5:00 p.m., New York City time, on July 31, 2009, unless extended by us as described below in this summary under “—Extension, Cancellation and Amendment.”  Any subscription rights not exercised at or before the expiration date and time will have no value and expire without any payment to the holders of those unexercised subscription rights.  To exercise subscription rights, the subscription agent must actually receive all required documents and payments before the expiration date and time, provided that if you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Subscription Price
$2.50  per share of common stock and attached warrant, payable in immediately available funds. To be effective, any payment related to the exercise of the right must clear prior to the expiration of the rights offering.

Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred by us in connection with the rights offering, are intended to be used for general corporate purposes, including working capital and providing financing for purchasers of our e-Port cashless payment products participating in our Quick Start Program.

Transferability of Subscription
Rights	The subscription rights may be transferred or assigned during the subscription period.

●
If your shares are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your subscription rights by contacting your broker, custodian bank or other nominee through which you hold your common stock.

●
If you are a record holder of a subscription rights certificate, you may transfer your subscription rights through the subscription agent, in which case, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent.  The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on July 28, 2009, three business days prior to the scheduled July 31, 2009 expiration date.  You may also choose to sell your subscription rights through a broker, custodian bank or other nominee.

The deadline to sell your subscription rights is subject to extension if we extend the expiration date of this rights offering, as described below in this summary under “—Extension, Cancellation and Amendment.” We have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR” beginning on or about July 8, 2009, until 4:00 p.m., New York City time, on July 31, 2009, the scheduled expiration date of this rights offering.

Transferability of Warrants
The warrants to be issued pursuant to this offering will be separately transferable following their issuance and through their expiration on December 31, 2011, and we have been advised by NASDAQ that warrants will be traded on the NASDAQ Global Market under the symbol “USATW” beginning on or about August 14, 2009, until 4:00 p.m., New York City time, on December 31, 2011.

No Recommendation
Neither our board of directors nor the dealer-managers of this rights offering makes any recommendation to you about whether you should exercise, sell or let expire any of your subscription rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise, sell or let expire any of your subscription rights.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares of our common stock at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and this rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock and “The Rights Offering—Reason for the Rights Offering; Determination of Offering Price.”

No Minimum Subscription
Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Maximum Offering Size	Unless our board of directors waives the maximum offering amount, we will raise no more than $15,000,000 of subscription proceeds in this rights offering.

No Revocation
If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.  You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price.  Once you exercise your subscription rights, you cannot revoke the exercise of your subscription rights even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price.

Material U.S. Federal Income
Tax Considerations
A holder of common stock should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt, exercise or expiration of subscription rights in the rights offering.  However, if this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you. You should consult your own tax advisor as to the particular tax consequences to you of the receipt, exercise or expiration of the subscription rights in light of your particular circumstances.  For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Cancellation and
Amendment
Extension.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Cancellation.  We may cancel the rights offering at any time and for any reason prior to the expiration date.  Any cancellation of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the cancellation.  In the event that we cancel this rights offering, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Procedure for Exercising
Subscription Rights	To exercise your subscription rights, you must take the following steps:

●
If you are a registered holder of our common stock, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your basic subscription right and over-subscription right at the initial subscription price of $2.50 per share and properly completed subscription rights certificate before 5:00 p.m., New York City time, on July 31, 2009.  You may deliver the documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

●
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on July 31, 2009.

●
If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares.  We will ask your record holder to notify you of the rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

●
If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Foreign Stockholders
We will not mail subscription rights certificates to foreign shareholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office.  The subscription agent will hold the subscription rights certificates for such holder’s account.  To exercise subscription rights, stockholders with such addresses must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent
MacKenzie Partners, Inc. If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by e-mail to usatrights@mackenziepartners.com.

Dealer-Managers	William Blair & Company, L.L.C. and Maxim Group LLC

Shares Outstanding Before this
Rights Offering
15,424,839 shares of our common stock were outstanding as of July 7, 2009, the date of this prospectus (which excludes the warrants being issued as part of this offering and outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock).

Shares Outstanding after
Completion of this
Rights Offering
Up to 21,424,839 shares of our common stock will be outstanding, assuming the maximum offering amount is subscribed for pursuant to this rights offering.  These amounts exclude the warrants being issued as part of this offering and outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock.

Risk Factors
Investing in our common stock involves a high degree of risk.  Shareholders considering making an investment in our common stock should carefully read the section entitled “Risk Factors” and all other information included in this prospectus in its entirety.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering, including the fees and certain out-of-pocket expenses of the dealer-managers.

Trading Symbols
Common Stock.  Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this rights offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.

Subscription Rights.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR” beginning on or about July 8, 2009, until 4:00 p.m., New York City time, on July 31, 2009, the scheduled expiration date of this rights offering.

Warrants.  The warrants to be issued pursuant to this offering will be separately transferable upon issuance and through their expiration date of December 31, 2011, and we have been advised by NASDAQ that warrants will be traded on the NASDAQ Global Market under the symbol “USATW” beginning on or about August 14, 2009, until 4:00 p.m., New York City time, on December 31, 2011.

Distribution Arrangements
William Blair & Company, L.L.C. and Maxim Group LLC will act as dealer-managers for this rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-managers will provide marketing assistance in connection with this offering.  We have agreed to pay the dealer-managers certain fees for acting as dealer-manager and to reimburse the dealer-managers for their reasonable expenses incurred in connection with this offering.  The dealer-managers are not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and do not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants.  The dealer-managers will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence by the dealer-managers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding, among other things, the anticipated financial and operating results of the Company.  For this purpose, forward-looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate,” “could,” “should,” “would,” “likely,” “may,” “will,”  “plan,” “intend,” “believes,” “expects,” “anticipates,” “projected,” or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  Important factors that could cause the Company’s actual results to differ materially from those projected, include, for example:

•	general economic, market or business conditions;

•	the ability of the Company to generate sufficient sales to generate operating profits, or to sell products at a profit;

•	the ability of the Company to raise funds in the future through sales of securities;

•	whether the Company is able to enter into binding agreements with third parties to assist in product or network development;

•	the ability of the Company to commercialize its developmental products, or if actually commercialized, to obtain commercial acceptance thereof;

•	the ability of the Company to compete with its competitors to obtain market share;

•	the ability of the Company to obtain sufficient funds through operations or otherwise to repay its debt obligations, or to fund development and marketing of its products;

•	the ability of the Company to obtain approval of its pending patent applications;

•	the ability of the Company to satisfy its trade obligations included in accounts payable and accrued liabilities;

•
the ability of the Company to predict or estimate its future quarterly or annual revenues and expenses given the developing and unpredictable market for its products and the lack of established revenues;

•	the ability of the Company to retain key customers from whom a significant portion of its revenues is derived;

•	the ability of a key customer to reduce or delay purchasing products from the Company; and

•
as a result of the slowdown in the economy and/or the tightening of the capital and credit markets, our customers may modify, delay or cancel plans to purchase our products or services, and suppliers may increase their prices, reduce their output or change their terms of sale.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the “Risk Factors” section of this prospectus.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included in this prospectus. The risks described below are not the only risks involved in an investment in our common stock. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to the Rights Offering

Your interest in the Company may be diluted as a result of this rights offering.

Shareholders who do not fully exercise their subscription rights should expect that they will, at the completion of this offering, own a smaller proportional interest in the Company than would otherwise be the case had they fully exercised their basic subscription and over-subscription rights. Further, the shares issuable upon the exercise of the warrants to be earned pursuant to this rights offering will dilute the ownership interest of shareholders not participating in this offering or holders of warrants issued pursuant to this offering who have not exercised them.

Completion of this rights offering is not subject to us raising a minimum offering amount.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital.

This rights offering may cause the trading price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this rights offering.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price.  We cannot predict the effect, if any, that the availability of shares for future sale, represented by the warrants issued in connection with the rights offering, will have on the market price of our common stock from time to time. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights or the related warrants choose to sell some or all of the shares underlying the subscription rights or the related warrants, the resulting sales could depress the market price of our common stock.  Following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.  The market price of our shares of common stock may decline prior to the expiration of this offering or a subscribing rights holder may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.  Until shares of our common stock are delivered upon expiration of the rights offering, you will not be able to sell or transfer the shares of our common stock that you purchase in the rights offering. Any such delivery will occur as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies as soon as practicable.

We may decide, in our sole discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If this offering is cancelled or terminated, we will have no obligation with respect to subscription rights that have been exercised except to return as soon as practicable, without interest, the subscription payments deposited with the subscription agent.  If we terminate this offering and you have not exercised any subscription rights, such subscription rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially.  The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results and cash flow;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic and market conditions and trends;

•	competitive factors;

•	announcement of technological innovations that affect our products, customers, competitors or markets,

•	availability for resale of our shares issuable upon exercise of the warrants and options and preferred stock convertible into shares of our common stock;

•	loss of key supplier or customer relationships; or

•	departures of key personnel.

Additionally, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the trading price and market value of our common stock.

We cannot assure you that the trading price of our common stock will not decline after you elect to exercise your subscription rights.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss.  Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.  Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering.  Certificates representing shares of our common stock purchased will be delivered as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.. We will not pay you interest on funds delivered to the subscription agent pursuant to your exercise of subscription rights.

Because we do not have any formal commitments from any of our stockholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than we currently anticipate.

We do not have any formal commitments from any of our stockholders to participate in the rights offering, and we cannot assure you that any of our stockholders will exercise all or any part of their basic subscription right or their over-subscription right. If our stockholders and third parties that may acquire subscription rights subscribe for fewer shares of our common stock than we currently anticipate, the net proceeds we receive from the rights offering could be significantly lower than we currently expect.

The subscription price determined for this offering is not an indication of the fair value of our common stock.

In determining the subscription price, our board of directors considered a number of factors, including, but not limited to, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings by other public companies. The subscription price of $2.50 per share of common stock and attached warrant does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the fair value of our common stock.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering for general corporate purposes, including working capital and providing financing for purchasers of our e-Port cashless payment products participating in our Quick Start Program, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Holders of subscription rights who desire to purchase shares of our common stock and attached warrants in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures as described below.  If you are a beneficial owner of shares of common stock and you wish to exercise your subscription rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the subscription rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures as described below.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the shares for which you subscribe.

If subscription rights holders exercise basic subscription rights of more than $15,000,000, then the total number of exercised basic subscription rights to be fulfilled by the Company shall be limited to $15,000,000, and exercised basic subscription rights will be reduced on a pro-rata basis based on the number of shares subscribed for by each subscribing holder as part of their basic subscription rights, subject to adjustment to eliminate fractional shares. If the pro rated amount of shares allocated to you in connection with your basic subscription rights is less than your basic subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you as soon as practicable, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional amount of shares equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  Over-subscription rights will only be honored if and to the extent that basic subscription rights have been exercised for less than $15,000,000. Over-subscription rights will be allocated pro-rata among subscription rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed.  You may not receive any or all of the amount of shares for which you over-subscribed.  If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you. Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription rights) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering. If the amount of shares allocated to you is less than your subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares and warrants to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.  If you choose to exercise your subscription rights, in whole or in part, and to pay for shares and warrants by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares and warrants you wish to purchase.

The receipt of subscription rights may be treated as a taxable distribution to you.

The distribution of the subscription rights in this rights offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the IRS, or the courts, however.  If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

No prior market exists for the subscription rights.

Although we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights. While the dealer-managers have indicated to us that they intend to make a market in the subscription rights, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Subject to certain earlier deadlines described under “The Rights Offering—Methods for Transferring and Selling Subscription Rights—Sales of Subscription Rights Through the Subscription Agent,” the subscription rights are transferable until 4:00 p.m., New York City time, on July 31, 2009, the expiration date of this rights offering, at which time they will be no longer transferable. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on July 28, 2009, three business days prior to the scheduled July 31, 2009 expiration date. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will be void and no longer exercisable unless you use the guaranteed delivery procedures described below.

Absence of a public trading market for the warrants may limit the ability of a purchaser to resell the warrants.

There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed.  We have been advised by NASDAQ that warrants will be traded on the NASDAQ Global Market under the symbol “USATW.” But there can be no assurance that a market will develop for the warrants.  Even if a market for the warrants does develop, the price of the warrants may fluctuate and liquidity may be limited. If a market for the warrants does not develop, then purchasers of the warrants may be unable to resell the warrants or sell them only at an unfavorable price for an extended period of time, if at all. Future trading prices of the warrants will depend on many factors, including:

•   our operating performance and financial condition;

•   our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the warrants and the common stock issuable upon exercise of the warrants;

•   the interest of securities dealers in making a market; and

•   the market for similar securities.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this offering become exercisable on January 1, 2010 and will expire two years thereafter, or on December 31, 2011.  We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of these warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

The dealer-managers are not underwriting, nor acting as placement agents of, the subscription rights or the securities underlying the subscription rights.

William Blair & Company, L.L.C. and Maxim Group LLC will act as dealer-managers for this rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-managers will provide marketing assistance in connection with this offering. The dealer-managers are not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and do not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants. The dealer-managers will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence by the dealer-managers.  The services of the dealer-managers to us in this connection cannot be construed as any assurance that this offering will be successful.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited.

As of June 30, 2008, we had net operating loss carryforwards (NOLs) for federal income tax purposes of approximately $141,446,000. We generally are able to carry NOLs forward to reduce taxable income in future years. These NOLs expire through approximately 2028. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, five (5%) percent or more of our common stock or are otherwise treated as five (5%) percent stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service (4.28% as of June 2009). Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

The rules of Section 382 are complex and subject to varying interpretations. Because of our numerous capital raises, which have included the issuance of various classes of convertible securities and warrants,  uncertainty exists as to whether we may have undergone an ownership change in the past or will undergo one as a result of the rights offering. Even if the rights offering does not cause an ownership change, it may increase the likelihood that we may undergo an ownership change in the future. Based on our recent stock prices, we believe any ownership change would severely limit our ability to utilize the NOLs. Accordingly, no assurance can be given that our NOLs will be fully available. As a result, we could pay taxes earlier and in larger amounts than would be the case if the NOLs were available to reduce the federal income taxes without restriction.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Risks Relating to Our Business

We have a history of losses since inception and if we continue to incur losses the price of our shares can be expected to fall.

We have experienced losses since inception.  We expect to continue to incur losses for the foreseeable future as we expend substantial resources on sales, marketing, and research and development of our products.  From our inception through March 31, 2009, our cumulative losses from operations are approximately $173 million.  For our fiscal years ended June 30, 2008, 2007 and 2006, we have incurred net losses of $16,417,893, $17,782,458, $14,847,076, respectively, and a net loss of $10,813,481 during the nine months ended March 31, 2009.  If we continue to incur losses, the price of our common stock can be expected to fall.

Our existence and ability to continue as a going concern are dependent on our ability to raise capital that may not be available.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate sufficient revenues to cover our expenses.  From inception, we have operated at a loss and have failed to generate cash from our operating activities.  For example, for the fiscal year ended June 30, 2008 we generated a net loss of $16,417,893 and used cash in our operating activities in the amount of $13,594,054, and for the nine month period ended March 31, 2009 we generated a net loss of $10,813,481 and used cash in our operating activities of $7,090,941.  We historically have generated funds to support our operations primarily through the sale of securities. There can be no assurances that the funds we raise in this offering, together with our current cash balances, will be sufficient to fund our ongoing operations in the event that we do not begin to generate cash from our operations in the reasonably foreseeable future.  In such event, we may seek to raise funds to support our operating activities through sales of our debt or equity securities.  However, we cannot assure you that any such future offering of our debt or equity securities will be successful.   Our failure to begin generating cash from our operations, or to obtain sufficient funding from third parties in the amounts and at the times when needed, may affect our ability to continue as a going concern and you may lose all or a portion of your investment.

Our products may fail to gain widespread market acceptance.  As a result, we may not generate sufficient revenues or profit margins to become successful.

There can be no assurances that demand for our products will be sufficient to enable us to generate sufficient revenue or become profitable.  Likewise, no assurance can be given that we will be able to install the e-Ports® at enough locations or sell equipment utilizing our network or our energy management products to enough locations to achieve significant revenues or that our operations can be conducted profitably.  Alternatively, the locations which would utilize the network may not be successful locations and our revenues would be adversely affected.  We may in the future lose locations utilizing our products to competitors, or may not be able to install our products at competitors’ locations.  In addition, there can be no assurance that our products could evolve or be improved to meet the future needs of the market place.

We may be required to incur further debt to meet future capital requirements of our business.  Should we be required to incur additional debt, the restrictions imposed by the terms of our debt could adversely affect our financial condition and our ability to respond to changes in our business.

If we incur additional debt, we may be subject to the following risks:

•	our vulnerability to adverse economic conditions and competitive pressures may be heightened;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited;

•	we may be sensitive to fluctuations in interest rates if any of our debt obligations are subject to variable interest rates; and

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.  In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us.

Current conditions in the global financial markets and the distressed economy may materially adversely affect our business, results of operations and ability to raise capital.

Our business and results of operations may be materially affected by conditions in the financial markets and the economy generally. The stress being experienced by global financial markets that began in late 2007 continued and substantially increased during 2008 and into 2009. The volatility and disruption in the financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and severe recession. These events and the continuing market upheavals may have an adverse effect on us, our suppliers and our customers. The demand for our products could be adversely affected in an economic downturn and our revenues may decline under such circumstances.

Furthermore, the fixed-income markets are experiencing a period of both extreme volatility and limited market liquidity, which has affected a broad range of asset classes and sectors. Equity markets have also been experiencing heightened volatility.  We rely on the credit and equity markets for funding our business by issuing debt and equity securities.  We may find it difficult, or we may not be able, to access the credit or equity markets, or we may experience higher funding costs as a result of the current adverse market conditions.  Continued instability in these markets may limit our ability to access the capital we require to fund and grow our business.

The loss of one or more of our key customers could significantly reduce our revenues and profits.

We have derived, and believe we may continue to derive, a significant portion of our revenues from a limited number of large customers.  Approximately 68% and 41% of the Company’s accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two and two customers each year, respectively, and 54% as of March 31, 2009 were concentrated with two customers.  Approximately 59%, 40% and 29% of the Company’s revenues for the years ended June 30, 2008, 2007 and 2006, respectively, were concentrated with two (35% with one customer and 24% with another customer), one, and two (19% with one customer and 10% with another customer) customer(s), respectively.  Approximately 13% and 64% of the Company’s revenues for the nine months ended March 31, 2009 and 2008, respectively, were concentrated with one and two customers (39% with one customer and 25% with another customer).  Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles.  A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.  If any of our large customers significantly reduce or delay purchases from us or if we are required to sell products to them at reduced prices or unfavorable terms, our results of operations and revenue could be materially adversely affected.

We depend on our key personnel and if they would leave us, our business could be adversely affected.

We are dependent on key management personnel, particularly the Chairman and Chief Executive Officer, George R. Jensen, Jr. The loss of services of Mr. Jensen or other executive officers would dramatically affect our business prospects.  Certain of our employees are particularly valuable to us because:

•	they have specialized knowledge about our company and operations;

•	they have specialized skills that are important to our operations; or

•	they would be particularly difficult to replace.

We have entered into an employment agreement with Mr. Jensen that expires on June 30, 2011.  We have also entered into employment agreements with other executive officers, each of which contain confidentiality and non-compete agreements.  We have obtained a key man life insurance policy in the amount of $1,000,000 on Mr. Jensen and a key man life insurance policy in the amount of $1,000,000 on our President, Stephen P. Herbert.  We do not have and do not intend to obtain key man life insurance coverage on any of our other executive officers.  As a result, we are exposed to the costs associated with the death of these key employees.

We also may be unable to retain other existing senior management, sales personnel and development and engineering personnel critical to our ability to execute our business plan, which could result in harm to key customer relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

Our dependence on proprietary technology and limited ability to protect our intellectual property may adversely affect our ability to compete.

Challenge to our ownership of our intellectual property could materially damage our business prospects.  Our technology may infringe upon the proprietary rights of others.  Our ability to execute our business plan is dependent, in part, on our ability to obtain patent protection for our proprietary products, maintain trade secret protection and operate without infringing the proprietary rights of others.

As of the date of this prospectus, we have 26 pending patent applications, and intend to file applications for additional patents covering our future products, although there can be no assurance that we will do so.  In addition, there can be no assurance that we will maintain or prosecute these applications.  The United States Government and other countries have granted us 69 patents as of the date of this prospectus.  There can be no assurance that:

•	any of the remaining patent applications will be granted to us;

•	we will develop additional products that are patentable or do not infringe the patents of others;

•	any patents issued to us will provide us with any competitive advantages or adequate protection for our products;

•	any patents issued to us will not be challenged, invalidated or circumvented by others; or

•	any of our products would not infringe the patents of others.

If any of the products are found to have infringed any patent, there can be no assurance that we will be able to obtain licenses to continue to manufacture and license such product or that we will not have to pay damages as a result of such infringement.  Even if a patent application is granted for any of our products, there can be no assurance that the patented technology will be a commercial success or result in any profits to us.

If we are unable to adequately protect our proprietary technology, third parties may be able to compete more effectively against us, which could result in the loss of customers and our business being adversely affected.  Patent and proprietary rights litigation entails substantial legal and other costs, and diverts company resources as well as the attention of our management.  There can be no assurance we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation.

Competition from others with greater resources could prevent the Company from increasing revenue and achieving profitability.

Competition from other companies that are well established and have substantially greater resources may reduce our profitability or reduce our business opportunities.  Many of our competitors have established reputations for success in the development, sale and service of high quality products.  We face competition from the following groups:

•
companies offering automated, credit card activated control systems in connection with facsimile machines, personal computers, debit card purchase/revalue stations, and use of the Internet and e-mail which directly compete with our products;

•
companies which have developed unattended, credit card activated control systems currently used in connection with public telephones, prepaid telephone cards, gasoline dispensing machines, or vending machines and are capable of developing control systems in direct competition with the Company; and

•
businesses which provide access to the Internet and personal computers to hotel guests.  Although these services are not credit card activated, such services would compete with the Company’s Business Express®.

In addition, it is also possible that a company not currently engaged in any of the businesses described above could develop services and products that compete with our services and products.  Competition may result in lower profit margins on our products or may reduce potential profits or result in a loss of some or all of our customer base.  To the extent that our competitors are able to offer more attractive technology, our ability to compete could be adversely affected.

The termination of any of our relationships with third parties upon whom we rely for supplies and services that are critical to our products could adversely affect our business and delay achievement of our business plan.

We depend on arrangements with third parties for a variety of component parts used in our products.  We have contracted with various suppliers to assist us to develop and manufacture our e-Port® products and with various suppliers to manufacture our Energy Miser® products.  For other components, we do not have supply contracts with any of our third-party suppliers and we purchase components as needed from time to time.  We have contracted with DBSi to host our network in a secure, 24/7 environment to ensure the reliability of our network services.  We also have contracted with multiple land-based telecommunications providers to ensure the reliability of our land-based network.  If these business relationships are terminated, the implementation of our business plan may be delayed until an alternative supplier or service provider can be retained.  If we are unable to find another source or one that is comparable, the content and quality of our products could suffer and our business, operating results and financial condition could be harmed.

A disruption in the manufacturing capabilities of our third-party manufacturers, suppliers or distributors would negatively impact our ability to meet customer requirements.

We depend upon third-party manufacturers, suppliers and distributors to deliver components free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules.  Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our manufacturing capability or our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers.  Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and a qualified replacement manufacturer or supplier could take several months.  In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs.  Disruption of the manufacture or supply of our products and components, or a third-party manufacturer’s or supplier’s failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

Our reliance on our wireless telecommunication service provider exposes us to a number of risks over which we have no control, including risks with respect to increased prices and termination of essential services.

The operation of our wirelessly networked devices depends upon the capacity, reliability and security of services provided to us by our wireless telecommunication services provider, AT&T Mobility.  We have no control over the operation, quality or maintenance of these services or whether the vendor will improve its services or continue to provide services that are essential to our business.  In addition, our wireless telecommunication services provider may increase its prices at which it provides services, which would increase our costs.  If our wireless telecommunication services provider were to cease to provide essential services or to significantly increase its prices, we could be required to find alternative vendors for these services.  With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could lead to slowdowns or failures of our network.  In addition, we may have to replace our existing e-Port® devices that are already installed in the marketplace.  This could significantly harm our reputation and could cause us to lose customers and revenues.

Our products may contain defects that may be difficult or even impossible to correct, which could result in lost sales, additional costs and customer erosion.

We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct.  The existence of defects and delays in correcting them could result in negative consequences, including the following:

•	delays in shipping products;

•	cancellation of orders;

•	additional warranty expense;

•	delays in the collection of receivables;

•	product returns;

•	the loss of market acceptance of our products;

•	diversion of research and development resources from new product development; and

•	inventory write-downs.

Even though we test all of our products, defects may continue to be identified after products are shipped.  In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs.  Correcting defects can be a time-consuming and difficult task.  Software errors may take several months to correct, and hardware errors may take even longer.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.

Managing the proper inventory levels for components and finished products is challenging.  In formulating our product offerings, we have focused our efforts on providing our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products.  This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	responding to customer requests for short lead-time delivery schedules;

•	failure of customers to take delivery of ordered products; and

•	product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operation and financial condition.

We may not be able to adapt to changing technology and our customers’ technology needs.

We face rapidly changing technology and frequent new service offerings by competitors that can render existing services obsolete or unmarketable.  Our future depends, in part, on our ability to enhance existing services and to develop, introduce and market, on a timely and cost effective basis, new services that keep pace with technological developments and customer requirements.  Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends.  When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products.  Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls.  Beginning in our fiscal year ending June 30, 2009, our independent registered public accounting firm must attest to, and report on, management’s assessment of internal controls.  There can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, and our ability to obtain equity or debt financing could suffer.

Security is vital to our customers and therefore breaches in the security of transactions involving our products or services could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to purchasers and end-users of our products.  We incorporate security features, such as encryption software and secure hardware, into our products to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data.  Our products may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications or the hardware platform.  Security vulnerabilities could jeopardize the security of information transmitted or stored using our products.  In general, liability associated with security breaches of a certified electronic payment system belongs to the institution that acquires the financial transaction.  In addition, we have not experienced any material security breaches affecting our business.  However, if the security of the information in our products is compromised, our reputation and marketplace acceptance of our products will be adversely affected, which would adversely affect our results of operations, and subject us to potential liability. If our security applications are breached and sensitive data is lost or stolen, we could incur significant costs to not only assess and repair any damage to our systems, but also to reimburse customers for losses that occur from the fraudulent use of the data. We may also be subject to fines and penalties from the credit card associations in the event of the loss of confidential card information. Adverse publicity raising concerns about the safety or privacy of electronic transactions, or widely reported breaches of our or another provider's security, have the potential to undermine consumer confidence in the technology and could have a materially adverse effect on our business.

Our products and services may be vulnerable to security breach.

Credit card issuers have promulgated credit card security guidelines as part of their ongoing efforts to battle identity theft and credit card fraud. We continue to work with credit card issuers to assure that our products and services comply with these rules.  There can be no assurances, however, that our products and services are invulnerable to unauthorized access or hacking.  When there is unauthorized access to credit card data that results in financial loss, there is the potential that parties could seek damages from us.

If we fail to adhere to the standards of the Visa and Mastercard credit card associations, our registrations with these associations could be terminated and we could be required to stop providing payment processing services for Visa and Mastercard.

A large portion of all of the transactions we process involve Visa or MasterCard. If we fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate our registration with them. The termination of our registration with them or any changes in the Visa or MasterCard rules that would impair our registration with them could require us to stop providing payment processing services.

We rely on other card payment processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with other large payment processing organizations, primarily Elavon, Inc., to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. Many of these organizations and service providers are our competitors and are subject to termination by them.

The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

We are subject to laws and regulations that affect the products, services and markets in which we operate.  Failure by us to comply with these laws or regulations would have an adverse effect on our business, financial condition, or results of operations.

We are, among other things, subject to banking regulations and credit card association regulations.  Failure to comply with these regulations may result in the suspension or revocation of our business, the limitation, suspension or termination of service, and/or the imposition of fines that could have an adverse effect on our financial condition.  Additionally, changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us or our product offerings.  The payment processing industry may become subject to regulation as a result of recent data security breaches that have exposed consumer data to potential fraud.  To the extent this occurs, we could be subject to additional technical, contractual or other requirements as a condition of our continuing to conduct our payment processing business.  These requirements could cause us to incur additional costs, which could be significant, or to lose revenues to the extent we do not comply with these requirements.

Risks Related to Our Common Stock

We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

The holders of our common stock and series A convertible preferred stock are entitled to receive dividends when, and if, declared by our board of directors.  Our board of directors does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business.  To date, we have not paid any cash dividends on our common stock or our series A convertible preferred stock and there can be no assurance that cash dividends will ever be paid on our common stock.

In addition, our articles of incorporation prohibit the declaration of any dividends on our common stock unless and until all unpaid and accumulated dividends on the series A convertible preferred stock have been declared and paid.  Through the date hereof, the unpaid and cumulative dividends on the series A convertible preferred stock is $10,348,607.  The unpaid and cumulative dividends on the series A convertible preferred stock are convertible into shares of our common stock at the rate of $1,000 per share at the option of the shareholder.  During the years ended June 30, 2008, 2007 and 2006, and the nine months ended March 31, 2009, certain holders of the series A convertible preferred stock converted 0, 1,150, 1,200, and 0, respectively, into 0, 11, 12, and 0 shares of our common stock, respectively.  Certain of these shareholders also converted cumulative preferred dividends of $0, $15,000, $18,320, and $0, respectively, into 0, 15, 18, and 0 shares of our common stock during the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 respectively.

We may issue additional shares of our common stock, which could depress the market price of our common stock and dilute your ownership.

As of March 31, 2009, we had issued and outstanding options to purchase 160,375 shares of our common stock and warrants to purchase 3,030,863 shares.  The shares underlying none of these options, and 903,955 of these warrants have been registered and may be freely sold.  Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock.  In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our common stock, including those pursuant to the warrants subject to this offering,  or securities convertible into our common stock could be substantially dilutive to holders of our common stock if they do not invest in future offerings.

The limited prior public market and trading market may cause possible volatility in our stock price.

The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	announcements of new contracts or service offerings by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	demand for our services and products;

•	shares being sold pursuant to Rule 144 or upon exercise of warrants; and

•	general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The substantial market overhang of our shares will tend to depress the market price of our shares.

The substantial number of our shares currently eligible for sale in the open market will tend to depress the market price of our shares.  As of March 31, 2009, these shares consisted of the following:

•	15,336,722 shares of common stock

•	510,270 shares of series A convertible preferred stock

•	10,349 shares issuable upon conversion of the accrued and unpaid dividends on the series A convertible preferred stock

•	903,955 shares underlying common stock warrants

•	147,047 shares issuable under our 2008 Stock Incentive Plan.

Director and officer liability is limited.

As permitted by Pennsylvania law, our by-laws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances.  As a result of our by-law provisions and Pennsylvania law, shareholders may have limited rights to recover against directors for breach of fiduciary duty.  In addition, our by-laws and indemnification agreements entered into by the Company with each of the officers and directors provide that we shall indemnify our directors and officers to the fullest extent permitted by law.

Our publicly-filed reports are reviewed by the SEC from time to time and any significant changes required as a result of any such review may result in material liability to us, and have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements and to enhance the overall effectiveness of companies’ public filings, and comprehensive reviews of such reports are now required at least every three years under the Sarbanes-Oxley Act of 2002.  SEC reviews may be initiated at any time.  While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply in all material respects with the published SEC rules and regulations, we could be required to modify or reformulate information contained in prior filings as a result of an SEC review.  Any modification or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing, at no charge to the holders of our common stock as of  July 10, 2009, the record date, and at no charge to two of our warrant holders who are entitled to participate in this rights offering pursuant to the terms of the warrants held by such warrant holders, transferable subscription rights to subscribe for shares of our common stock and attached warrants to purchase additional shares of our common stock.  Record date shareholders will receive one transferable subscription right for every share of our common stock owned on the record date, or an aggregate of 15,424,839 rights, and our two warrant holders entitled to participate in this offering will receive one transferable subscription right for every share of our common stock into which the warrants were exercisable on the record date, or an aggregate of  2,403,955 rights. Pursuant to the terms of the offering, the rights can only be exercised for a maximum of $15,000,000 of subscription proceeds.

Each transferable subscription right entitles the holder (including holders of subscription rights acquired during the subscription period) to subscribe for one share of our common stock at the subscription price of $2.50 per share and to receive a warrant to purchase one additional share of our common stock at $2.75 or 110% of the subscription price for a period of two years following January 1, 2010, which we refer to as the basic subscription right.

In addition subscription rights holders who fully exercise their basic subscription rights will be entitled, subject to limitations, to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right, at the same subscription price of $2.50 per share.  The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares and warrants for which such holder was otherwise entitled to subscribe. If the basic subscription rights are exercised for an amount equal to or in excess of $15,000,000, then no over-subscription rights will be fulfilled and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  If the basic subscription rights are exercised for an amount in excess of $15,000,000, the basic subscription rights that have been exercised will be reduced on a pro-rata basis, subject to adjustment to eliminate fractional shares, so that the total exercise price of the basic subscription rights shall equal $15,000,000, and any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. Subscription rights may only be exercised for whole numbers of shares of our common stock and attached warrants; no fractional shares of common stock will be issued in this offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 31, 2009, which date we refer to as the expiration date.  We may extend the expiration date for up to an additional 30 trading days in our sole discretion.

To exercise subscription rights, holders must return the properly completed subscription rights certificate and any other required documents along with full payment of the subscription price for all shares for which subscriptions are exercised by the expiration date, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  Any subscription rights not exercised by the expiration date will expire worthless without any payment to the holders of those unexercised subscription rights.

There is no minimum subscription amount required for consummation of this rights offering.  Unless the maximum offering amount is waived by USA Technologies, Inc.’s board of directors, we will raise no more than $15,000,000 in this rights offering. Our board of directors may cancel, modify, or amend this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Our common stock is quoted on the NASDAQ Global Market under the symbol “USAT.”  The shares of common stock issued in this rights offering and pursuant to the terms of the warrants will also be quoted on the NASDAQ Global Market under the same symbol.  The last reported sale price of our common stock on July 6, 2009 was $2.81 per share.  The subscription rights are transferable during the course of the subscription period, and we have been advised by NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR.” The warrants to be issued pursuant to this offering are separately transferable following their issuance and through their expiration on December 31, 2011, and we have been advised by NASDAQ that the warrants will be traded on the NASDAQ Global Market under the symbol “USATW.”

For purposes of determining the number of shares of our common stock and attached warrants a subscription rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the subscription rights that are issued to Cede or the other depository or nominee on their behalf.

Our Participating Warrant Holders

The terms and conditions of the warrants held by two of our warrant holders entitle each of them to participate in this subscription rights offering. None of our other warrant holders are entitled to participate in this offering.

On March 14, 2007, the Company entered into a Securities Purchase Agreement with S.A.C. Capital Associates, LLC ("S.A.C.").  Pursuant thereto, the Company sold to S.A.C. shares of common stock for an aggregate purchase price of $10,000,002 and also issued warrants to S.A.C. to purchase up to 833,333 shares of common stock at an exercise price of $6.40 per share. On October 1, 2008, and pursuant to the terms of the warrant, the number of shares underlying the warrant was automatically increased to 903,955 and the exercise price of the warrant was automatically decreased to $5.90 per share. The warrants are exercisable at any time prior to September 14, 2013. As of the record date of this rights offering, S.A.C. has not exercised any of the warrants. The warrants provide that S.A.C. is entitled to participate in this rights offering as if each of the warrants had been exercised by S.A.C. on the record date of this subscription offering. As a result, S.A.C. is receiving an aggregate of 903,955 subscription rights in connection with this rights offering.

Pursuant to the Joint Marketing and Referral Agreement dated October 1, 2008 between us and First Data Merchant Services Corporation, or First Data, a wholly-owned subsidiary of First Data Corporation, we issued to First Data performance-based warrants to purchase up to 1,500,000 shares of our common stock. Of such warrants, 500,000 are exercisable at $5.25 per share at any time through October 1, 2010, and 1,000,000 are exercisable at $6.00 per share at any time through October 1, 2011. As of the record date of this rights offering, none of these warrants have been exercised. The Joint Marketing and Referral Agreement provides that First Data is entitled to participate in this rights offering as if each of the warrants had been exercised by First Data on the record date of this rights offering. As a result, First Data is receiving an aggregate of 1,500,000 subscription rights in connection with this rights offering.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a subscription rights holder must:  (i) indicate on its subscription rights certificate that it submits with respect to the exercise of the subscription rights issued to it how many additional shares it is willing to acquire pursuant to its over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.

If there are sufficient remaining shares, all over-subscription requests will be honored in full.  If requests for shares pursuant to the over-subscription right exceed the remaining shares available, the available remaining shares will be allocated pro rata among subscription rights holders who over-subscribe based on the number of over-subscription shares to which they subscribe.  The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.  The allocation process will assure that the total number of remaining shares available for over-subscriptions is distributed on a pro rata basis.  The formula to be used in allocating the available excess shares is as follows:

Number of Over-Subscription Shares Subscribed to by Exercising Subscription Rights Holder
	X	Shares Available for Subscription Rights Holders Exercising Their Over-Subscription Right
Total Number of Over-Subscription Shares Available for Subscription Rights Holders Exercising Their Over-Subscription Right

Subscription rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the basic and over-subscription right.  If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.  We will deliver certificates representing your shares of our common stock and warrants or credit your account at your nominee holder with shares of our common stock and warrants that you purchased pursuant to your basic and over-subscription right as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

Brokers, dealers, custodian banks, trust companies and other nominee holders of subscription rights will be required to certify to the subscription agent, before any over-subscription right may be exercised with respect to any particular beneficial owner, as to the aggregate number of subscription rights exercised pursuant to the basic subscription right and the number of shares subscribed for pursuant to the over-subscription right by such beneficial owner.

We will not offer or sell in connection with this offering any shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Pro Rata Allocation if Insufficient Shares are Available for Issuance

If we receive a sufficient number of subscriptions, the aggregate dollar amount of the exercises could exceed the maximum dollar amount of this offering.  In each case, we would reduce on a pro rata basis, the number of subscriptions we accept so that the gross proceeds of this offering will not exceed the maximum dollar amount of this offering.  In the event of any pro rata reduction, we would first reduce over-subscriptions prior to reducing basic subscriptions.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions.  You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on July 31, 2009, the expiration date of the rights offering, unless extended.  Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we extend the expiration date, you will have at least ten trading days during which to exercise your subscription rights.  Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Any subscription rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised subscription rights.  Except as provided below under “— Guaranteed Delivery Procedures”, we will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Termination; Cancellation.  We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of this offering will be followed as promptly as practicable by an announcement of the cancelation or termination and any money received form subscribing rights holders will be returned as soon as practicable, without interest.

Amendment.  We reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Waiver of Maximum Offering Amount

We may waive the maximum offering amount in our sole discretion.  If we elect to waive the maximum offering amount, we will issue a press release announcing such waiver no later than 9:00 a.m., New York City time, on the next business day after the maximum offering amount has been subscribed.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription rights) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of twenty percent (20%) of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for general corporate purposes, including working capital and providing financing for purchases of our e-Port cashless payment products participating in our Quick Start Program (see “Use of Proceeds”).  Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the $15,000,000 in additional capital, before expenses, that may be generated by the sale of shares of our common stock and attached warrants pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The subscription price per share for the rights offering was set by our board of directors based on a range between 90% of the five-day volume weighted average price per share of our common stock, or VWAP, as of June 25, 2009 and 115% of the 20-day VWAP as of June 25, 2009. In determining the subscription price, the board of directors considered, among other things, the following factors:

•	our cash needs;

•	the historical and current market price of our common stock;

•	the fact that holders of subscription rights will have an over-subscription right;

•	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to the dealer-manager and our advisors;

•	the size of this offering; and

•	the general condition of the securities market.

Information Agent

MacKenzie Partners, Inc. will act as the information agent in connection with this offering. The information agent does not make and any recommendations as to whether or not you should exercise your subscription rights. The information agent will receive for its services a fee estimated to be approximately $7,500 plus reimbursement of all reasonable out-of-pocket expenses related to this offering.  If you have any questions or need further information on this rights offering, please contact the information agent at the address below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect:  (212) 929-5500
Toll-free:  (800) 322-2885
Email:  usatrights@mackenziepartners.com

Subscription Agent

American Stock Transfer & Trust Company, LLC will act as the subscription agent in connection with this offering.  The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $65,000 plus reimbursement for all reasonable out-of-pocket expenses related to this offering. The subscription agent does not make any recommendations as to whether or not you should exercise your subscription rights. We have also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.  See “Payment for Shares” below.  In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Rights Certificate Delivery Method	Address/Number

By Hand Delivery	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

By Mail/Overnight Carrier	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription rights certificates may be directed to the information agent at its telephone number and address listed below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect:  (212) 929-5500
Toll-free:  (800) 322-2885
Email:  usatrights@mackenziepartners.com

Shareholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Subscription Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under “Foreign Shareholders,” the subscription certificates will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth above, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Exercise of the Over-Subscription Right

Subscription rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their subscription rights certificate the number of shares they are willing to acquire.  If sufficient remaining shares are available after the basic subscription, all over-subscriptions will be honored in full; otherwise, remaining shares will be allocated on a pro rata basis as described under “— Allocation and Exercise of Over-Subscription Rights” above.

Record Date Shareholders Whose Shares are Held by a Nominee

Record date shareholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their subscription rights.  In that case, the nominee will exercise the subscription rights on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

You should complete and send to that record holder the applicable subscription documents from your record holder with the other rights offering materials. While we will not charge any fee or sales commission to subscription rights holders for exercising their subscription rights (other than the subscription price), if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and arrange for proper payment as described under “Payment for Shares” below.

All Exercises are Irrevocable

All exercises of subscription rights are irrevocable. Once you send in your subscription rights certificate or Notice of Guaranteed Delivery and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our common stock is below the $2.50 per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $2.50 per share.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if:

• before the expiration date, the subscription agent receives:

o payment for the number of common shares you subscribe for pursuant to your basic subscription right and, if applicable, your oversubscription right; and

o a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or FINRA, or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

• within this three (3) trading day period, the subscription agent receives the properly completed subscription rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription rights certificate. You should refer to the form titled “Notice of Guaranteed Delivery For Subscription Rights Certificate,” which is provided with the “Instructions as to Use of Subscription Rights Certificates” distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Subscription Rights Will Trade Publicly

The subscription rights are transferable and we have been advised by the NASDAQ that the subscription rights will be traded on the NASDAQ Global Market under the symbol “USATR” during the subscription period.

Foreign Shareholders

Subscription rights certificates will not be mailed to foreign shareholders.  A foreign shareholder is any record holder of common stock on the record date whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address.  Foreign shareholders will be sent written notice of this offering.  The subscription agent will hold the subscription rights to which those subscription rights certificates relate for these shareholders’ accounts, subject to that shareholder making satisfactory arrangements with the subscription agent for the exercise of the subscription rights, and follow the instructions of such shareholder for the exercise of the subscription rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on July 28, 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date).  If no instructions are received by the subscription agent by that time, the subscription rights will expire worthless without any payment to the holders of those unexercised rights.

Payment for Shares

A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our common stock and attached warrants subscribed for in the rights offering and any additional shares of our common stock and attached warrants subscribed for pursuant to the over-subscription right to the subscription agent based on the subscription price of $2.50 per share of common stock and attached warrant. Except as described above under “— Guaranteed Delivery Procedures”, to be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “— Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date. Do not send subscription rights certificates, Notices of Guaranteed Delivery or payments to us.

All payments by a participating subscription rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to American Stock Transfer FBO USA Technologies, Inc.  Payment also may be made by wire transfer to JP Morgan Chase, ABA No. 021000021, Account No. 957-341245, Account name: American Stock Transfer FBO USA Technologies, Inc., with reference to the subscription rights holder’s name.  The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date.  Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order or wire transfer.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions:  (i) reallocate the shares to other participating subscription rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating subscription rights holder upon exercise of the basic subscription any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding.  We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Stock Certificates

Shareholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any shares and warrants that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other shareholders, stock certificates for all shares of our common stock and attached warrants acquired will be mailed. Any such mailing or crediting will occur as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code.  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of subscription rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of subscription rights under ERISA and the Code.

Distribution Arrangements

Each of William Blair & Company, L.L.C. and Maxim Group LLC, the dealer-managers for this offering, are broker-dealers and member of FINRA (formerly the NASD).  The principal business address of each dealer-manager is William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606 and Maxim Group, LLC, 405 Lexington Avenue, New York, New York 10174.

Under the terms and subject to the conditions contained in a dealer-manager agreement which we will enter into, the dealer-manager will provide marketing services in connection with this offering and will solicit the exercise of subscription rights and participation in the over-subscription right.  This rights offering is not contingent upon any number of subscription rights being exercised.  Neither of the dealer-managers is underwriting or placing any of the subscription rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such subscription rights or shares (including with respect to the exercise of such subscription rights).

Pursuant to the dealer-manager agreement, we are obligated to pay to the dealer-managers compensation 3% of the gross proceeds of this offering in cash, 4% of the shares of common stock sold in this offering in warrants priced at 110% of the subscription price and a non-accountable expense allowance equal to 3% of the gross proceeds and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933.  The warrants will not be redeemable. In accordance with FINRA Rule 5110 (g), the dealer-managers have agreed that for 180 days following the effective date of this offering, the dealer-managers will not sell, transfer, assign, pledge or hypothecate the warrants acquired by each of them, or subject such warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrants, except that such warrants may be transferred to any successor, manager or member of the applicable dealer-manager.  Under FINRA Rule 5110, such warrants are deemed to be an item of value. The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of three years after the closing date of this rights offering at our expense, and piggyback registration rights for a period of three years after the closing date of this rights offering at our expense.  In addition, we have agreed to reimburse the dealer-managers for certain expenses, including reasonable legal expenses, incurred in connection therewith.  Pursuant to the dealer-manager agreement we will enter into with the dealer-managers, the dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-managers.

William Blair & Company, L.L.C. has provided in the past and may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

USE OF PROCEEDS

Assuming the maximum offering amount of $15,000,000 is subscribed for in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $13,934,592, after deducting expenses related to this offering payable by us estimated at approximately $1,065,408, including dealer-manager fees.  Assuming that the maximum offering amount is subscribed for in the rights offering, and all of the related warrants are exercised, we would receive $16,500,000 of proceeds from the exercise of all of the warrants for 6,000,000 shares at the stated exercise price of $2.75 per share.  There can be no assurances that all of the rights or warrants will be exercised in full.

We intend to use the net proceeds received from the exercise of the rights for general corporate purposes, including working capital and providing financing for purchasers of our e-Port cashless payment products participating in our Quick Start Program.  Any of the proceeds we do not use immediately upon receipt, we will temporarily invest in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities.  Any proceeds received by us from exercises of the warrants will be used for the same purpose and in the same manner.

SELECTED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2008 are derived from the audited consolidated financial statements of USA Technologies, Inc. The financial data for the nine months ended March 31, 2009 and 2008 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which USA Technologies, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2009. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information.

	Year ended June 30

	2008	2007	2006	2005	2004
OPERATIONS DATA

Revenues	$16,103,546	$9,158,012	$6,414,803	$4,677,989	$5,632,815

Net loss	(16,417,893)	(17,782,458)	(14,847,076)	(15,499,190)	(21,426,178)

Cumulative preferred dividends	(780,588)	(781,451)	(783,289)	(784,113)	(786,513)
Loss applicable to common shares	$(17,198,481)	(18,563,909)	$(15,630,365)	$(16,283,303)	$(22,212,691)

Loss per common share (basic and diluted)	$(1.21)	$(2.13)	$(3.15)	$(4.18)	$(7.70)

Cash dividends per common share	$--	$--	$--	$--	$--

BALANCE SHEET DATA
Total assets	$40,055,651	$34,491,497	$23,419,466	$23,391,765	$25,880,577
Convertible Senior Notes and other long-term debt	$967,518	$1,029,745	$7,780,853	$9,337,300	$7,273,056
Shareholders' equity	$32,576,549	$28,084,206	$11,177,064	$9,309,185	$14,108,662

	Nine months ended
	March 31
	2009	2008
OPERATIONS DATA

Revenues	$8,374,040	$11,078,571

Net loss	(10,813,481)	(12,663,201

Cumulative preferred dividends	(772,997)	(780,588
Loss applicable to common shares	$(11,586,478)	$(13,443,789

Loss per common share (basic and diluted)	$(0.76)	$(0.97

Cash dividends per common share	$--	$--

BALANCE SHEET DATA
Total assets	$28,888,576	$42,974,500
Long-term debt	$963,940	$1,178,800
Shareholders' equity	$22,691,624	$36,244,062

QUARTERLY FINANCIAL DATA

Unaudited quarterly results of operations for the years ended June 30, 2008 and 2007 and the nine months ended March 31, 2009 follow and should be read in conjunction with the consolidated financial statements, related notes and other financial information and the Company's quarterly reports on Form 10-Q for the fiscal years 2008 and 2007 and the nine months ended March 31, 2009.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
YEAR ENDED JUNE 30, 2008
Revenues	$3,355,656	$3,459,403	$4,263,512	$5,024,975	$16,103,546
Gross profit	$519,176	$1,042,910	$895,722	$961,046	$3,418,854
Net loss	$(5,262,989)	$(3,639,666)	$(3,760,546)	$(3,754,692)	$(16,417,893)
Cumulative preferred dividends	$(390,294)	$-	$(390,294)	$-	$(780,588)
Loss applicable to common shares	$(5,653,283)	$(3,639,666)	$(4,150,840)	$(3,754,692)	$(17,198,481)
Loss per common share (basic and diluted)	$(0.47)	$(0.25)	$(0.28)	$(0.25)	$(1.21)

YEAR ENDED JUNE 30, 2007
Revenues	$2,008,897	$2,011,722	$2,690,414	$2,446,979	$9,158,012
Gross profit	$615,536	$284,189	$317,940	$128,568	$1,346,233
Net loss	$(3,680,314)	$(4,377,088)	$(4,119,458)	$(5,605,598)	$(17,782,458)
Cumulative preferred dividends	$(391,157)	$-	$(390,294)	$-	$(781,451)
Loss applicable to common shares	$(4,071,471)	$(4,377,088)	$(4,509,752)	$(5,605,598)	$(18,563,909)
Loss per common share (basic and diluted)	$(0.63)	$(0.60)	$(0.45)	$(0.49)	$(2.13)

NINE MONTHS ENDED MARCH 31, 2009
Revenues	$8,374,040
Gross profit	$2,159,722
Net loss	$(10,813,481)
Cumulative preferred dividends	$(772,997)
Loss applicable to common shares	$(11,586,478)
Loss per common share (basic and diluted)	$(0.76)

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents:

•	on an actual basis as of March 31, 2009; and

•
on a pro forma as adjusted basis to give effect to the sale of a maximum of 6,000,000 shares of our common stock in this rights offering (but excluding any issuance of shares of common stock to holders of warrants), assuming a subscription price of $2.50 per share, and our receipt of the net proceeds from that sale after deducting estimated offering expenses payable by us of $1,065,408.

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	At March 31, 2009 (Unaudited)
	Actual	Pro Forma As Adjusted (1)

Cash	$8,440,255	$22,374,847

Total assets	$28,888,576	$42,823,168

Total liabilities	$6,196,952	$6,196,952

Total shareholders’ equity	$22,691,624	$36,626,216

Total liabilities and shareholders’ deficit	$28,888,576	$42,823,168

(1)	Assumes the rights offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our common stock in the rights offering (and upon exercise of the warrants issued pursuant to this rights offering) will experience an immediate dilution of the net tangible book value per share of our common stock.  Our net tangible book value as of March 31, 2009 was approximately $9,924,763, or $0.65 per share of our common stock (based upon 15,336,722 shares of our common stock outstanding).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.  Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 6,000,000 shares and after deducting estimated offering expenses payable by us of $1,065,408 , and the application of the estimated $13,934,592 of net proceeds from the rights offering, our pro forma net tangible book value as of March 31, 2009 would have been approximately $23,859,355 or $1.12 per share.  This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.47 per share and an immediate dilution to purchasers in the rights offering of $1.38 per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of 6,000,000 shares at the subscription price of $2.50 per share but excluding any issuance of shares of common stock to holders of warrants):

Subscription price	$2.50

Net tangible book value per share prior to the rights offering	$0.65

Increase per share attributable to the rights offering	$0.47

Pro forma net tangible book value per share after the rights offering	$1.12

Dilution in net tangible book value per share to purchasers	$1.38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

USA Technologies, Inc. provides wireless networking, cashless transactions, asset monitoring and energy management products and services. The Company markets and sells its products and services principally to the vending, hospitality, retail and laundry industries. Our technology, e-Port® and ePort SDK™, can be installed and/or embedded into everyday devices such as vending machines, kiosks and copiers, as well as our eSuds™ technology for washer and dryers. Our associated network service, ePort Connect®, provides wireless connectivity that facilitates cashless transaction processing and remote monitoring of assets, through the collection of financial/sales and machine diagnostic data, which is made accessible to our customers via our USALive® website.  In addition, the Company provides energy management products, such as its VendingMiser® and CoolerMiser™, that reduce energy consumption in vending machines and coolers.

The Company generates revenue in multiple ways.  The Company generates revenue through the sale of equipment and/or through the licensing of its technology. In addition, we generate recurring revenues through our associated services.  The Company charges a monthly network service fee for each device that is connected to the Company’s network.  In addition, we charge a transaction processing fee for every cashless transaction we process.  Since our energy management products are a stand-alone, non-networked device, we only generate revenue through the sale of equipment.

CRITICAL ACCOUNTING POLICIES

GENERAL

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  Actual results could differ from those estimates.  We believe the policies and estimates related to revenue recognition, software development costs, impairment of long-lived assets, goodwill and intangible assets, and investments represent our critical accounting policies and estimates.  Future results may differ from our estimates under different assumptions or conditions.

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment.  Transaction processing revenue is recognized upon the usage of the Company’s cashless payment and control network.  License fees for access to the Company’s devices and network services are recognized on a monthly basis.  Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer.  In all cases, revenue is only recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.  The Company estimates an allowance for product returns at the date of sale.

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“FAS 144”), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value.  In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions.  The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”).  Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment.  The Company tests goodwill for impairment using a two-step process.  The first step screens for potential impairment, while the second step measures the amount of impairment.  The Company uses a discounted cash flow analysis to complete the first step in this process.  Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred.  The Company has selected April 1 as its annual test date.  The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2006, April 1, 2007, April 1, 2008 and April 1, 2009.

Patents, trademarks and the non-compete agreement are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated economic life.  The Company reviews intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.  The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Intangible assets include patents, trademarks and non-compete arrangements purchased in acquisitions.  Amortization expense related to these intangible assets was $1,236,600, $1,236,600, and $1,236,600 during the years ended June 30, 2008, 2007, and 2006, respectively.

INVESTMENTS

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”).  Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date.  Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of shareholders’ equity in other comprehensive income (loss).  A judgmental aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained.  If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings.  Such evaluation is dependent on the specific facts and circumstances.  Factors that are considered by the Company each quarter in determining whether an other-than-temporary decline in value has occurred include:  the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.  In evaluating the factors above for available-for-sale securities, management presumes a decline in value to be other-than-temporary if the quoted market price of the security is below the investment’s cost basis for a period of six months or more.  However, the presumption of an other-than-temporary decline in these instances may be overcome if there is persuasive evidence indicating that the decline is temporary in nature (e.g., strong operating performance of investee, historical volatility of investee, etc.).

As of March 31, 2009 and June 30, 2008, available-for-sale securities consisted of $0 and $6,875,000 par value of auction rate securities (“ARS”), respectively, that were purchased during January 2008.  The Company’s ARS were long-term variable rate securities whose dividend rates were reset every seven days through a “dutch auction” conducted by investment banks.  We had the option to participate in the auction and sell our ARS to prospective buyers at par value.  Our ARS were all AAA or Aaa rated, and represent preferred stock of closed-end investment funds.  Our ARS had no fixed maturity dates.

Until February 2008, the auction process had allowed investors to obtain liquidity if so desired by selling the securities at their par values on the weekly auction date.  However, beginning the week of February 11, 2008, the auctions for our ARS failed as a result of negative overall market conditions, meaning there were not enough buyers to purchase the amount of securities available for sale at auction.  The result of a failed auction, which does not signify a default by the issuer, is that the ARS continue to pay dividends in accordance with their terms, but we were not able to liquidate any of these securities until these securities are redeemed by the issuer, or until there is a successful auction, or until such time as other markets for these investments develop.  As of March 31, 2008, the Company had $14,150,000 of ARS, of which $7,275,000 were redeemed by the various issuers at par value through June 30, 2008 and as such, there were no losses realized in connection with the redemption of our ARS investments.

On August 21, 2008, the broker-dealer who sold the Company the ARS announced a settlement with state regulators and an agreement in principle with the Securities and Exchange Commission pursuant to which, among other things, the broker-dealer purchased all of the Company’s remaining ARS at par upon the Company’s request on January 2, 2009.  As such, there were no unrealized losses recorded as of March 31, 2009 in connection with these investments.

As of June 30, 2008, we have classified $6,875,000 of our ARS as non-current assets at par value.  As such, there was no unrealized loss recorded as of June 30, 2008 in connection with our ARS investments.

As of June 30, 2007, available-for-sale securities consisted of $6,350,000 par value of auction rate securities.  There was no unrealized gain (loss) as of June 30, 2007.  These securities were redeemed during the first quarter of fiscal year 2008.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 2009 COMPARED TO NINE MONTHS ENDED MARCH 31, 2008

Revenues for the nine months ended March 31, 2009 were $8,374,040 compared to $11,078,571 for the corresponding nine-month period in the previous fiscal year. This $2,704,531 or 24% decrease was primarily due to a decrease in equipment sales of $4,334,795, offset by an increase in license and transaction fees of $1,630,264. The decrease in equipment sales was due to a decrease in sales of approximately $3,235,000 of e-Port® vending equipment and approximately $1,003,000 in energy conservation equipment, as well as a net decrease in other equipment sales of approximately $96,000. The decrease in e-Port® vending equipment sales was primarily related to a decrease in capital spending by some of our customers due to the current economic slowdown, as well as key customers awaiting the availability of the e-Port® G8 and e-Port Edge™ products. The e-Port® G8 product was available for sale to our customers at the end of the third quarter of fiscal 2009, and the e-Port Edge™ product is anticipated to be available for sale to our customers during the fourth quarter of fiscal 2009. The increase in license and transaction fees was primarily due to the increase in the number of e-Port® units on our USALive® network.

In regards to transaction fees, during the nine months ended March 31, 2009, the Company processed approximately 15.5 million transactions totaling over $33.4 million compared to approximately 7.4 million transactions totaling over $23.9 million during the nine months ended March 31, 2008, an increase of 109% in transaction volume and 40% in dollars processed.

 Cost of sales for the period consisted of equipment costs of $2,939,529 and network and transaction services related costs of $3,274,789. The decrease in total cost of sales of $2,406,445 or 28% over the same period in the prior year was due to a decrease in equipment costs of $3,652,559 and an increase in network and transaction services related costs of $1,246,114.

Gross profit for the nine months ended March 31, 2009 was $2,159,722 compared to gross profit of $2,457,808 for the corresponding nine-month period in the previous fiscal year. During the same periods, percentage based gross profit increased to 26% from 22%; this increase is primarily due to an increase in the profit margin of e-Port® vending equipment sales as a result of lower production costs primarily due to offshore production.

Selling, general and administrative expense of $11,971,078, decreased by $2,255,895 or 16% primarily due to decreases in compensation expenses of approximately $2,135,000, recruiting fees of approximately $337,000, trade show expenses of approximately $183,000, travel and entertainment expenses of approximately $131,000, and bad debt expense of approximately $97,000, offset by increases in professional and consulting services of approximately $219,000, product development costs of approximately $215,000, and facilities expenses of approximately $75,000. The overall decrease was due to cost reduction measures taken by the Company during the third and fourth quarters of fiscal year 2008. The increase in product development costs and consulting services is directly attributable to the costs related to the development of our new e-Port® G-8 and e-Port Edge™ products.

Compensation expense decreased by approximately $2,135,000 primarily due to a decrease of approximately $1,529,000 in non-cash charges related to the LTIP Program (See Note 11 of the Consolidated Financial Statements), as well as a $607,000 decrease in compensation and benefits expense.

The nine-month period ended March 31, 2009 resulted in a net loss of $10,813,481 (including approximately $2.0 million of non-cash charges) compared to a net loss of $12,663,201 (including approximately $2.9 million of non-cash charges) for the nine-month period ended March 31, 2008.

NINE MONTHS ENDED MARCH 31, 2008 COMPARED TO NINE MONTHS ENDED MARCH 31, 2007

Revenues for the nine months ended March 31, 2008 were $11,078,571 compared to $6,711,033 for the corresponding nine-month period in the previous fiscal year. This $4,367,538 or 65% increase was primarily due to an increase in equipment sales of $2,897,149 and license and transaction fees of $1,470,389. The increase in equipment sales was due to an increase in sales of approximately $2,391,000 of e-Port® vending equipment sales and approximately $649,000 in energy conservation equipment, offset by decreases of approximately $101,000 in business center sales and approximately $41,000 in other equipment sales. The increase in e-Port® vending equipment sales was primarily related to the CCE/MasterCard Agreement and the November 2007 MasterCard Worldwide agreement. The increase in license and transaction fees was due to the increase in the number of e-Port® units on our USALive® network, primarily as a result of the November 2007 MasterCard agreement and the recurring revenues being generated by the e-Ports® deployed in the prior two quarters under the CCE/MasterCard Agreement.

Cost of sales for the period consisted of equipment costs of $6,592,088 and network and transaction services related costs of $2,028,675. The increase in cost of sales of $3,127,395 or 57% over the prior year period was due to an increase in equipment costs of approximately $1,981,992 and an increase of approximately $1,145,403 of network and transaction related costs.

Gross profit for the nine months ended March 31, 2008 was $2,457,808 compared to gross profit of $1,217,665 for the corresponding nine-month period in the previous fiscal year. This 102% increase is primarily due to an increase in the profit margins of both the energy equipment sales as well as the e-Port® vending equipment sales as a result of producing the products at a lower cost primarily due to offshore production, as well as selling both of the products at higher average sales prices.

Selling, general and administrative expense of $14,226,973, increased by $3,820,198 or 37% primarily due to an increase in compensation expense of approximately $2,348,000, an increase in professional and consulting services of approximately $607,000, an increase in recruiting fees of approximately $388,000, and an increase of approximately $189,000 in facilities expense, and an increase in bad debt expense of approximately $92,000.

Compensation expense increased by approximately $2,348,000 due primarily to an increase in salaries and benefits expense of approximately $1,320,000 and an increase of approximately $1,028,000 in non-cash charges related to the vesting of shares under the LTIP Program for fiscal year 2008 as compared to 2007.

Interest expense of $112,388 decreased by $1,755,408 primarily due to retirement of the outstanding convertible Senior Notes that were repaid in April 2007. Interest income increased by $581,303 due to the investment in available-for-sale securities with proceeds received from private placements.

The nine-month period ended March 31, 2008 resulted in a net loss of $12,663,201 (including approximately $2.9 million of non-cash charges) compared to a net loss of $12,176,860 (including approximately $3.9 million of non-cash charges) for the nine-month period ended March 31, 2007.

FISCAL YEAR ENDED JUNE 30, 2008 COMPARED TO FISCAL YEAR ENDED JUNE 30, 2007

Revenues for the fiscal year ended June 30, 2008 were $16,103,546, an increase of $6,945,534 or 76% from the fiscal year ended June 30, 2007.  This increase was primarily attributed to increased sales in our vending product line.  Revenues are discussed in more detail as follows:

Equipment sales:  Revenues from equipment sales increased to $12,384,870 from $7,454,076 in the prior fiscal year, an increase of $4,930,794 or 66%.  This increase was primarily attributed to increased sales of our vending ($4,643,000) and energy ($711,000) equipment, offset by decreases in business center ($189,000) and laundry ($165,000) equipment sales.  The increase in vending equipment sales was primarily related to the CCE/MasterCard Agreement and the November 2007 MasterCard Agreement, as well as customer purchases following the MasterCard seeding initiative.

License and transaction fees:  Revenues from license and transaction fees increased $2,014,740 or 118% from $1,703,936 to $3,718,676 for the fiscal years ended June 30, 2007 and 2008, respectively.  The increase in license and transaction fees was due to the increase in the number of e-Port® vending units on our USALive® network, primarily as a result of the recurring revenues being generated by the e-Ports® deployed under the CCE/MasterCard Agreement and the November 2007 MasterCard Agreement, as well as sales of new e-Port® vending units.

In regards to license fees, as of June 30, 2008, the Company had approximately 38,000 distributed assets connected to our USALive® network as compared to approximately 17,000 distributed assets connected to our USALive network as of June 30, 2007.

In regards to transaction fees, during the year ended June 30, 2008, the Company processed approximately 11.3 million transactions totaling over $34.4 million as compared to approximately 3.9 million transactions totaling over $21.3 million during the year ended June 30, 2007, an increase of 190% in transaction volume and 62% in dollars processed.

Cost of equipment for the fiscal year ended June 30, 2008 was $9,703,474, compared to $6,442,627 for the fiscal year ended June 30, 2007.  The increase of $3,260,847 was primarily due to the increase in vending equipment sales.

Cost of services for the fiscal year ended June 30, 2008 was $2,981,218, compared to $1,369,152 for the fiscal year ended June 30, 2007.  The increase of $1,612,066 was primarily due to the increase in the number of e-Ports® connected to our network.

Gross profit for the fiscal year ended June 30, 2008 was $3,418,854, representing 21.2% of revenues, compared to $1,346,233, representing 14.7% of revenues, for the fiscal year ended June 30, 2007.  The increase of $2,072,621 was primarily due to an increase in sales of our vending products coupled with the Company’s continued efforts to decrease the per unit costs to manufacture the e-Port®.  In the prior year, the units were sold at or near cost.  Additionally, the Company maintained the profit margins generated from sales of the energy saving Miser product line.

Selling, general and administrative expenses increased from $14,706,156 for the fiscal year ended June 30, 2007 to $18,643,215 for the fiscal year ended June 30, 2008, an increase of $3,937,059 or 27%.  The increase is primarily due to an increase in compensation expense of approximately $2,518,000, an increase in consulting expenses of approximately $479,000, primarily related to Sarbanes-Oxley implementation costs and network support services, recruiting expenses of approximately $311,000, and facilities expenses of approximately $294,000.  The increase in compensation expense is due to non-cash stock bonuses awarded to executive officers through the LTIP Program ($880,000) and due to an increase in the number of full-time employees during the fiscal year ($1,638,000).  In order to attempt to improve our operating results, the Company took appropriate actions during the third and fourth fiscal quarters to reduce our cash-based selling, general and administrative expenses, as further discussed below under “Liquidity and Capital Resources”.  As a result, our cash-based selling, general and administrative expenses decreased from approximately $4,753,000 during the second quarter of fiscal year 2008 to approximately $4,445,000 during the third quarter of fiscal year 2008, and further decreased to approximately $4,000,000 during the fourth quarter of fiscal year 2008.

Interest expense of $147,200 decreased by $2,837,751 primarily due to the retirement of the outstanding convertible Senior Notes that were repaid in April 2007.  Interest income increased by $561,332 due to the investment in available-for-sale securities with proceeds received from private placements.

The fiscal year ended June 30, 2008 resulted in a net loss of $16,417,893 (including approximately $3.7 million of non-cash charges) compared to a net loss of $17,782,458 (including approximately $5.8 million of non-cash charges) for the prior fiscal year.

FISCAL YEAR ENDED JUNE 30, 2007 COMPARED TO FISCAL YEAR ENDED JUNE 30, 2006

Revenues for the fiscal year ended June 30, 2007 were $9,158,012, an increase of $2,743,609 or 43% from the fiscal year ended June 30, 2006.  This increase was primarily attributed to increased sales in our vending product lines.  Revenues are discussed in more detail as follows:

Equipment sales:  Revenues from equipment sales increased to $7,454,076 from $5,198,360 in the prior fiscal year, an increase of $2,256,116 or 43%.  This increase was primarily attributed to increased sales in our vending equipment sales ($3,176,000) relating primarily to our seeding initiative with MasterCard Worldwide and other sales offset by decreases in our energy ($625,000), business center ($230,000) and laundry equipment sales ($120,000).

License and transaction fees:  Revenues from license and transaction fees increased $487,493 or 40% from $1,216,443 to $1,703,936 for the fiscal years ended June 30, 2006 and 2007, respectively.  This increase was primarily due to an increase in license and transaction fees from our Intelligent Vending™ and eSuds™ products due to the increased number of devices connected to our USALive® network.

Cost of equipment for the fiscal year ended June 30, 2007 was $6,442,627, compared to $3,549,450 for the fiscal year ended June 30, 2006.  The increase of $2,893,177 was primarily due to an increase in vending equipment sales relating primarily to our seeding initiative with MasterCard Worldwide.

Cost of services for the fiscal year ended June 30, 2007 was $1,369,152, compared to $855,007 for the fiscal year ended June 30, 2006.  The increase of $514,145 was primarily due to the increase in the number of e-Ports® connected to our network relating primarily to our seeding initiative with MasterCard Worldwide.

Gross profit for the fiscal year ended June 30, 2007 was $1,346,233, compared to $2,010,346 for the fiscal year ended June 30, 2006.  The decrease of $664,113 was due to an increase in sales of our vending products as part of a seeding program.  Specifically, we increased the sale of our e-Ports® at or near cost pursuant to our seeding program with MasterCard Worldwide which had the effect of reducing our margins.  Product pricing under this program does not reflect the Company’s current retail pricing.

Total operating expenses for the fiscal year ended June 30, 2007 was $16,454,809, an increase of $2,662,664 or 19% over the prior fiscal year.  The components of operating expenses (general and administrative, compensation, and depreciation and amortization) and the causes of this increase are explained in further detail, below:

Selling, general and administrative expenses increased from $12,092,552 for the fiscal year ended June 30, 2006 to $14,706,156 for the fiscal year ended June 30, 2007, an increase of $2,613,604 or 22%.  The increase is due to an increase in compensation expense of approximately $1,956,000, an increase in consulting expenses of approximately $516,000, primarily related to Sarbanes-Oxley implementation costs and the setup of an equipment leasing program, and an increase in legal fees of approximately $290,000 related to intellectual property protection, offset by a reduction in royalty expenses of approximately $150,000 due to the end of the energy management product royalty term agreement.  The increase in compensation expense is due to stock bonuses awarded to executive officers through the LTIP Program, which resulted in a charge of $599,311, and due to an increase in the number of full-time and part-time employees during the fiscal year.

Total interest expense increased to $2,984,950 for the fiscal year ended June 30, 2007 from $2,878,966 in the prior fiscal year, an increase of $105,984 or 4%.  The increase is a result of the repayment of all remaining outstanding Senior Notes, which resulted in expensing all of the remaining unamortized beneficial conversion features for the outstanding Senior Notes.

The fiscal year ended June 30, 2007 resulted in a net loss of $17,782,458 (approximately $5.8 million of non-cash charges) compared to a net loss of $14,847,076 (approximately $4.0 million of non-cash charges) for the prior fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

For the nine months ended March 31, 2009, net cash of $7,090,941 was used by operating activities, primarily due to the net loss of $10,813,481 offset by non-cash charges totaling $2,031,978 for transactions involving the vesting and issuance of common stock for employee and officer compensation, bad debt expense and the depreciation and amortization of assets. In addition to these non-cash charges, the Company’s net operating assets decreased by $1,641,984 primarily due to decreases in accounts and finance receivables, inventory, and prepaid expenses, offset by decreases in accounts payable and accrued expenses.

The Company used cash of $1,144,048 in financing activities during the nine months ended March 31, 2009 as a result of the repayment of $691,403 of long-term debt, the purchase in the open market of $88,048 of Preferred Stock and $320,703 of Common Stock which was subsequently canceled and retired, and the cancellation and retirement of $43,894 of Common Stock which had been held by our executive officers in order to satisfy payroll withholding tax obligations of our executive officers in connection with shares of Common Stock which vested during September 2008 under their employment agreements.

The Company has incurred losses since inception. Our accumulated deficit through March 31, 2009 is composed of cumulative losses amounting to approximately $173,000,000 and preferred dividends converted to common stock of approximately $2,700,000. The Company has continued to raise capital through equity offerings to fund operations.

As of March 31, 2009 the Company had $8,440,255 of cash and cash equivalents on hand.

In order to attempt to improve our operating results, we took appropriate actions during the third and fourth quarters of fiscal year 2008 to reduce our cash-based selling, general and administrative expenses. These actions consisted of staff reductions and related costs and reductions in our controllable costs. Prior to these reductions our cash-based selling, general and administrative expenses were approximately $4,753,000 during the second quarter of fiscal year 2008. Primarily as a result of these cost reduction measures, our cash-based selling, general and administrative expenses during the quarter ended March 31, 2009 were approximately $3,518,000. During the first nine months of the 2009 fiscal year, the Company’s average monthly cash used in operating activities was $787,882 resulting in net cash used during the nine-month period of $7,090,941.

In addition to the above reductions, during the quarter ended March 31, 2009, the Company reduced the number of its employees by 22 individuals and implemented other cost saving measures. Due to severance charges related to the reductions in staff and the timing of other cost reductions, the majority of these cost reductions will not be reflected until the fourth quarter of fiscal year 2009. As a result of these reductions, our cash-based selling, general and administrative expenses are expected to further decrease to approximately $2,800,000 during the fourth quarter of fiscal year 2009. Assuming that the Company's operating assets and liabilities remain constant and its average monthly gross profit of $240,000 earned during the nine months ended March 31, 2009 would continue, the Company’s average monthly cash used in operating activities would be approximately $693,000. Based on the foregoing assumptions, the Company’s existing cash and cash equivalents as of March 31, 2009 should provide sufficient funds to meet the Company’s cash requirements, including capital expenditures and repayment of long-term debt, through at least March 31, 2010.

The Company had expected to eliminate additional development costs during the quarter ended March 31, 2009 as a result of the anticipated completion of our e-Port® G-8 and e-Port Edge products, as well as enhancements to our ePort Connect® Service. The Company has not reduced these expenses as anticipated, as the completion of the e-Port Edge and important ePort Connect® Service enhancements continued beyond the third quarter.  In addition, during and subsequent to the third quarter, the Company commenced additional development projects relating to customer requested enhancements to our ePort Connect® service. Following the completion of the e-Port Edge product and ePort Connect® service enhancements, the Company may nevertheless determine to engage in additional development efforts and maintain the development costs in question. The decision of whether to eliminate or continue these development efforts will depend upon, among other things, our business and customer opportunities, financial results and capital raising opportunities.

CONTRACTUAL OBLIGATIONS

As of June 30, 2008, the Company had certain contractual obligations due over a period of time as summarized in the following table:

	Payments due by period
Contractual Obligations	Total	Less Than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$458,117	$295,494	$103,118	$35,201	$24,304
Capital Lease Obligations	623,172	299,251	297,237	26,684	-
Operating Lease Obligations	1,332,644	621,081	710,163	1,400	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP	-	-	-	-	-
Total	2,413,933	1,215,826	1,110,518	63,285	24,304

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

The common stock of the Company has been trading on The NASDAQ Global Market under the symbol USAT since August 1, 2007.  Prior thereto, and since March 17, 2007, the common stock traded on the NASDAQ Capital Market.  Prior thereto, the common stock of the Company was traded on the OTC Electronic Bulletin Board under the symbol USAT.

The high and low bid prices on the OTC Electronic Bulletin Board and the high and low sales prices on The NASDAQ Capital Market and the NASDAQ Global Market, as the case may be, for the common stock were as follows.  The quotations on the OTC Electronic Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year ended June 30, 2009	High	Low
First Quarter (through September 30, 2008)	$6.00	$2.92
Second Quarter (through December 31, 2008)	$4.20	$0.90
Third Quarter (through March 31, 2009)	$3.54	$1.44

Year ended June 30, 2008	High	Low
First Quarter (through September 30, 2007)	$11.30	$7.36
Second Quarter (through December 31, 2007)	$8.84	$4.53
Third Quarter (through March 31, 2008)	$5.99	$2.90
Fourth Quarter (through June 30, 2008)	$6.49	$4.30

Year ended June 30, 2007	High	Low
First Quarter (through September 30, 2006)	$8.50	$5.86
Second Quarter (through December 31, 2006)	$7.65	$4.90
Third Quarter (through March 31, 2007)	$9.01	$5.50
Fourth Quarter (through June 30, 2007)	$12.75	$7.71

As of the date of this prospectus, there were approximately 620 holders of record of our common stock and approximately 430 holders of record of our preferred stock.

DIVIDEND POLICY

The holders of the common stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare out of funds legally available for payment of dividends.  Through the date hereof, no cash dividends have been declared on the Company’s common stock or preferred stock.  No dividend may be paid on the common stock until all accumulated and unpaid dividends on the preferred stock have been paid.  As of the date of this prospectus, such accumulated unpaid dividends amounted to $10,348,607. See “Description of Our Securities - Preferred Stock.”

We have never declared or paid dividends on our common stock.  We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future.  Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Equity Compensation Plan Information

As of June 30, 2009, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of securities to be issued upon exercises of outstanding options and warrants (a)		Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders				60,947	(3)
Equity compensation plans not approved by security holders	160,000	(1)	$7.52	457,433	(2)
Total	160,000		$7.52	518,380

(1)
Represents stock options outstanding as of June 30, 2009 for the purchase of shares of common stock of the Company expiring at various times from April 2011 through June 2013.  All such options were granted to employees and directors of the Company.  Exercise prices for all the options outstanding were at prices that were either equal to or greater than the market price of the Company’s common stock on the dates the options were granted.  Shareholder approval of these options was not required because the options were granted prior to the Company’s shares being listed on the NASDAQ Stock Market LLC.

(2)
Represents 140,000 shares of common stock issuable to the Company’s Chief Executive Officer under the terms of his employment agreement upon the occurrence of a USA Transaction, plus 317,433 shares of common stock issuable under the Long-Term Equity Incentive Program adopted in February 2007.  Shareholder approval of the foregoing was not required because each of the foregoing was adopted by the Company prior to the Company’s shares being listed on the NASDAQ Stock Market LLC.

(3)
Represents shares of common stock issuable under the Company’s 2008 Stock Incentive Plan as approved by shareholders on February 28, 2008 for use in compensating employees, directors and consultants through the issuance of shares of common stock of the Company.  The shares have been registered with the Securities and Exchange Commission as an employee benefit plan under Form S-8.

BUSINESS

OVERVIEW

We are a leading provider of technology-enabled solutions that facilitate electronic payment transactions and value-added services within the unattended Point of Sale (“POS”) market.  Since our incorporation in 1992, we have designed and marketed systems and solutions that facilitate electronic payment options, as well as the ability to remotely monitor, control and report on the results of distributed assets such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment.  Historically, these distributed assets have relied on cash for payment in the form of coins or bills, whereas, our systems allow them to accept card-based payments such as through the use of a credit card.  We derive revenues from both the sale of our POS terminals and transaction fees on installed products.  Our revenues have grown by (1%) and 65%, respectively, in the twelve months ended March 31, 2009 and 2008, as compared with the prior comparable twelve months, reaching $13.4 million in the twelve months ended March 31, 2009.  In addition, transaction volume has grown organically by 118% from the twelve months ended March 31, 2008 to March 31, 2009.  As of March 31, 2009, the Company had approximately 48,000 devices connected to its network.  During the twelve months ended March 31, 2009, the Company processed approximately 19.5 million transactions totaling over $43.9 million.

Our solutions consist of POS electronic payment devices, proprietary operating systems, certified payment software, and reporting and communication capabilities.  Our solutions are able to process credit, debit, and contactless / radio frequency identification (“RFID”) devices.  Our proprietary POS solutions enable electronic micro-payments at unattended POS locations.

Our customers are primarily large vending machine owners and operators; business center operators, which include hotels and audio visual companies; commercial laundry operators servicing colleges, universities and multi-family housing; brand marketers wishing to provide their products or services via kiosks or vending machines; and equipment manufacturers that would like to incorporate our networked devices (e.g. remote monitoring, reporting and control as well as cashless payments) into their products. The functionality of our solutions includes the flexibility to execute a variety of payment applications on a single system, transaction security, connectivity, compliance with certification standards, and centralized, accurate and real-time sales and inventory data to manage distributed assets.

We have a 17 year history in our industry, a recognized brand name, value proposition for our customers, and reputation of innovation in our product and services.  We believe that the foregoing position us to capitalize on industry trends.

THE INDUSTRY

We operate in the electronic payments industry and more specifically the unattended POS market.  Our solutions facilitate electronic payments in industries that have traditionally relied on cash transactions.  In addition, our solutions provide electronic monitoring and online reporting for distributed assets.  We believe there are four industry trends which will drive growth in demand for electronic payment systems in general and more specifically within the markets we serve:

▪	the shift toward electronic payment transactions and away from cash and checks;
▪	the increase in both consumer and merchant/operator demand for electronic transaction functionality;
▪	improving POS technology coupled with declining device manufacturing and technology costs; and
▪
increased market sponsorship from industry participants (e.g., card associations (e.g., MasterCard and Visa), card issuers (e.g., American Express, Bank of America, Citibank, Discover), payment processors) leading to increased market adoption.

Shift toward electronic payment transactions and away from cash and checks

There has been a shift away from paper-based methods of payment, including cash and checks, towards electronic-based methods of payment.  While consumers continue to use checks and cash to pay for goods and services, there is a migration towards the use of card-based payment to purchase items.  According to The Nilson Report, a news and research publication on consumer payment systems, electronic payment transaction volume surpassed paper-based transaction volume for the first time in 2006, continuing the trend of migration of consumer transactions from paper-based to electronic payments.  According to The Nilson Report, U.S. card purchase volume is projected to reach $4.9 trillion in 2012, representing a compound annual growth rate of 7.7% from 2007 card purchase volume of $3.4 trillion.  Over this same time period, card-based purchase volume is projected to increase from 44.5% of total consumer payments during 2007 to a projected 53.6% of total consumer payments in 2012.

Increase in Consumer and Merchant/Operator Demand for Electronic Payments

Increase in Consumer Demand.  The unattended, vending and kiosk POS market has historically been dominated by cash purchases.  However, oftentimes, cash purchases at unattended POS locations represent a cumbersome transaction for the consumer because they do not have the correct monetary value (paper or coin), or the consumer does not have the ability to convert their bills into coins.  We believe electronic payment system providers such as us that can meet consumers’ demand within the unattended market will be able to offer retailers, card associations, card issuers and payment processors an expanding value proposition at the POS.

Increase in Merchant/Operator Demand.  Increasingly, merchants and operators of unattended payment locations (e.g., vending machines, photo kiosks, mobile business centers, etc.) are utilizing electronic payments alternatives.  Several of the Company’s customers have been able to drive increased revenue of their distributed assets through this expanded market opportunity.  Furthermore, owners have demonstrated the ability to increase price with little to no decline in transaction volume.  In addition, electronic payment systems provide merchants and operators real-time sales and inventory data utilized for back-office reporting and forecasting, helping the merchant or operator to manage their business.

Increase in Demand for Networked Assets.  According to M2M Magazine (M2M, “Is it Touching Our Everyday Lives?”, November 18, 2008) there are over 50 billion machines capable of being networked.  The potential of machines such as robots, trucks and home appliances and billions of machines that contain data is large and continues to grow.  Networked assets provide improved internal business processes such as energy management systems capable of collecting diagnostic information and communicating with the operator’s host information system to optimize energy consumption.  Networked assets also have the ability to remotely monitor merchandise to maximize sales and track inventory in real-time.  In addition, networked assets provide valuable information into consumer’s purchasing patterns and payment preferences allowing operators to more effectively reach and satisfy consumers.  Networked assets allow information to be centralized and reported in electronic format enabling the data to be more accurately and thoroughly analyzed and digitally presented and available online. According to the M2M Magazine the networked asset industry is in its nascency and electronic solution providers that can provide interconnectivity between distributed assets offer consumers, retailers, machine operators and manufacturers an expanded value proposition by optimizing the capabilities of a distributed asset.

POS Technology Improvements and Decreasing Costs are Increasing Adoption of Electronic Payment Solutions

Advances in Computing.  History has shown that advances in microprocessing technology, storage capacity and software are enabling increasing complexity and functionality of electronic payment systems at unattended POS locations.  Such advances are expanding the range of services and functionality offered by electronic payment systems - including credit and debit, prepaid cards, gift cards and loyalty card programs, electronic bill payment and electronic check truncation.  In addition, advances in technology, computing and telecommunications over the past decade have reduced the cost of production and operations of more sophisticated electronic payment systems, thereby reducing the barrier of adoption for merchants and operators.

Wireless Connectivity and Reliability.  Advancements in wireless technology are providing faster transmission of transaction data at a lower cost, enabling more advanced payment and other value-added applications at the unattended POS.  Major telecommunications carriers have expanded their communications networks and lowered fees. The foregoing have opened new markets for electronic payment systems, many of which have been primarily cash-only industries such as vending, kiosks, mobile business centers and quick service restaurants.  We believe that lower production costs, combined with increased consumer demand, will lead to increasing merchant and operator adoption of electronic POS solutions at unattended locations.

Card Innovation at the POS.  Recent industry developments such as the emergence of contactless/RFID have resulted in the POS becoming an important area of differentiation for card associations, card issuers and payment processors.  As the market for issuing credit cards has become more saturated in the U.S., card associations and card issuers are differentiating their brands by expanding their offerings.  Payment processors are also differentiating themselves by expanding their offerings as front-end authorization and back-end clearing and settlement have become more commoditized.  Card associations, card issuers and payment processors are differentiating their offerings, in part, by offering value-added applications and incorporating innovative technologies including contactless / RFID.

Increased Market Sponsorship

Key Industry Constituents Continue to Drive Market Acceptance.  U.S. card associations, card issuers and payment processors continue to look for innovative strategies to increase market opportunity and search for new ways to differentiate their brands by expanding their electronic payment offerings.  Unattended POS terminals that have traditionally been dominated by cash-based payments represent a significant growth area for industry participants to increase market opportunity by converting cash-based industries to electronic payments.  In addition, the recent emergence of payment technologies such as Tap & Go™, pay-at-the-pump and other POS solutions at unattended or mobile locations such as taxi cabs, restaurants and vending, represent the ongoing shift to electronic payments for everyday transactions.  We believe that continued innovation within unattended POS markets by large organizations within the electronic payments industry will drive increased market acceptance and overall market growth.

Increased Participation from Card Associations.  According to KioskCom 2008, less than 5% of the approximate eight million traditional beverage and food vending machines in the U.S. accept card payment.  With the volume of credit and debit transactions exceeding cash transactions, consumers have clearly shown a preference for card payments.  More importantly, the unattended POS market represents a sizeable and attractive growth market for card associations and electronic payment companies.  Card associations have been helping accelerate the conversion of the unattended POS industry from a primarily cash-only industry to a card-accepting marketplace.  For example, the major credit card associations agreed to waive the signature requirements for purchases of less than $25 making it faster and more efficient to utilize POS terminals with distributed assets.  Additionally, the card associations are encouraging unattended POS electronic payment technology by seeding this market through purchases of unattended POS electronic payment devices.  Specifically, we have received, to date, approximately $7.2 million for approximately 19,000 ePort® devices from the card associations.  These purchases were in collaboration with owners and operators of vending machines in the U.S., and in our opinion helps increase market adoption in the unattended POS electronic payments industry.  Our historical data demonstrates that approximately 20% of all of the transactions on traditional beverage and food vending machines utilizing our e-Port® terminals consist of credit/debit card transactions.

Favorable Legislation.  The revisions to Regulation E by the Federal Reserve eliminates the requirement to provide a receipt for debit card purchases under a specified dollar amount.  The new rule, effective August 6, 2007, eliminates the receipt requirement for transactions of $15 or less. Previously, Regulation E required that a paper receipt be made available to consumers for all electronic fund transfer systems, including small-dollar transactions such as vending machines in which consumers may not expect a receipt.  In many of these environments, the cost and operational challenges of receipt printing limited the deployment of electronic payment acceptance terminals.

SPECIFIC MARKETS WE SERVE

Our current customers are primarily in the vending, kiosk, commercial laundry and business center industry sectors. While these industry sectors represent only a small fraction of our total market potential, these are the areas where we have gained the most traction.  In addition to being our primary markets, these sectors serve as a proof-of-concept for other unattended POS industry applications.

Vending.  According to Vending Times Census of the Industry 2008, annual U.S. sales in the vending industry sector were estimated to be approximately $47.5 billion.  According to this census, there are an estimated 8 million traditional beverage and food vending locations in the U.S. and 30 million locations worldwide.  The market segment that can be addressed by our end-to-end solution consists primarily of vended products retailing for $1.00 or greater. Per census statistics, the overall market growth is 5% to 6% annually, while the addressable market segment for our end-to-end solution is growing more rapidly at 9% annually.  Currently, our network supports only approximately .5% of the total traditional beverage and food vending market in the United States. With the continued shift to electronic payments and the advancement in mobile and POS technology, we believe the traditional beverage and food vending industry will experience growth in offering card-based payment alternatives in addition to cash.

Kiosk.  According to IHL Consulting Group Market Study dated July 3, 2007, consumers spent over $525 billion at self-service kiosks during 2007, representing an approximate 20% increase over self-service kiosk sales of $438 billion during 2006.  Furthermore, IHL projects that spending at self-service kiosks will grow approximately 18% during 2008 and that demand for self-service kiosks should push sales at these terminals to approximately $1.3 trillion by 2011. Kiosks are becoming increasingly popular as self-service "specialty" shops within larger retail environments.  Value-added services, such as photo enlargement and custom imaging are a prominent example, located within many major retailers. As merchants continue to seek new ways to reach their customers outside of retail locations and mobile and electronic payment technology make this expansion more plausible, we believe electronic payment system providers that can service the payment needs of kiosk-driven transactions will be able to offer retailers, card associations, card issuers and payment processors an expanding value proposition at the POS.

Commercial Laundry.  According to The Dry Cleaning and Laundry Facilities Industry Profile published by First Research dated March 2, 2009, laundry services in the U.S. represent annual revenues of $20 billion. More specifically, the Coin Laundry Association cites about 35,000 coin laundries in the United States, generating nearly $5 billion in gross revenue annually. This segment of the business is made up of both coin-op laundries and coin-op machines located in multi-family housing developments such as apartments, condominiums and universities. The Coin Laundry Association points out that "...coin laundries thrive in periods of both growth and recession. During periods of recession, when home ownership decreases, the self-service laundry market expands as more people are unable to afford to repair, replace or purchase new washers and dryers, or as they move to apartment housing with inadequate or nonexistent laundry facilities."  The self-service laundry market consists of an estimated primary customer base of 86 million people living in rental housing, as of the 2000 U.S. Census. A secondary customer base consists of the over 2 million resident college and university students in the US (U.S. Census Bureau, 2004). We reach our target market primarily via the seven largest laundry operators in the US.

Single Cup/Office Coffee Service (OCS). In 2007/08 OCS sales surpassed the $4 billion mark for the first time, according to the State of the Coffee Industry Report published by Automatic Merchandiser, July 2008. According to this same publication, the gain was driven by higher prices, the ongoing expansion of single-cup systems and the consumers willingness to pay for ‘good’ coffee. According to the National Coffee Association 2008 National Coffee Drinking Trends survey, 2007 was the first year that daily coffee consumption among adults surpassed soft drink consumption. We have entered into a contract with Starbucks pursuant to which Starbucks will offer coffee in unattended locations using the e-Port Cashless payment system.

Business Centers.  According to the American Hotel & Lodging Association, there were approximately 47,000 hotels in the United States and 300,000 worldwide during 2008.  With the increased globalization of our economies and the increased need for travel both for personal and business, there remains a demand for unattended business center availability in hotels, with ever-greater percentages of travelers needing and expecting use of computers, printers, fax machines, copiers, and other business services.

OUR COMPETITIVE STRENGTHS

We believe that we benefit from a number of advantages gained through our 17-year history in our industry. They include:

Trusted Brand Name.  The USA Technologies brand has a strong national reputation for quality, reliability and innovation.  We believe that card associations, payment processors and merchants/operators trust our system solutions to handle financial transactions in a secure operating environment.  Our trusted brand name is best exemplified through  several one-way exclusive relationships, each averaging three years in duration, that we have solidified with several leading organizations within the unattended POS industry.

Large Installed Base.  We have a large installed base of unattended POS electronic payment systems. Our technology provides both POS payment solutions as well as real-time POS and diagnostic data to our customers.  Our customers maintain both the payment solution as well as the real-time data with one provider rather than through multiple providers.  Our installed base supports our sales and marketing infrastructure by enhancing our ability to establish or expand our market position.  In addition, our large installed base of unattended POS electronic payment systems makes our proprietary operating systems a preferred choice on which third party developers can create value- added applications for broad distribution of their applications.  Finally, our installed base provides several opportunities for referrals for new business, either from the merchant or operator of the deployed asset or through one of our several strategic relationships.

Attractive Value Proposition for Our Customers.  We believe that our solutions provide our customers an attractive value proposition.  Our solutions make possible increased purchases by consumers who in the past were limited to the physical cash value on-hand while making a purchase at an unattended terminal. Rather than search for coins or dollar bills to feed a vending machine, customers have the option of paying by card.  We believe our solutions make possible increased convenience and a broader universe of potential customers – those with cash or electronic forms of payment.  Furthermore, the cost of our solution continues to decrease making it more economically attractive for our customers to install our devices in their assets.  Our historical data demonstrates that approximately 20% of all of the transactions on traditional beverage and food vending machines utilizing our e-Port® terminals consist of credit/debit card transactions.

Large and Increasing Scale.  During the twelve months ended March 31, 2009, we generated total licensing and processing fees of $ 5.35 million, successfully processed approximately 19.5 million transactions accounting for more than $43.9 million in purchases and, as of March 31, 2009 had approximately 48,000 distributed assets such as vending machines, kiosks, copiers, personal computers, and laundry equipment connected to our network.  We believe that our scale and footprint enable us to market and distribute our products more effectively and in more markets than most of our competitors, and to provide our customers with innovative, comprehensive and reliable system solutions.

Leading Research and Development.  Our research and development initiatives focus on adding features and functionality to our system solutions through the development and utilization of new technology.  Since we began operations in 1992, we have been granted 69 patents and currently have 26 patents pending.  We have developed innovative and reliable unattended POS electronic payment devices and solutions over the past several years.  For example, our most recent cashless vending solution, the ePort EDGE™, is anticipated to be available for sale to our customers during the fourth quarter of the 2009 fiscal year, Our new e-Port G-8 is an integrated one-piece design, combining the card-reader and processor while enabling both magnetic swipe and RFID card transactions, and is 65% smaller than our previous G-7 model.

OUR GROWTH OPPORTUNITY

Our objective is to enhance our position as a leading provider of technology that enables electronic payment transactions and value-added services at the unattended POS such as traditional beverage and food vending, kiosks and commercial laundry.  The key elements of our strategy are to:

Increase Market Share in the U.S.  We intend to increase our market share in the U.S. by capitalizing on industry trends, penetrating key sales channels, leveraging and building our strategic relationships and expanding our solutions offering.  As an example, in October 2008 we announced our pre-paid co-marketing agreement with First Data, enabling their pre-paid Go-Tags to transact with our ePort® POS devices.  The Go-Tags allow a customer to simply place the tag in front of an ePort® device to be scanned for payment.  The Go-Tag is linked to a pre-paid account.  We intend to continue to seek opportunities to expand our market share in the U.S. by leveraging our brand, market position, scale, technology and distribution channels.

Further Penetrate Attractive Adjacent Markets.  We plan to continue to increase the functionality of our system solutions to address the specific needs of various markets. We currently focus on specific segments of unattended POS markets, including traditional beverage and food vending, kiosk, commercial laundry and business center industry sectors. We believe we have the ability to penetrate a much larger addressable market by licensing our technologies to equipment makers of everyday devices such as toll booths, refrigerators, security systems, and countless other devices. Using wired and/or wireless networks and centralized, server-based software applications, managers can remotely monitor, control, and optimize a network of devices regardless of where they are located.  Networked devices enable cashless transactions, sales analysis, remote monitoring, and optimized machine maintenance.

New Product Innovation.  We are a leading innovator of technology that enables electronic payment transactions and value-added services at the unattended POS.  We will continue enhancing our solutions in order to satisfy our customers and the end-consumers relying on our products at the POS.  Our product innovation team enhances the design, size, speed of data transmission, security, and compatibility with other electronic payment solution providers’ technologies.  We believe our continued product innovation will lead to further adoption in the unattended POS payments market.  For example, our new ePort G-8™ solution is 65% smaller than our previous model, and the cost of the ePort EDGE™ will be $199 per device.

Leverage Technology to Drive Increased Return on Investment for Owners.  There is a correlation with decreasing unit costs of our devices and increased installments.  As our manufacturing costs per device decline, more customers install our technology.  We see further opportunity to reduce manufacturing costs of our products which we believe will accelerate unit installations and offer a more attractive solution, economically, to new and existing customers.

Capitalize on High Growth Opportunities in International Markets.  We currently are focused on the U.S. and Canadian market for our e-Port devices and related network but may seek to establish a presence in emerging, high growth electronic payment markets in Europe, Asia and Latin America.  In order to do so, we would have to invest in additional sales and marketing and research and development resources targeted towards these regions. Our energy management devices have been shipped to customers located in the U.S., Canada, Mexico, United Kingdom, Germany, France, Japan, Australia and the Phillipines.

OUR PRODUCTS AND SERVICES

Our products are available in several distinctive modular configurations, offering our customers flexibility to install a POS solution that best fits their needs and customer demands.

Intelligent Vending™.  As of March 31, 2009, we have approximately 39,400 e-Port® and other cashless devices on vending machines and kiosks operating for use by the general public that are connected to our ePort Connect® solution. Our ePort Connect® solution for the vending industry enables cashless payments at unattended POS vending machines.  ePort Connect® is an end to end suite of cashless payment and telemetry services for the self service retail industries.

During fiscal year 2007, we introduced our e-Port® G-6. This hardware includes a RFID or “Tap & Go™” tag reader for added convenience to consumers.  During fiscal year 2008, we introduced our e-Port® G-7, which offers additional features including gift, loyalty, prepaid and electronic couponing program support, as well as remote upgrade and increased remote diagnostics capabilities.  Our latest improvement to Intelligent Vending™ is our e-Port® G-8, which provides the same benefits of the G-7, plus important new features at a lower price.  The G-8 solution is 65% smaller than the G-7, combines traditional mag-strip and RFID payment capabilities and is compatible with pre-pay and GoTag programs available through First Data.  In addition, our e-Port Edge™ product would be available for sale to customers during the fourth quarter of the 2009 fiscal year.  The e-Port Edge™ would be a one piece design and is intended for those in the vending industry who want a magnetic swipe-only cashless system at a cost of $199 per device.

Kiosk.  We provide an e-Port® solution that utilizes our e-Port® or software Client, USALive®, and our comprehensive technology support and customer service to offer an electronic payment option and web-based remote monitoring and management for all kiosk types.  Our e-Port® solution enables Kiosks to sell an increased variety of items and at a higher price point as compared to cash-only Kiosks as consumers are typically limited to the amount of available cash-on-hand. Kiosks permit a host of new services to become available at the point-of-demand, such as Sony's self-service, PictureStation kiosks, where consumers can produce prints from their own digital media. In addition, our e-Port® solution powers the POS solutions for unattended Kiosk providers such as Merit Megatouch, Fantasy Photobooth and AIR-serv.  In October 2008 Starbucks chose our e-Port® mobile solution to deliver their product to customers through coffee Kiosks.

Business Express®.  Business Express® is our solution comprised of the ePort SDK™ (our software Client), the ePort Connect® service, and a suite of office equipment (i.e. PC, fax and copier), all coupled with our technology support and customer service.  Business Express® enables hoteliers and others to offer unattended business services round-the-clock.  Our Business Express® solution also provides additional value-added services and revenue generating opportunities with BEXPrint™, our proprietary technology that allows users, without access to a printer, to send a document to a secure web-site for storage, and then password retrieval of the document for printing at our business center locations.

TransAct®, our original payment technology system developed for self-service business center devices, such as fax machines and copiers, is a cashless transaction-enabling terminal that permits customers to use office equipment with the swipe of a major credit card. The TransAct® device can be sold as a stand-alone unit for customers wishing to integrate it with their own office equipment.

As of March 31, 2009, we have approximately 1,000 Business Express® units installed nationwide with several of the major hotel chains.

eSuds™.  eSuds™ is our solution developed for the commercial laundry industry. eSuds™ offers an e-mail alert system to notify users regarding machine availability, cycle completion, and other events and supports a variety of value-added services such as custom advertising or subscription-based payments.

Our eSuds™ system enables laundry operators to provide customers cashless transactions via the use of their credit cards, debit cards and other payment mediums such as student IDs.  In addition, our eSuds™ service reduces operational costs through utilization of our remote monitoring technology, thereby maximizing the scheduling of service visits and increasing machine up-time. The system increases customer satisfaction through improved maintenance, higher machine availability, specialized services (i.e., e-mail alerts to indicate that laundry cycle is finished) and the convenience of non-cash transactions.

Installations of our eSuds™ product have been completed at 47 universities and are serviced on approximately 6,600 washer and dryer machines.  For example, installations of our eSuds™ product have been completed at Carnegie Mellon University, Rutgers University, Case Western Reserve, Johns Hopkins University, Temple University and others.  We are working with resellers, such as BlackBoard, and distributors, such as Caldwell & Gregory, to install eSuds™ at other colleges and universities. The Company recently expanded e-Suds into multi-family housing with CoinMach, a firm which has indicated that it operates approximately 850,000 laundry machines in North America.

As of March 31, 2009, we had approximately 700 eSuds™ room controllers servicing approximately 6,600 washers and dryers.

Energy Management Products.  Our Company offers energy conservation products ("Energy Misers” ®) that reduce the electrical power consumption of various types of existing equipment, such as vending machines, glass front coolers and other "always-on" appliances by allowing the equipment to selectively operate in a power saving mode when the full power mode is not necessary.  Each of the Company's Energy Miser® products utilizes occupancy sensing technology to determine when the surrounding area is vacant or occupied.  The Energy Miser® then utilizes occupancy data, room and product temperatures, and an energy saving algorithm to selectively control certain high-energy components (e.g. compressor and fan) to realize electrical power savings over the long-term use of the equipment. Customers of our VendingMiser® product benefit from reduced energy consumption costs, depending on regional energy costs, machine type, and utilization of the machine.  Our Energy Misers® also reduce the overall stress loads on the equipment, helping to reduce associated maintenance costs.

The Energy Miser® family of energy-control devices include:

VendingMiser® - installs in a cold drink vending machine and reduces the electrical power consumption of the vending machine.

CoolerMiser™ - reduces the electrical energy used by sliding glass or pull open glass-front coolers that contain non-perishable goods.

VM2IQ® and CM2IQ® - the second generation of the VendingMiser® and CoolerMiser™ devices that is installed directly inside the machine and has the capability to control the cooling system and the advertising lights separately.

SnackMiser® - reduces the amount of electricity used by non-refrigerated snack vending machines.

PlugMiser™ - reduces the amount of electricity used by all types of plug loads including those found in personal or modular offices (printers, personal heaters, and radios), video arcade games, and more.

Our Services
Through ePort Connect®, we offer end-to-end services to support our ePort devices and ePort SDK™.

The ePort Connect® service includes:

Card Processing Services. Through our existing relationships with card processors and card associations, we provide merchant account and terminal ID set up, pre-negotiated discounted fees on small ticket purchases and direct EFTs to our customer’s bank account for all settled card transactions as  well as ensure compliance with current processing regulations.

Wireless Connectivity. We manage the wireless SIM account activation, distribution, and the relationship with wireless providers for our customers.

Customer/Consumer Services.  We support our installed base by providing 24-hour help desk support, repairs, and replacement of impaired system solutions.  In addition, as the merchant of record on all transactions, all inbound billing inquiries are handled through a 24-hour help desk, thereby eliminating the need for merchants and operators to be bothered with customer billing inquiries and potential chargebacks.

Online Sales Reporting and remote management. Effective remote management is essential to cost effective deployment, maintenance and management of unattended POS locations.  Via the USALive online reporting system, we provide reporting of credit and cash transactions, user configuration, reporting by machine and region, by date range and transaction type, data reports for operations and finance, graphical reporting for sales and to customers, and condition monitoring for equipment service as well as activation of new devices and location redeployments.

Over-the-Air Update Capabilities. Automatic over-the-air updates to software, settings, and security protocol from our network to our e-Port card reader keep our customers’ hardware up-to-date and enables customers to benefit from any advancements made after their hardware or software purchase.

OUR TECHNOLOGY-BASED SOLUTION

In addition to the ePort Connect® end-to-end payment and processing services, the Company’s full cashless solution must include a device or software in the distributed assets such as vending machines, kiosks, laundry equipment, photocopiers or personal computers.

The Client.  The Company offers its customers several different devices or software to connect their distributed assets. These range from software to hardware devices consisting of control boards, magnetic strip card readers, and RFID readers. The devices or software can be embedded inside the host equipment, such as ePort SDK™ software residing in the central processing unit of a Kiosk or Business Center computer; it can be integrated as part of the host equipment, such as our e-Port® hardware that can be attached to the door of a vending machine; or it can be a peripheral, stand-alone terminal, such as our TransAct® terminal for Copier Express.

e-Port® is the Company's core device, which is currently being utilized in vending and commercial laundry applications. Our e-Port® product facilitates cashless payments by capturing the payment media and transmitting the information to our network for authorization with the payment system (e.g. credit card processors). Additional capabilities of our e-Port® consist of control/access management by authorized users, collection of audit information (e.g. product or service sold, date and time of sale and sales amount), diagnostic information of the host equipment, and transmission of this data back to our network for web-based reporting.

TransAct® is the Company's original cashless, transaction-enabling device developed for self-service business center equipment such as PCs, fax machines and copiers.  Similar to e-Port®, the TransAct® capabilities include control/access management, collection of sales data (e.g. date and time of sale, sales amount and product or service purchased), and transmission back to our network for reporting to customers.

The Connectivity Mediums.  Our solutions are interconnected for the transfer of our customer’s data through our USALive® network, providing multiple connectivity options such as phone line, Ethernet or wireless.

Increasing wireless connectivity options, coverage and reliability have allowed us to service a greater number of customer locations.  Additionally, we make it easy for our customers to deploy wireless solutions by acting as a single point of contact. We have contracted with AT&T Mobility in the United States and Rogers Wireless in Canada in order to supply our customers with wireless network coverage..

The Network.  Our USALive® network is responsible for transmitting payment information from our terminals for processing as well as transmitting sales and diagnostic data for storage and reporting to our customers.  Also, the network, through server-based software applications, provides remote management information and enables control of the networked device's functionality.  Through our network we have the ability to push software and update devices remotely enabling us to manage the devices (e.g., change protocol functionality, software upgrades, change terminal display messages).

USALive® is the enabler of turnkey cashless payment processing for our customers. The network is certified with several cashless payment systems, such as credit card processors and property management systems, facilitating the authorization and settlement of credit cards, debit cards, hotel room keys and student identification cards.  The network also has the capability to act as its own payment processing system for other cashless payment media, such as on-line stored value or employee payroll deduction.  The network authorizes transactions, occurring at the host equipment, with the appropriate payment system and sends approval or decline responses back to the networked device to allow or terminate the transaction for the purchase of the product or service.  The network consolidates successfully approved transactions from multiple devices, batches, and then transmits these batched transactions to the payment system for settlement.

Data Security. On January 14, 2009 the Company received notice from Visa that it had been accepted as a Compliant Service Provider as a result of its third party PCI Report on Compliance. The USAT listing on Visa can be found online at http://usa.visa.com/download/merchants/cisp-list-of-pcidss-compliant-service-providers.pdf..

SALES AND MARKETING

The Company’s sales strategy includes both direct sales and channel development, depending on the particular dynamics of each of our markets.  Our marketing strategy is diversified and includes media relations, direct mail, conferences and client referrals.  As of the date of this prospectus, the Company was marketing and selling its products through its full time staff consisting of five people.

Direct Sales

We sell directly to the major operators in each of our target markets.  Each of our target markets is dominated by a handful of large companies, and these companies comprise our primary customer base.  In the vending sector, approximately ten large operators dominate the sector; in the commercial laundry sector, seven operators currently control the majority of the market.  We also work directly with hoteliers for our TransAct® and Business Express® products.

Within the vending industry, our customers include soft drink bottlers and independent vending operators throughout the United States and Canada.  On the soft drink bottler side, we are attempting to secure additional distribution agreements and servicing our existing customer’s requirements for cashless locations and the related network services.

Indirect Sales/ Distribution

We have entered into agreements with resellers and distributors in connection with our energy management products.

Marketing

Our marketing strategy consists of building our brand by creating a company and product presence at industry conferences and events in order to raise visibility within our industry, create opportunity to conduct product demonstrations, and consult with potential customers one-on-one; sponsoring educational workshops with trade associations such as National Automated Merchandiser Association (“NAMA”), to educate the industry on the importance and benefits of our solution and establish our position as the industry leader; develop several case studies to illustrate the value of our products; the use of direct mail campaigns; advertising in vertically-oriented trade publications such as Vending Times, Automatic Merchandiser and Energy User News; and cultivate a network of state governments and utility companies to provide incentives or underwriting for our energy management products.

IMPORTANT RELATIONSHIPS

MasterCard International

In June 2006, MasterCard International and the Company signed an agreement to deploy 1,000 e-Port® devices that accept MasterCard “PayPass™” in Coca-Cola vending machines owned and operated by the Philadelphia Coca-Cola Bottling Company.  The Company had earned a total of approximately $400,000 in equipment revenues from this agreement, which was earned during the period of July 1, 2006 through September 30, 2006.

In November 2006, MasterCard International and the Company signed an agreement to deploy 5,000 e-Port® devices that accept MasterCard “PayPass™”.  The Company had earned a total of approximately $1,975,000 in equipment revenues from this agreement, which was earned during the period of February 1, 2007 through May 31, 2007.

In May 2007, MasterCard International, the Company, and Coca-Cola Enterprises, Inc. entered into an agreement to deploy 7,500 e-Port® devices, as more fully described below.  The Company had earned a total of approximately $3,248,000 in equipment revenues from this agreement, which was earned during the period of June 1, 2007 through October 31, 2007.

In November 2007, MasterCard International and the Company signed an agreement to deploy 4,051 e-Port® devices that accept MasterCard “PayPass™” (the “November 2007 MasterCard Agreement”).  The Company had earned a total of approximately $1,600,000 in equipment revenues from this agreement, which was earned during the period of December 1, 2007 through March 31, 2008.

AT&T Mobility (formerly Cingular Wireless and AT&T Wireless)

In July 2004, we signed an agreement to use AT&T’s digital wireless wide area network for transport of data, including credit card transactions and inventory management data.  AT&T is a provider of advanced wireless voice and data services for consumers and businesses, operating the largest digital wireless network in North America and the fastest nationwide wireless data network in the United States. We offer AT&T’s wireless services in connection with our e-Port® devices which are utilized in the traditional beverage and food vending market in the U.S.

Coca-Cola Enterprises, Inc.

In May 2007, we entered into a three-year Supply and Licensing Agreement with Coca-Cola Enterprises, Inc. (“CCE”), the world’s largest marketer, producer and distributor of Coca-Cola products.  The agreement covers the purchase by CCE from us of our G6 e-Port® and related ePort Connect® services for use in CCE’s beverage vending machines, including the purchase of e-Ports® by CCE under the MasterCard agreement referred to below.  The price of each e-Port® is $433.  We receive 5% of the cashless revenues from the CCE vending machine as a processing fee and a monthly payment of $9.95 per unit when we act as the transaction processor for the CCE vending machines.  As of March 31, 2009, we act as the transaction processor for all of the units sold under this agreement.

The agreement also included, as an exhibit, the MasterCard PayPass Participation Agreement entered into between us, CCE, and MasterCard International Incorporated under which CCE had agreed to use commercially reasonable efforts to complete installation of up to 7,500 e-Ports®  (the “CCE/MasterCard Agreement”).  In addition to accepting credit and debit cards, these e-Ports® accept payment from credit cards utilizing MasterCard’s PayPass contactless technology and were to be utilized in CCE beverage vending machines in multiple cities throughout the United States.  For each e-Port® successfully installed by CCE, we received an aggregate of $433 from CCE and MasterCard. As of  December 31, 2007, all of the units had been installed by CCE.

VISA

On April 1, 2009 we entered into a Contactless Terminal Support Agreement with VISA U.S.A. INC. (“VISA”), pursuant to which VISA would pay us the amount of $200 for each e-Port® that we deploy prior to December 31, 2009. The agreement would cover up to a maximum of 4,000 e-Ports®. These e-Ports® would accept credit and debit cards utilizing VISA’s contactless technology as well as VISA’s magnetic stripe payment cards. We anticipate deployiong the initial 1,500 e-Ports® covered by the agreement in the Chicago, Illinois geographic area. VISA would pay us an aggregate of $800,000 if all 4,000 e-Ports® are timely deployed. Our customer (i.e., the location owner) would enter into a three-year exclusive processing agreement with us in connection with the vending machine utilizing the e-Port®.

Merit

In October of 2008, we entered into an exclusive three-year agreement for the supply of e-Port® devices and ePort Connect® cashless services with Merit Entertainment. Merit is the provider of Megatouch countertop entertainment systems and selected the e-Port® software and ePort Connect® Services to help give Megatouch players the ability to pay with their debit or credit cards. Under this agreement every newly manufactured Megatouch system will include our ePort Connect® software. Merit has indicated to us that it currently has an installed base of over 250,000 touch screen games.

AIR-Serv

In September 2008, we entered into a three year agreement with AIR-serv, a leader in the coin-operated tire inflation and vacuuming services space, to enable Air-serv’s tire inflation and vacuuming kiosks to accept credit cards with our e-Port® and ePort Connect® Service. AIR-serv plans to install e-Port® devices on its tire inflation and car vacuum terminals in gas stations that are already operating in the field. AIR-serv has indicated to us that it currently has an install base of approximately 65,000 units worldwide.

QUICK START PROGRAM

The Quick Start Program (“Quick Start”) eliminates the customer’s up front capital outlay required for the purchase of the company’s e-Port® cashless payment products. The Company designed Quick Start in response to customer demands for more convenient and flexible financing alternatives of our product. Quick Start offers vending machine operators and bottlers a convenient ‘no money down’ plan to help them get started with the ePort Connect® service quickly and easily.

Under the program, vending operators or bottlers have no upfront capital cost, but will pay a monthly fee which includes the e-Port® device and the full ePort Connect® suite of services. The program will offer the operator several different lease options for the e-Port®, such as a fair market value lease or a $1 purchase option lease.  On a limited basis, and at the Company’s discretion on which customers would qualify, the program will also include a rental option. The monthly lease or rental fee will be combined with the ePort Connect® Service fees and then automatically deducted from the either the cashless proceeds from the machine or via an automated ACH from the customer’s bank account on a monthly basis.

Quick Start lowers the upfront cost of entry for our products and services, providing our customer the ability to realize enhanced cash flows with the implementation of our e-Port® cashless technology.  The Company believes providing convenient and flexible financing for our products, thereby lowering the upfront capital outlay requirement of customers will contribute to the increased adoption of cashless payment systems in vending, thus accelerating sales of its e-Port® products and services to the vending industry.

MANUFACTURING

The Company utilizes independent third party companies for the manufacturing of its products.  The Company purchases other components of its business center (computers, printers, fax and copy machines) through various manufacturers and resellers.  Our manufacturing process mainly consists of quality assurance of materials and testing of finished goods received from our contract manufacturers.  With the exception of a manufacturer of our e-Port® product, we have not entered into a long-term contract with our contract manufacturers, nor have we agreed to commit to purchase certain quantities of materials or finished goods beyond those submitted under routine purchase orders, typically covering short-term forecasts.

COMPETITION

The cashless vending, remote business service and energy conservation industries are competitive markets.  While the Company offers unique products and services within smaller niche markets of these industries, a number of competitors in the broader market may offer products and services within our niche market in the future.  In the cashless vending market, we are not aware of a direct competitor that provides a complete solution, offering both a cashless/remote monitoring device and turnkey service. We are aware of two competitors that offer a cashless hardware device, MEI and Coin Acceptors Inc. (Coinco).  We are aware of five competitors that offer a remote monitoring device, MEI, Coin Acceptors Inc. (Coinco), Cantaloupe Systems, Inc, InOne Technology, LLC,  and Crane Streamware. We are aware of one direct competitor that offers a wireless service for cashless processing, Transaction Network Services, Inc. In the cashless laundry market, we are aware of one direct competitor, Mac-Gray Corporation.  In the automated business center market, we are aware of three direct competitors.  In the energy management market, we are not aware of any direct competitors for our Energy Miser products.

The businesses which have developed unattended, credit card activated control systems currently in use in non-vending machine applications (e.g., gasoline dispensing, public telephones, prepaid telephone cards and ticket dispensing machines), might be capable of developing products or utilizing their existing products in direct competition with our e-Port® control systems targeted to the vending industry.  The Company is also aware of several businesses that make available use of the Internet and use of personal computers to hotel guests in their hotel rooms.  Such services might compete with the Company’s Business Express, and the locations may not order the Business Express, or if ordered, the hotel guest may not use it.  Finally, the production of highly efficient vending machines and glass front coolers or alternative energy conservation products may reduce or replace the need for our energy management products.

The Company’s key competitive factors include our unique products, our integrated services, product performance and price.  Our competitors are well established, have substantially greater resources than the Company and have established reputations for success in the development, sale and service of high quality products.  Any increase in competition in the future may result in reduced sales and/or lower percentages of gross revenues being retained by the Company, or otherwise may reduce potential profits or result in a loss of some or all of its customer base.

CUSTOMER CONCENTRATIONS

Approximately 68% and 41% of the Company’s accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two (52% with Coca-Cola Enterprises Inc. and 16% with Swank Audio Visuals) and two (21% with MasterCard International Incorporated and 16% with Swank Audio Visuals) customers, respectively. Approximately 13%, 64%, 61%, 40% and 29% of the Company’s revenues for the nine months ended March 31, 2009 and 2008, and the years ended June 30, 2008, 2007 and 2006, respectively, were concentrated with one (Coca-Cola Enterprises Inc.), two (39% with Coca-Cola Enterprises Inc. and 25% with MasterCard International Incorporated), two (34% with Coca-Cola Enterprises Inc. and 27% with MasterCard International Incorporated), one (MasterCard International Incorporated), and two (19% with PepsiCo, Inc. and 10% with Swank Audio Visuals) customer(s), respectively. The Company’s customers are principally located in the United States.

TRADEMARKS, PROPRIETARY INFORMATION AND PATENTS

The Company received federal registration approval of the following trademarks:  Blue Light Sequence®, Business Express®, C3X®, Cinemachine®, CM2iQ®, Credit Card Computer Express®, Dial-A-Snack®, Dial-A-Vend®, Dial-A-Vend.com®, Energy Miser®, ePort®, e-Port, ePort Connect®, ePort The Next Generation in Vending®, PC Express®, Public PC®, SnackMiser®, The Office That Never Sleeps®, TransAct®, USA Technologies®, USALive®, VendingMiser®, and VM2iQ®.  The Company has three trademarks pending registration, ePort EDGE™, Intelligent Vending™, and Creating Value Through Innovation™.  Through its wholly owned subsidiary, Stitch Networks, the Company has secured two registered trademarks, including eSuds.net® and Stitch Networks®, and has one trademark pending registration, eSuds™.

Much of the technology developed or to be developed by the Company is subject to trade secret protection.  To reduce the risk of loss of trade secret protection through disclosure, the Company has entered into confidentiality agreements with its key employees.  There can be no assurance that the Company will be successful in maintaining such trade secret protection, that they will be recognized as trade secrets by a court of law, or that others will not capitalize on certain aspects of the Company’s technology.

Through the date of this prospectus, 64 United States patents and 5 Foreign patents have been issued to the Company, 18 United States patents and 8 Foreign patents are pending.

The list of issued patents is as follows:

•
U.S. Patent No. 5,619,024 entitled “Credit Card and Bank Issued Debit Card Operating System and Method for Controlling and Monitoring Access of Computer and Copy Equipment”; U.S. Patent No. 5,637,845 entitled “Credit and Bank Issued Debit Card Operating System and Method for Controlling a Prepaid Card Encoding/Dispensing Machine”;

•	U.S. Patent No. D423,474 entitled “Dataport”;

•	U.S. Patent No. D415,742 entitled “Laptop Dataport Enclosure”;

•	U.S. Patent No. D418,878 entitled “Sign Holder”;

•	U.S. Patent No. 6,056,194 entitled “System and Method for Networking and Controlling Vending Machines”;

•	U.S. Patent No. D428,047 entitled “Electronic Commerce Terminal Enclosure”;

•	U.S. Patent No. D428,444 entitled “Electronic Commerce Terminal Enclosure for a Vending Machine”;

•	U.S. Patent No. 6,119,934 entitled “Credit Card, Smart Card and Bank Issued Debit Card Operated System and Method for Processing Electronic Transactions”;

•	U.S. Patent No. 6,152,365 entitled “Credit and Bank Issued Debit Card Operated System and Method for Controlling a Vending Machine”;

•	U.S. Patent No. D437,890 entitled “Electronic Commerce Terminal Enclosure with a Hooked Fastening Edge for a Vending Machine”;

•	U.S. Patent No. D441,401 entitled “Electronic Commerce Terminal Enclosure with Brackets”;

•	U.S. Patent No. 6,321,985 entitled “System and Method for Networking and Controlling Vending Machines”;

•	U.S. Patent No. 6,505,095 entitled “System for Providing Remote Audit, Cashless Payment, and Interactive Transaction Capabilities in a Vending Machine” (Stitch);

•	U.S. Patent No. 6,389,337 entitled “Transacting e-commerce and Conducting e-business Related to Identifying and Procuring Automotive Service and Vehicle Replacement Parts” (Stitch);

•	U.S. Patent No. 6,021,626 entitled “Forming, Packaging, Storing, Displaying and Selling Clothing Articles”;

•
U.S. Patent No. 6,622,124 entitled “Method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal operated on a transportation vehicle”;

•
U.S. Patent No. 6,615,186 entitled “Communicating interactive digital content between vehicles and internet based data processing resources for the purpose of transacting e-commerce or conducting e-business”;

•	U.S. Patent No. 6,615,183 entitled “Method of warehousing user data entered at an electronic commerce terminal”;

•	U.S. Patent No. 6,611,810 entitled “Store display window connected to an electronic commerce terminal”;

•	U.S. Patent No. 6,609,103 entitled “Electronic commerce terminal for facilitating incentive-based purchasing on transportation vehicles”;

•	U.S. Patent No. 6,609,102 entitled “Universal interactive advertising and payment system for public access electronic commerce and business related products and services”;

•	U.S. Patent No. D478,577 entitled “Transceiver base unit”;

•	U.S. Patent No. 6,606,605 entitled “Method to obtain customer specific data for public access electronic commerce services”;

•
U.S. Patent No. 6,606,602 entitled “Vending machine control system having access to the internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions”;

•	U.S. Patent No. 6,604,087 entitled “Vending access to the internet, business application software, e-commerce, and e-business in a hotel room”;

•	U.S. Patent No. 6,604,086 entitled “Electronic commerce terminal connected to a vending machine operable as a telephone”;

•	U.S. Patent No. 6,604,085 entitled “Universal interactive advertising and payment system network for public access electronic commerce and business related products and services”;

•	U.S. Patent No. 6,601,040 entitled “Electronic commerce terminal for wirelessly communicating to a plurality of communication devices”;

•	U.S. Patent No. 6,601,039 entitled “Gas pump control system having access to the Internet for the purposes of transacting e-mail, e-commerce, and e-business, and for conducting vending transactions”;

•	U.S. Patent No. 6,601,038 entitled “Delivery of goods and services resultant from an electronic commerce transaction by way of a pack and ship type company”;

•
U.S. Patent No. 6,601,037 entitled “System and method of processing credit card, e-commerce, and e-business transactions without the merchant incurring transaction processing fees or charges worldwide”;

•	U.S. Patent No. D477,030 entitled “Vending machine cashless payment terminal”;

•	U.S. Patent No. D476,037 entitled “User interface bracket for a point of sale terminal”;

•	U.S. Patent No. D476,036 entitled “Printer bracket for point of sale terminal”;

•	U.S. Patent No. D475,751 entitled “User interface bracket for a point of sale terminal”;

•	U.S. Patent No. D475,750 entitled “Paper guide for a point of sale terminal”;

•	U.S. Patent No. D475,414 entitled “Printer bracket for point of sale terminal”;

•	U.S. Patent No. 5,844,808 entitled “Apparatus and methods for monitoring and communicating with a plurality of networked vending machines”;

•	U.S. Patent No. 6,581,396 entitled “Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode”;

•	U.S. Patent No. 6,389,822 entitled “Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode”;

•	U.S. Patent No. 6,243,626 entitled “External power management device with current monitoring precluding shutdown during high current”; and

•	U.S. Patent No. 5,477,476 entitled “Power conservation system for computer peripherals”;

•	U.S. Patent No. 6,629,080 entitled “Transaction processing method of fulfilling an electronic commerce transaction by an electronic commerce terminal system”;

•	U.S. Patent No. D480,948 entitled “Mounting bracket for mounting a cashless payment terminal to a vending machine”;

•	U.S. Patent No. 6,643,623 entitled “A method of transacting an electronic mail, an electronic commerce, and an electronic business transaction by an electronic commerce terminal using a gas pump”;

•	U.S. Patent No. 6,684,197 entitled “Method of revaluing a private label card using an electronic commerce terminal (as amended)”;

•	U.S. Patent No. 6,754,641 entitled “Dynamic identification interchange method for exchanging one form of identification for another”;

•
U.S. Patent No. 6,763,336 entitled “Method of transacting an e-mail, an e-commerce, and an e-business transaction by an electronic commerce terminal using a wirelessly networked plurality of portable devices”;

•	U.S. Patent No. 6,801,836 entitled “Power-conservation based on indoor/outdoor and ambient-light determinations”;

•	U.S. Patent No. 6,807,532 entitled “Method of soliciting a user to input survey data at an electronic commerce terminal”;

•	U.S. Patent No. 6,853,894 entitled “Global network based vehicle safety and security telematics”;

•	U.S. Patent No. 6,856,820 entitled “An in-vehicle device for wirelessly connecting a vehicle to the internet and for transacting e-commerce and e-business”;

•	U.S. Patent No. 6,895,310 entitled “Vehicle related wireless scientific instrumentation telematics”;

•	U.S. Patent No. 6,898,942 entitled “Method and apparatus for conserving power consumed by a refrigerated appliance”;

•	U.S. Patent No. 6,931,869 entitled “Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode”;

•	U.S. Patent No. 6,975,926 entitled “Method and apparatus for power management control of a compressor-based appliance that reduces electrical power consumption on an appliance”;

•	U.S. Patent No. 7,003,289 entitled “Communication interface device for managing wireless data transmission between a vehicle and the internet”;

•	U.S. Patent No. 7,076,329 entitled “Cashless vending transaction management by a Vend Assist mode of operation”;

•	U.S. Patent No. 7,089,209 entitled “Method for revaluing a phone card”;

•	U.S. Patent No. 7,131,575 entitled “MDB transaction string effectuated cashless vending”;

•	U.S. Patent No. 7,200,467 entitled “Method and Apparatus for Power Management Control of a Compressor-Based Appliance that Reduces Electrical Power Consumption of an Appliance”;

•	U.S. Design Patent No. D543,588 entitled “Point of Sale Terminal Mountable on a Vending Machine’;

•	U.S. Patent No. 7,286,907 entitled “Method and Apparatus for Conserving Power Consumed by a Refrigerated Appliance Utilizing Audio Signal Detection”;

•	Canadian Patent No. D199-1014 entitled “Sign holder”;

•	Canadian Patent No. D199-1038 entitled “Laptop data port enclosure”;

•	Canadian Patent No. 2,291,015 entitled “Universal interactive advertising and payment system for public access electronic commerce and business related products and services”;

•	Australian Patent No. 2001263356 entitled “Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode”; and

•	Mexican Patent No. 234363 entitled “Refrigerated vending machine exploiting expanded temperature variance during power-conservation mode”.

The Company believes that one or more of its patents, including the U.S. patent No. 6,505,095 entitled “System for providing remote audit, cashless payment, and interactive transaction capabilities in a vending machine”, are important in protecting its intellectual property used in its e-Port® control system targeted to the vending industry.  The aforesaid patent expires in July 2021.  Reference is hereby made to our risk factors relating to our intellectual property.

The Company has filed for the reexamination of U.S. Patent No. 7,131,575 (reexamination control no. 90/008,437) and for the reexamination of U.S. Patent No. 6,505,095 (reexamination control no. 90/008,448).

RESEARCH AND DEVELOPMENT

Research and development expenses, which are included in selling, general and administrative expense in the Consolidated Statements of Operations, were approximately $1,679,000, $1,355,000, and $974,000 for the years ended June 30, 2008, 2007 and 2006, respectively, and $2,144,000 and $1,162,000 for the nine months ended March 31, 2009 and 2008, respectively.

EMPLOYEES

As of the date of this prospectus, the Company had forty full-time employees and no part-time employees.

PROPERTIES

The Company conducts its operations from various facilities under operating leases.  In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and used for general administrative functions, sales activities, and product development. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space.  The lease term expires on December 31, 2010. As of March 31, 2009, the Company’s rent payment for this facility is $36,654 per month.

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000.  During January 2007, the Company entered into an amendment to the lease covering 4,293 additional square feet that is contiguous to its existing space.  The lease term was extended to December 31, 2010, and the amendment provides for a rent of $13,377 per month with escalating rental payments through the remainder of the lease.  We handle all of our product warehousing, shipping and customer support from this location. As of March 31, 2009, the Company’s rent payment for this facility is $13,778 per month.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado, to be used for administrative functions, sales activities and product warehousing associated with our energy management products.  The lease term expired on May 31, 2009. All functions of this facility have been transferred to our Malvern, Pennsylvania offices or to a supplier.

LEGAL PROCEEDINGS

The Company is not a party to any material legal proceedings.

MANAGEMENT

Our Directors and executive officers, on the date of this prospectus, together with their ages and business backgrounds were as follows:

Name	Age	Position(s) Held
George R. Jensen, Jr.	60	Chief Executive Officer, Chairman of the Board of Directors
Stephen P. Herbert	46	Chief Operating Officer and President, Director
David M. DeMedio	38	Chief Financial Officer
William L. Van Alen, Jr.(1),(2)	76	Director
Steven Katz(1)	61	Director
Douglas M. Lurio	52	Director
Joel Brooks(2)	50	Director
Stephen W. McHugh(2)	51	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

Each Director holds office until the next Annual Meeting of shareholders and until his successor has been elected and qualified.

George R. Jensen, Jr., has been our Chief Executive Officer and a Director since our inception in January 1992.  Mr. Jensen was Chairman, Director, and Chief Executive Officer of American Film Technologies, Inc. (“AFT”) from 1985 until 1992.  AFT was in the business of creating color imaged versions of black-and-white films.  From 1979 to 1985, Mr. Jensen was Chief Executive Officer and President of International Film Productions, Inc. Mr. Jensen was the Executive Producer of the twelve hour miniseries, “A.D.”, a $35 million dollar production filmed in Tunisia.  Procter and Gamble, Inc., the primary source of funds, co-produced and sponsored the epic, which aired in March 1985 for five consecutive nights on the NBC network.  Mr. Jensen was also the Executive Producer for the 1983 special for public television, “A Tribute to Princess Grace”.  From 1971 to 1978, Mr. Jensen was a securities broker, primarily for the firm of Smith Barney, Harris Upham.  Mr. Jensen was chosen 1989 Entrepreneur of the Year in the high technology category for the Philadelphia, Pennsylvania area by Ernst & Young LLP and Inc. Magazine.  Mr. Jensen received his Bachelor of Science Degree from the University of Tennessee and is a graduate of the Advanced Management Program at the Wharton School of the University of Pennsylvania.

Stephen P. Herbert was elected a Director in April 1996, and joined USA on a full-time basis on May 6, 1996.  Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy.  In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America.  Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola.  Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University.

David M. DeMedio joined USA Technologies on a full-time basis in March 1999 as Controller.  In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company’s turnkey banking services and maintaining and developing relationships with credit card processors and card associations.  In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April 2004.  From April 2004 until April 2005, Mr. DeMedio served as Vice President - Financial & Data Services.  On April 12, 2005, he was appointed as the Company’s Chief Financial Officer.  From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its accounting and auditing and consulting practice.  Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion reseller of computer hardware and configuration services.  Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant. From October 2007 until September 2008, Mr. DeMedio was a Director of GammaCan International, Inc., a publicly traded corporation.

William L. Van Alen, Jr., joined the board of directors of USA in May 1993.  Mr. Van Alen is President of Cornerstone Entertainment, Inc., an organization engaged in the production of feature films of which he was a founder in 1985.  Since 1996 and until March 2006, Mr. Van Alen had been President and a Director of The Noah Fund, a publicly traded mutual fund.  Prior to 1985, Mr. Van Alen practiced law in Pennsylvania for twenty-two years.  Mr. Van Alen received his undergraduate degree in Economics from the University of Pennsylvania and his law degree from Villanova Law School.

Steven Katz joined the board of directors in May 1999.  He is President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development for technology and service-based companies in the health care, environmental, telecommunications and Internet markets.  Mr. Katz`s prior experience includes five years with PriceWaterhouse & Co. in audit, tax and management advisory services; two years of corporate planning with Revlon, Inc.; five years with National Patent Development Corporation (NPDC) in strategic planning, merger and acquisition, technology in-licensing and out-licensing, and corporate turnaround experience as President of three NPDC subsidiaries; and two years as a Vice President and General Manager of a non-banking division of Citicorp, N.A. Mr. Katz is also a Director of Health Systems Solutions Inc. and NaturalNano, Inc., each publicly traded companies. From May 2007 until September 2008, Mr. Katz was President and Chairman of the Board of GammaCan International, Inc., a publicly traded corporation.

Douglas M. Lurio joined the board of directors of USA in June 1999.  Mr. Lurio is President of Lurio & Associates, P.C., attorneys-at-law, which he founded in 1991.  He specializes in the practice of corporate and securities law.  Prior thereto, he was a partner with Dilworth, Paxson LLP.  Mr. Lurio received a Bachelor of Arts Degree in Government from Franklin & Marshall College, a Juris Doctor Degree from Villanova Law School, and a Masters in Law (Taxation) from Temple Law School.

Stephen W. McHugh joined the board of directors of USA in June 2006. Mr. McHugh is the President and co-founder of Santa Barbara Infrared, Inc., a designer and manufacturer of military and commercial Electro-Optical test equipment that was recently acquired by HEICO Corporation.  Mr. McHugh formerly was a mechanical engineer and technical sales expert at Electro Optical Industries where he designed optical and mechanical instruments for the test of infrared camera systems.

Joel Brooks joined the board of directors of USA on March 22, 2007. Since December 2000, Mr. Brooks has served as the Chief Financial Officer and Treasurer of Senesco Technologies, Inc., a biotechnology company whose shares are traded on the American Stock Exchange.  From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry.  Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992.  Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983.

Executive Compensation

Compensation Discussion And Analysis

Our Compensation Committee is currently comprised of two non-employee directors.  The Compensation Committee is responsible for reviewing and recommending compensation and compensation changes for the executive officers of the Company.  The compensation of the two other employees named in the Summary Compensation Table is determined by the executive officers.  The Chief Executive Officer assists the Committee in determining the compensation of all other executive officers and the other executive officers do not have a role in determining their own compensation.  Our Chief Executive Officer regularly provides information to the Compensation Committee.  The Compensation Committee considers each component of executive compensation in light of total compensation.  In considering adjustments to the total compensation of the executive officers, the Compensation Committee also considers the value of previous compensation.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value.  The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives.  We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company stock aligns the interests of the executive officers with those of the shareholders.  During the 2007 fiscal year, we adopted the Long Term Equity Incentive Program for our executive officers in order to provide them with the opportunity to further increase the number of shares owned by them.  In order to be competitive with compensation offered by other technology companies and to motivate and retain executive officers, the Company intends to offer a total compensation package competitive with other technology companies as well as take into account individual responsibilities and performance.  The annual compensation package for our executives primarily consists of:

•	a base salary

•	stock options

•	long-term stock incentive awards

•	cash and stock bonuses

•	restricted stock awards

•	other benefits

Base Salary

Base salary is the fixed component of our executive officer’s annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year.  Our executive officers' employment agreements specify the level of salary to which the officer is entitled, subject to review of our board of directors or Compensation Committee from time to time. During September 2008, and in connection with the execution of amendments to their employment agreements, we increased each of Messrs. Jensen’s and Herbert’s base salary by approximately twelve percent. The base salaries of our executive officers reflect the individual’s level of responsibility and performance.  In recommending base salaries of our executive officers to the board of directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, the relationship among base salaries paid to others within our Company, and its knowledge of base salaries paid to executive officers of other technology companies.  The base salaries for each of Messrs. Sagady and Shirey are set forth in their respective employment agreements, and were established by our President after discussions with each employee.

Stock Options

Stock options serve to ensure that executive management is properly focused on shareholder value.  Stock options align management incentives with shareholder’s objectives because options granted at fair value have value only if the stock price increases over time.  A vesting schedule also keeps the executives focused on long term performance and not short term gains. During the 2009 fiscal year, no stock options were issued to our executive officers or employees and no previously issued stock options became vested. For the fiscal years 2008 and 2007, various stock options became vested that were granted to our executive officers at the time the officers entered into their employment agreements in May 2006.  During fiscal year 2007, the Company granted to our executive officers piggy back registration rights in connection with the shares underlying the options granted to them in their employment agreements.

Restricted Stock Awards

During the 2009 fiscal year, no shares of restricted stock were granted to our executive officers or employees. During fiscal year 2007, shares of restricted stock became vested that had been issued to Messrs. Jensen and Herbert at the time they entered into their May 2006 employment agreements.  During fiscal year 2007, the Company granted to our executive officers piggy back registration rights in connection with the restricted shares granted to them in their employment agreements.

Cash and Stock Bonuses

In addition to base salary, we may award variable cash bonus awards to our executives as well as shares available under our stock compensation programs.  The shares awarded under our stock compensation plans are registered under the Securities Act of 1933, as amended. During September 2008, and based upon past performance and in consideration of the execution of amendments to their employment agreements, we awarded an aggregate of 220,000 shares to our executive officers under our stock plans. All of these shares become vested during the 2009 fiscal year. Shares were awarded awarded under our stock plans to Mr. Sagady during the 2009 fiscal year upon the recommendation of our President and based on his performance, and each of Messrs. Sagady and Shirey received shares pursuant to the terms of their employment agreements. In addition, based upon performance, Messrs. Sagady and Shirey earned cash bonuses during fiscal year 2009.  In December 2007, the board of directors approved the recommendation of the Compensation Committee that Messrs. Jensen, Herbert, and DeMedio receive cash bonuses based upon each of their performance during the first six months of the fiscal year.

Long-Term Equity Incentive Program

During February 2007, at the recommendation of the Compensation Committee, the board of directors adopted the Long-Term Equity Incentive Program covering the Company’s executive officers – Messrs. Jensen, Herbert and DeMedio.  The purpose of the Plan is to ensure continuity of the Company’s executives, encourage stock ownership by the executives, align the interests of the executives with those of the shareholders, and provide incentives and rewards to the executives who are largely responsible for the management and growth of the Company.

Under the Plan, each executive officer will be awarded common stock of the Company in the event the Company achieves target goals relating to each of revenues, gross profit and EBITDA during each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and members of the board of directors.  During each such fiscal year, the number of eligible shares to be awarded to the executive is based upon the following weightings:  40% of eligible shares are determined by revenues; 30% of eligible shares are determined by gross profit; and 30% of eligible shares are determined by EBITDA.

If the target goals (100%) for revenues, gross profit, and EBITDA are achieved by the Company during the applicable fiscal year, the executive officers would be awarded the following number of shares:

	Fiscal Year Ended June 30,
	2007	2008	2009
George R. Jensen, Jr.	178,570	178,570	178,570
Stephen P. Herbert	53,713	53,713	53,714
David M. DeMedio	21,663	21,663	21,664

On February 4, 2009, the board of directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the Plan be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010. The foregoing was approved by the board of directors as the board of directors did not believe it would be appropriate to reward senior management with bonuses during the current economic slow down.

If actual revenues, gross profit, or EBITDA for a particular fiscal year exceed the target goals, each executive would be awarded additional eligible shares, up to an amount no greater than 125% of the number of eligible shares.  If the actual revenues, gross profit, or EBITDA for a particular fiscal year are less than the target goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares.  If minimum target goals for revenues, gross profit, or EBITDA for a particular fiscal year are not achieved, no eligible shares will be awarded to each executive.  Up to 952,298 shares of common stock were reserved for issuance under the Plan.

Based upon the financial results of the Company for the fiscal year ended June 30, 2007, the target goal (100%) relating to revenues was met and the minimum target goals relating to gross profit and EBITDA were not met.  Substantially all of the e-Port® units sold during the fiscal year consisted of units pertaining to the MasterCard PayPass seeding program with substantially reduced selling prices resulting in reduced gross profit and EBITDA.

Management’s goal was to have the maximum number of units deployed in the field as quickly as possible.  The Compensation Committee agreed with management that given the current stage of the Company’s business, it was more beneficial to the Company to maximize the number of e-Ports® in the field as soon as possible.

As a result, during September 2007, the Compensation Committee recommended to the board of directors that the selling price of all the e-Ports® sold during the fiscal year be “normalized” to the current retail price.  This normalization resulted in increased revenues, gross profit and EBITDA for the e-Port® units sold in the MasterCard PayPass seeding program.  The board of directors has approved the recommendation of the Compensation Committee.

As a result of the normalization, a higher than target revenue hurdle was met (110%), and lower than target hurdles for each of gross profit (85%) and EBITDA (85%) were also met, resulting in the issuance to the executive officers of a total of 241,249 shares under the Plan for the 2007 fiscal year rather than a total of 101,578 shares prior to the normalization.  The specific allocation of the shares among the executive officers is as follows:  Mr. Jensen-169,641 shares; Mr. Herbert- 51,028 shares; and Mr. DeMedio- 20,580 shares.

Based upon the financial results of the Company for the fiscal year ended June 30, 2008, a higher amount than the target revenue hurdle was met (125%) and the minimum target hurdles relating to gross profit and EBITDA were not met, resulting in the vesting of a total of 126,973 shares under the Plan as of June 30, 2008.  The specific allocation of the shares among the executive officers is as follows:  Mr. Jensen-89,285 shares; Mr. Herbert- 26,857 shares; and Mr. DeMedio- 10,831 shares.

As was the case in fiscal year 2007, during the 2008 fiscal year a portion of the e-Port® units sold consisted of units pertaining to the MasterCard PayPass seeding program with reduced selling prices resulting in reduced gross profit and EBITDA.  As a result, during September 2008, the Compensation Committee recommended to the board of directors that the selling price of all the e-Ports® sold during the fiscal year ended June 30, 2008 as part of the seeding program be “normalized” to the current retail price.  This normalization resulted in increased gross profit and EBITDA for the e-Port® units sold in the MasterCard PayPass seeding program.  The board of directors has approved the recommendation of the Compensation Committee.

As a result of the normalization, a lower than target hurdle was met for gross profit (85%), resulting in the issuance to the executive officers of a total of 191,729 shares under the Plan for the 2008 fiscal year rather than a total of 126,973 shares prior to the normalization.  The specific allocation of the shares among the executive officers is as follows:  Mr. Jensen-134,820 shares; Mr. Herbert- 40,553 shares; and Mr. DeMedio- 16,356 shares.

It is difficult for management to fully predict our unit sales for e-Ports® for the 2010 fiscal year.  Based upon our current estimates, management believes that it is likely that the Company would not meet the target (100%) goals established under the Plan for the 2010 fiscal year relating to gross profit and EBITDA but would meet the target (100%) goal established under the Plan for the 2010 fiscal year relating to revenue.

Other Benefits

Our health care, insurance and other employee benefits are substantially the same for all our employees, including our executive officers.  We do maintain an automobile allowance program for each of our executive officers as well as for Messrs. Sagady and Shirey.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer’s compensation package.

As a result of the normalization of the selling prices of the e-Ports® described above in September 2007, certain target hurdles were met resulting in the vesting of a total of 241,249 shares under the Plan for the 2007 fiscal year rather than a total of 101,578 shares prior to the normalization.  The value of the number of the shares the executives may apply to tax withholding was in excess of the minimum statutory obligation and, as a result the Plan is classified as a liability award rather than an equity award.  As such, during the first quarter of fiscal year 2008, the Company reclassified the $599,311 related to the 101,578 shares that was previously recorded in common stock to a short-term share-based payment liability.  As the price of the Company’s shares was $8.45 on the date of the approval of the normalization, a charge of $1,180,220 was also recorded to compensation expense, related to the additional 139,671 additional shares, with a corresponding amount to the short-term share-based payment liability for a total share-based payment liability of $1,779,531 as of September 21, 2007.  On September 28, 2007, as the Company’s share price was $8.38, the total share-based payment liability related to fiscal year 2007 was $1,769,754 ($599,311 compensation expense in fiscal year 2007 and $1,170,443 in the three months ended September 30, 2007).  Of the 241,249 shares vested for fiscal year 2007, the Company issued 225,249 shares of common stock and the remaining 16,000 shares were exchanged by the executives and redeemed by the Company to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements.  As a result of the fact that a portion of the remaining 225,249 shares were subject to redemption at September 30, 2007, the Company had recorded the entire fair value of those remaining shares as a short-term share-based payment liability as of September 30, 2007 totaling $1,635,674.  On December 30, 2007 the redemption provision lapsed, no further shares were redeemed and the final settlement resulted in a reduction of the short-term share-based payment liability of $1,635,674, a reduction of compensation expense of $446,452 and a credit to common stock of $1,189,222 (123,671 shares at $4.77 and 101,578 shares at $5.90), as the share price on the date of settlement was $4.77.

As a result of the normalization of the selling price of the e-Ports® described above in September 2008, there is an additional charge of $287,517, as of September 3, 2008, required to be taken by our Company in connection with the additional shares issued to our executives under the Plan.  Of the total charge of $1,043,006 to be taken by the Company on account of the shares awarded in connection with the 2008 fiscal year, $755,489 is reflected in our financial statements for the 2008 fiscal year and the balance of $287,517, as of September 3, 2008, is to be reflected in our financial statements in the first quarter of the 2009 fiscal year.  The Company will adjust the compensation expense related to this award for changes in the fair value of this award until final settlement occurs.

As a result of the change of the last twelve month measuring period under the Plan from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010, the short-term accrued share-based payment liability of $107,458 as of December 31, 2008 was reversed, with a corresponding reduction to compensation expense during the three months ended March 31, 2009.

The Plan permits the executives to satisfy any income tax withholding obligations by electing to reduce the number of shares otherwise issuable to them under the Plan.  For the fiscal year 2007 award, the executives did not elect to reduce the number of shares issued under the Plan related to the income tax withholding obligations on the Plan shares, however, Mr. Jensen and Mr. Herbert did elect to exchange 16,000 shares to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. In connection with the fiscal year 2008 award, on December 30, 2008, the executives elected to cancel 57,118 of the 191,729 shares awarded to them to satisfy $113,093 of related income tax withholding obligations in connection with the shares.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007 to each of the executive officers and employees of the Company named below:

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(3) (c)	Bonus ($)(4) (d)	Stock Awards ($)(5) (e)	Option Awards ($)(6) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(7) (i)	Total ($) (j)
George R. Jensen, Jr., Chief Executive Officer & Chairman of the Board	2009	$354,231	$-	$578,559	$-	$-	$-	$27,075	$959,865
	2008	$325,000	$171,000	$1,039,994	$68,851	$-	$-	$26,875	$1,631,720
	2007	$325,000	$-	$821,424	$137,750	$-	$-	$17,875	$1,302,049

Stephen P. Herbert, Chief Operating Officer & President	2009	$310,577	$-	$404,518	$-	$-	$-	$27,075	$742,170
	2008	$285,000	$61,000	$312,827	$16,524	$-	$-	$26,875	$702,226
	2007	$285,000	$-	$393,426	$33,060	$-	$-	$17,875	$729,361

David M. DeMedio, Chief Financial Officer	2009	$195,000	$-	$121,940	$-	$-	$-	$26,352	$343,292
	2008	$187,499	$18,000	$126,170	$6,425	$-	$-	$24,849	$362,943
	2007	$165,000	$-	$51,124	$26,355	$-	$-	$17,875	$260,354

Cary Sagady, Sr. VP Network Solutions (1)	2009	$187,084	$29,839	$65,003	$-	$-	$-	$18,242	$300,168
	2008	$130,800	$90,822	$-	$-	$-	$-	$9,108	$230,730
	2007	$125,400	$-	$27,675	$-	$-	$-	$7,800	$160,875

Bruce Shirey, VP ePort Connect Services (2)	2009	$180,000	$35,630	$10,917	$-	$-	$-	$80,976	$307,523
	2008	$145,385	$-	$38,112	$-	$-	$-	$45,103	$228,600

(1)	Employment as Sr. VP of Network Solutions commenced on July, 2 2008. Prior to that date, Mr. Sagady was VP of Engineering.

(2)	Employment as VP ePort Connect Services commenced on August 14, 2007.

(3)
Includes Mr. Jensen’s election to receive one-half of his base salary in common stock during the 2007 fiscal year.  As a result, 22,080 restricted shares were issued to Mr. Jensen on June 30, 2006 and recorded at $7.36 per share of common stock for a total value of $162,500 during the fiscal year.  These shares vested as follows:  5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007

(4)	Represents cash bonuses paid based upon such person’s performance during the fiscal year.

(5)
Amounts reported for fiscal year 2009 for Messrs. Jensen, Herbert and DeMedio represent amounts earned under USA Technologies, Inc. Long-term Equity Incentive Program as follows: 45,535 shares, 13,696 shares and 5,525 shares valued at $ 1.98 earned by Messrs. Jensen, Herbert and DeMedio, respectively, in September 2008 on account of the 2008 fiscal year and 110,000 shares, 85,000 shares and 25,000 shares valued at $4.44 earned by Messrs. Jensen, Herbert and DeMedio, respectively, related to the execution of amendments to the respective officer's employment agreement. Fiscal year 2009 also includes 5,000 shares and 2,000 shares for Messrs. Sagady and Shirey, respectively, per the terms of their employment agreements, and 11,115 shares valued at $3.50 for Mr. Sagady issued as a bonus.

Fiscal year 2008 for Messrs. Jensen, Herbert and DeMedio represent amounts earned under USA Technologies, Inc. Long-term Equity Incentive Program as follows: 88,613 and 9,601 shares valued at $4.77 and $8.38, respectively, earned by Mr. Jensen in September 2007 on account of the 2007 fiscal year and 89,285 shares valued at $5.95 earned by Mr. Jensen on June 30, 2008 on account of the 2008 fiscal year; 23,143 and 6,399 shares valued at $4.77 and $8.38, respectively, earned by Mr. Herbert in September 2007 and 26,857 shares valued at $5.95 earned Mr. Herbert on June 30, 2008 on account of the 2008 fiscal year; and 11,915 shares valued at $4.77 earned by Mr. DeMedio in September 2007 and 10,831 shares valued at $5.95 earned by Mr. DeMedio on June 30, 2008 on account of the 2008 fiscal year. Fiscal year 2008 also includes 2,000 shares for Mr. Shirey per the terms of his employment agreement.

Fiscal year 2007 includes 50,000 shares (25,000 vested on January 1, 2007 and 25,000 vested on June 1, 2007) valued at $8.00 per share and 71,428 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Jensen; 33,333 shares (16,666 vested on January 1, 2007 and 16,666 vested on June 1, 2007) valued at $8.00 and 21,485 shares valued at $5.90 per share relating to the Long-Term Equity Incentive Program for Mr. Herbert; 8,665 shares valued at $5.90 relating to the Long-Term Equity Incentive Program for Mr. DeMedio; 4,500 shares for Mr. Sagady as a bonus.
(6)
Amounts reported represent the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).  The amounts may include amounts from awards granted in prior years.  The amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.  See Note 12 of the Consolidated Financial Statements for additional discussion on SFAS 123(R) valuation methodology.

(7)
All other compensation for fiscal year 2009 includes the following:  amounts for Messrs. Jensen and Herbert include car allowance payments of $17,875 and Company matching contributions under our 401(k) Plan of $9,200; amounts for Mr. DeMedio include car allowance payments of $17,875 and Company matching contributions under our 401(k) Plan of $8,477; amounts for Mr. Sagady include car allowance payments of $7,800 and Company matching contributions under our 401(k) Plan of $10,442; and amounts for Mr. Shirey include car allowance payments of $15,000 and relocation payments of $65,976. Amounts reported for fiscal years 2007 and 2008, represents cash payments for car allowances.

2009 Grants Of Plan-Based Awards Table

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option(1)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	Units (#)(i)	Options (#)(j)	Awards ($)(k)	Awards ($)(l)
George R. Jensen, Jr.	9/3/2008	-	-	-	-	-	-	110,000	-	-	$488,400
Stephen P. Herbert	9/3/2008	-	-	-	-	-	-	85,000	-	-	377,400
David M. DeMedio	9/3/2008	-	-	-	-	-	-	25,000	-	-	111,000
Cary Sagady	7/2/2008	-	-	-	-	-	-	5,000	-	-	26,100
	4/30/2009	-	-	-	-	-	-	5,000	-	-	14,750

(1)	Amount represents the grant date fair value determined in accordance with FAS 123(R).

2009 Total Option Exercises And Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers and one employee during fiscal 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
George R. Jensen, Jr.(2)	–	$–	155,535	$451,939
Stephen P. Herbert(3)	–	$–	98,696	$307,078
David M. DeMedio(4)	–	$–	30,525	$93,100
Cary Sagady(5)	–	$–	5,000	$13,938
Bruce Shirey(6)	–	$–	2,000	$8,900

(1)
For awards classified as equity, the value equals number of shares multiplied by the market value on the vesting date.  For awards classified as liabilities, the value equals the number of shares multiplied by the market value on the settlement date.

(2)
Represents 45,535 shares valued at $1.98 that vested on September 3, 2008; 36,000 shares valued at $4.15 that vested on September 22,2008; 37,000 shares valued at $2.70 that vested on January 15, 2009; and 37,000 shares valued at $3.04 that vested on June 30, 2009.

(3)
Represents 13,696 shares valued at $1.98 that vested on September 3, 2008; 28,000 shares valued at $4.15 that vested on September 22,2008; 28,000 shares valued at $2.70 that vested on January 15, 2009; and 29,000 shares valued at $3.04 that vested on June 30, 2009.

(4)
Represents 5,525 shares valued at $1.98 that vested on September 3, 2008; 8,000 shares valued at $4.15 that vested on September 22,2008; 8,000 shares valued at $2.70 that vested on January 15, 2009; and 9,000 shares valued at $3.04 that vested on June 30, 2009.

(5)
Represents 1,250 shares valued at $4.14 that vested on September 30, 2008; 1,250 shares valued at $2.11 that vested on December 31, 2008; 1,250 shares valued at $1.86 that vested on March 31, 2009; and  1,250 shares valued at $3.04 that vested on June 30, 2009.

(6)	Represents 2,000 shares valued at $4.45 that vested on September 1, 2008.

Outstanding Equity Awards At Fiscal Year-End

The following table shows information regarding unexercised stock options and unvested equity awards granted to the executive officers as of the fiscal year ended June 30, 2009:

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)	Equity Incentive Plan Awards:Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)
George R. Jensen, Jr., Chief Executive Officer & Chairman of the Board (1)	–	–	–	–	–	–	–	318,570	$968,453
	25,000	–	–	$7.50	05/10/2011	–	–	–	–
	25,000	–	–	$7.50	06/28/2012	–	–	–	–
	25,000	–	–	$7.50	06/29/2013	–	–	–

Stephen P. Herbert, Chief Operating Officer & President (1)	–	–	–	–	–	–	–	53,713	$163,288
	6,000	–	–	$7.50	05/10/2011	–	–	–	–
	6,000	–	–	$7.50	06/28/2012	–	–	–	–
	6,000	–	–	$7.50	06/29/2013	–	–	–	–

David M. DeMedio, Chief Financial Officer (1)	–	–	–	–	–	–	–	21,663	$65,856
	2,334	–	–	$7.50	05/10/2011	–	–	–	–
	2,333	–	–	$7.50	06/28/2012	–	–	–	–
	2,333	–	–	$7.50	06/29/2013	–	–	–	–

Cary Sagady, Sr. VP Network Solutions (1)	–	–	–	–	–	–	–	5,000	15,200

Bruce Shirey, VP ePort Connect Services (1)	–	–	–	–	–	–	–	2,000	6,080

(1)
Reflects 178,570 shares issuable to Mr. Jensen under the Long Term Equity Incentive Program on account of fiscal year 2010 assuming the target performance goals are attained, and 140,000 shares issuable to Mr. Jensen under his employment agreement upon the occurrence of a USA Transaction.  Reflects 53,713 shares issuable to Mr. Herbert and 21,663 shares issuable to Mr. DeMedio on account of fiscal year 2010 under the Long Term Equity Incentive Program assuming the target performance goals are attained. The options expiring on May 10, 2011, June 28, 2012, and June 29, 2013 vested on May 11, 2006, June 30, 2007 and June 29, 2008, respectively. Reflects shares issuable under Messrs. Sagady and Shirey’s employment agreements that have not vested as of June 30, 2009.

Executive Employment Agreements

On May 11, 2006, the Company and Mr. Jensen entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended to June 30, 2009.  Effective May 11, 2006, Mr. Jensen’s base salary was increased to $325,000 per annum.  The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter.  Mr. Jensen was granted the right (exercisable at any time prior to the 60th day following the commencement of each fiscal year) to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of common stock rather than cash.  Mr. Jensen has elected to receive shares in lieu of cash for one-half of his base salary for the fiscal year ending June 30, 2007.  As a result of such election, 22,080 shares will be issued to him which will vest as follows:  5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007.  Mr. Jensen was also granted 75,000 shares of common stock and an additional amount of options to purchase up to 75,000 shares of common stock at $7.50 per share.  The 75,000 shares of common stock vest as follows:  25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007.  The options vest as follows:  25,000 on May 11, 2006; 25,000 on June 30, 2007; and 25,000 on June 30, 2008.  The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. Jensen piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of five years following the vesting of any such options.

During September 2008, Mr. Jensen and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $365,000 effective October 1, 2008.  In addition, Mr. Jensen was also granted 110,000 shares of common stock under the 2008 Stock Incentive Plan which vest as follows:  36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009.

As previously provided in his employment agreement, upon the occurrence of a “USA Transaction” (as defined below), the Company will issue to Mr. Jensen 140,000 shares of common stock subject to adjustment for stock splits or combinations (“Jensen Shares”).  Mr. Jensen is not required to pay any additional consideration for the Jensen Shares.  At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of common stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company.  The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen’s employment with the Company for any reason whatsoever.

On May 11, 2006, the Company and Mr. Herbert entered into an Amended and Restated Employment Agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended to June 30, 2009.  Effective May 11, 2006, Mr. Herbert’s base salary was increased to $285,000 per annum.  The Agreement requires Mr. Herbert to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter.  In the event that a USA Transaction (as defined in Mr. Jensen’s employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA.  Mr. Herbert was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of common stock rather than cash.  Mr. Herbert was also granted 50,000 shares of common stock and an additional amount of options to purchase up to 18,000 shares of common stock at $7.50 per share.  The 50,000 shares of common stock vest as follows:  16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007.  The options vest as follows:  6,000 on May 11, 2006; 6,000 on June 30, 2007; and 6,000 on June 30, 2008.  The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. Herbert piggyback registration rights under the 1933 Act for the shares described above for a period of five years following the vesting of any such shares and the shares underlying any of the options described above for a period of five years following the vesting of any such options.

During September 2008, Mr. Herbert and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $320,000 effective October 1, 2008.  In addition, Mr. Herbert was also granted 85,000 shares of common stock under the 2008 Stock Incentive Plan which vest as follows:  28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009.

On May 11, 2006, the Company and Mr. DeMedio entered into an amendment to his Employment Agreement pursuant to which the term of Mr. DeMedio’s employment with the Company was extended to June 30, 2008.  Effective May 11, 2006, Mr. DeMedio’s base salary was increased to $165,000 per annum and effective October 1, 2007, his base salary was increased to $195,000 per annum.  Mr. DeMedio was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, and June 30, 2008 paid in shares of common stock rather than cash.  Mr. DeMedio was also granted options to purchase up to 7,000 shares of common stock at $7.50 per share.  The options vest as follows:  2,334 on May 11, 2006; 2,333 on June 30, 2007; and 2,333 on June 30, 2008.  The options may be exercised at any time within 5 years of vesting.  In October 2006, the Company granted to Mr. DeMedio piggyback registration rights under the 1933 Act for the shares underlying any of the options described above for a period of five years following the vesting of any such options.  In the event that a USA Transaction (as defined in Mr. Jensen’s employment agreement) shall occur, then Mr. DeMedio has the right to terminate his agreement upon 30 days notice to the Company.

During September 2008, Mr. DeMedio and the Company entered into an amendment to his employment agreement pursuant to which he was granted 25,000 shares of common stock under the 2008 Stock Incentive Plan which vest as follows:  8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009.

Potential Payments Upon Termination Or Change Of Control

Each of the executive officer’s employment agreements provides that upon the occurrence of a USA Transaction, each such executive officer shall be awarded a specified number of shares under the Long Term Equity Incentive Program for each of the fiscal years that has not been completed as of the date of such USA Transaction provided that each such executive officer is an employee of the Company on the date of the USA Transaction.  The term USA Transaction has the same meaning as set forth in Mr. Jensen’s employment agreement.  In addition, each executive officer’s employment agreement provides that upon the executive officer’s termination of employment for any reason other than for cause, including death, disability, or voluntary resignation, the executive officer will be eligible to earn shares under the Plan for the fiscal year during which such termination occurred, but will not be eligible to earn shares for any fiscal year following the fiscal year during which the termination occurred.

The following table describes the stock awards issuable by us to each of our executive officers upon the occurrence of a USA Transaction assuming that such USA Transaction occurred on June 30, 2009, when the closing price per share of the Company’s common stock was $3.04:

Name	Upon Occurrence Of USA Transaction
George R. Jensen, Jr.	$968,453	(1)
Stephen P. Herbert	$163,291	(2)
David M. DeMedio	$65,859	(3)

(1)
Represents (i) 178,570 shares issuable to Mr. Jensen for the fiscal year ending June 30, 2010 pursuant to the Long-Term Equity Incentive Program; and (ii) 140,000 shares issuable to Mr. Jensen upon the occurrence of a USA Transaction pursuant to the Amended and Restated Employment and Non-competition Agreement executed by the Company and Mr. Jensen on May 11, 2006.

(2)	Represents 53,714 shares issuable to Mr. Herbert for the fiscal year ending June 30, 2010 pursuant to the Company’s Long-Term Equity Incentive Program.

(3)	Represents 21,664 shares issuable to Mr. DeMedio for the fiscal year ending June 30, 2010 pursuant to the Company’s Long-Term Equity Incentive Program.

The August 2007 employment agreement of Bruce Shirey provides that upon the termination or expiration of his employment with the Company for any reason whatsoever (other than his voluntary resignation), he is entitled to receive a severance payment equal to one times his then annual base salary payable in twelve equal monthly installments. Assuming that Mr. Shirey’s employment with the Company had so terminated as of June 30, 2009, the Company would be obligated to pay him an aggregate of $180,000 in twelve equal monthly installments.
Compensation Committee Interlocks And Insider Participation

During the fiscal year 2009, Steven Katz and William Van Alen, Jr., served as members of the Compensation Committee of our board of directors.  No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

From October 2007 and through September 2008, our Chief Financial Officer, David M. DeMedio, was a Director and a member of the Compensation Committee of the board of directors of GammaCan International, Inc., a Delaware corporation whose shares were traded on the OTC Bulletin Board.  Steven Katz, a Director and a member of our Compensation Committee, was also the Chairman of the Board and President of GammaCan International, Inc. during such period of time. Except as set forth in the prior sentence, during the last fiscal year, none of our executive officers served as:  (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

Compensation Of Directors

Members of the board of directors receive cash and equity compensation for serving on the board of directors, as determined from time to time by the Compensation Committee with subsequent approval thereof by the board of directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors during the fiscal year ended June 30, 2009.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Compensation Plan($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joel Brooks	$30,000	$–	$–	$–	$–	$–	$30,000
Steven Katz	$30,000	$–	$–	$–	$–	$–	$30,000
Douglas M. Lurio	$20,000	$–	$–	$–	$–	$–	$20,000
Stephen W. McHugh	$30,000	$–	$–	$–	$–	$–	$30,000
William L. Van Alen Jr.	$40,000	$–	$–	$–	$–	$–	$40,000

During fiscal year 2009, we paid each of Messrs. Brooks, Van Alen, Katz, McHugh and Lurio $20,000 for serving as a Director during the fiscal year.  The Company paid Mr. McHugh, Mr. Brooks and Mr. Van Alen $10,000 for serving on the Audit Committee during the fiscal year.  The Company paid Mr. Katz and Mr. Van Alen $10,000 for serving on the Compensation Committee.

On April 21, 2006, we granted 12,000 common stock options to each of Messrs. Van Alen, Katz, and Lurio all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting.  The options granted to Mr. Van Alen were fully vested.  Of the options granted to Mr. Katz and Mr. Lurio, 6,000 vested immediately, 3,000 vested on April 1, 2007, and 3,000 vested on April 1, 2008.  In conjunction with the appointment of Stephen McHugh to the board of directors on June 20, 2006, the Company granted Mr. McHugh 6,000 common stock options with an exercise price of $8.00 per share.  The options vested as follows:  3,000 on June 20, 2007 and 3,000 on June 20, 2008.  The options are exercisable at any time within five years of vesting.  During the 2007 fiscal year, the Company granted to each Director piggy back registration rights in connection with the shares underlying these options.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Common Stock

The following table sets forth, as of March 31, 2009, the beneficial ownership of the common stock of each of the Company’s directors and executive officers, the other employees named in the summary compensation table set forth above, as well as by the Company’s directors and executive officers as a group.  Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the common stock.  Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable:

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
George R. Jensen, Jr. 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	194,031 shares(3)	1.25%

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Stephen P. Herbert 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	163,872 shares(4)	1.05%
David M. DeMedio 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	66,000 shares(5)	*
Douglas M. Lurio 2005 Market Street, Suite 2340 Philadelphia, Pennsylvania 19103	19,030 shares(6)	*
Steven Katz 440 South Main Street Milltown, New Jersey 08850	18,350 shares(7)	*
William L. Van Alen, Jr. P.O. Box 727 Edgemont, Pennsylvania 19028	53,773 shares(8)	*
Stephen W. McHugh 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	6,000 shares(9)	*
Joel Brooks 303 George Street Suite 140 New Brunswick, New Jersey 08901	0 shares	*
Carl Sagady 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	2,550 shares	*
Bruce Shirey 100 Deerfield Lane, Suite 140 Malvern, Pennsylvania 19355	2,000 shares	*
S.A.C. Capital Associates, LLC 72 Cummings Point Road Stamford, Connecticut 06902	1,950,426 shares(10)	12.59%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	2,068,400 shares(11)	13.36%
All Directors and Executive Officers As a Group (8 persons)	521,056 shares	3.36%

*	Less than one percent (1%)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities.  Shares of common stock issuable upon conversion of the preferred stock, shares issuable upon the conversion of Convertible Senior Notes, or shares of common stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of March 31, 2009, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of common stock beneficially owned is based on 15,336,722 shares outstanding as of March 31, 2009.

(3)
Includes 2,000 shares of common stock beneficially owned by his spouse.  Does not include the right granted to Mr. Jensen under his Employment Agreement to receive common stock upon the occurrence of a USA Transaction nor any shares issuable to the executive officers under the Long Term Equity Incentive Program on account of the 2010 fiscal year.  See “Executive Employment Agreements”.  Includes 35,429 shares owned by George R. Jensen, Jr. Grantor Retained Unitrust dated July 14, 2003 over which Mr. Jensen retains beneficial ownership.  Includes 75,000 shares underlying vested stock options, and 800 shares underlying preferred stock.

(4)
Includes 28,010 shares of common stock beneficially owned by his child and 27,440 shares of common stock beneficially owned by his spouse.  Includes 18,000 shares underlying vested stock options.  Does not include any shares issuable to Mr. Herbert under the Long Term Equity Incentive Program on account of the 2010 fiscal year.

(5)	Includes 7,375 shares underlying vested stock options. Does not include any shares issuable to Mr. DeMedio under the Long-Term Equity Incentive Program on account of the 2010 fiscal year.

(6)	Includes 12,000 shares underlying vested stock options.

(7)	Includes 12,000 shares underlying vested stock options.

(8)	Includes 5,333 shares issuable upon the exercise of warrants and 100 shares of common stock beneficially owned by his spouse. Includes 12,000 shares underlying vested stock options.

(9)	Includes 6,000 shares underlying vested stock options.

(10)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2009, S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C. Capital Associates, LLC, and Steven A. Cohen, each have shared voting and investment power with respect to such shares. The address of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen is as indicated in the table. The address of S.A.C. Capital Associates, LLC is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies. Each of S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc. and Mr. Cohen disclaim beneficial ownership of these shares.

(11)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, reflecting the beneficial ownership of our common stock by Wellington Management Company, LLP, which has shared voting authority over 1,214,400 shares and shared dispositive power over 2,068,400 shares.

Preferred Stock

Other than the 67,000 shares of preferred stock owned by Mr. Jensen, there were no shares of preferred stock that were beneficially owned as of June 30, 2008 by the Company’s directors, executive officers, or the other employees named in the Summary Compensation Table set forth above.

Certain Relationships and Related Transactions, and Director Independence.

During the years ended June 30, 2008, 2007, and 2006, and the nine months ended March 31, 2009, the Company incurred approximately $317,000, $356,000, $258,000, and 309,000 respectively, in connection with legal services provided by Lurio & Associates, P.C. Douglas Lurio is the President and owner of Lurio & Associates, P.C. and is a member of the Company’s board of directors.  At June 30, 2008 and 2007, and March 31, 2009, approximately $27,000, $33,000, and $33,000 respectively, of the Company’s accounts payable and accrued expenses were due to this member of the board of directors.  During the years ended June 30, 2008, 2007 and 2006, and during the nine months ended March 31, 2009, certain members of the board of directors and executives participated in various debt offerings of the Company for total investments of approximately $0, $0, $53,000, and $0 respectively.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 640,000,000 shares of common stock, no par value, and 1,800,000 shares of undesignated preferred stock.  As of the date hereof, 900,000 preferred shares have been designated as series A convertible preferred stock, no par value.  As of March 31, 2009, there were 15,336,722 shares of common stock issued and outstanding and 510,270 shares of series A convertible preferred stock issued and outstanding which are convertible into 5,102 shares of common stock.  From the inception of the Company through March 31, 2009, a total of 591,758 shares of preferred stock have been converted into 2,187 shares of common stock and $2,439,920 of accrued and unpaid dividends thereon have been converted into 1,219 shares of common stock.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the shareholders of USA, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of USA; and

•	is entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the series A convertible preferred stock have been paid.  Upon any liquidation, dissolution or winding up of USA, holders of shares of common stock are entitled to receive pro rata all of the assets of USA available for distribution, subject to the liquidation preference of the series A convertible preferred stock of $10 per share and any unpaid and accumulated dividends on the series A convertible preferred stock.

Series A Convertible Preferred Stock

The holders of shares of series A convertible preferred stock:

•	have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., 100 shares of series A convertible preferred stock equals 1 vote);

•	are entitled to vote on all matters submitted to the vote of the shareholders of USA, including the election of directors; and

•	are entitled to an annual cumulative cash dividend of $1.50 per annum, payable when, as and if declared by the board of directors.

The record dates for payment of dividends on the series A convertible preferred stock are February 1 ($0.75) and August 1 ($0.75) of each year.  Any and all accumulated and unpaid cash dividends on the series A convertible preferred stock must be declared and paid prior to the declaration and payment of any dividends on the common stock.  Any unpaid and accumulated dividends will not bear interest.  As of the date of this prospectus, such accumulated unpaid dividends amounted to $10,348,607.

Each share of series A convertible preferred stock is convertible at any time into 1/100th of a share of fully issued and non-assessable common stock.  Accrued and unpaid dividends earned on shares of series A convertible preferred stock being converted into common stock are also convertible into common stock at the rate $1,000 per share of common stock at the time of conversion and whether or not such dividends have then been declared by USA.  As of the date of this prospectus, a total of 591,758 shares of series A convertible preferred stock have been converted into common stock and accrued and unpaid dividends thereon have been converted into 1,219 shares of common stock.  The conversion rate of the series A convertible preferred stock (and any accrued and unpaid dividends thereon) will be equitably adjusted for stock splits, stock combinations, recapitalizations, and in connection with certain other issuances of common stock by USA.  Upon any liquidation, dissolution, or winding-up of USA, the holders of series A convertible preferred stock are entitled to receive a distribution in preference to the common stock in the amount of $10 per share plus any accumulated and unpaid dividends.

We have the right, at any time, to redeem all or any part of the issued and outstanding series A convertible preferred stock for the sum of $11 per share plus any and all unpaid and accumulated dividends thereon.  Upon notice by USA of such call, the holders of the series A convertible preferred stock so called will have the opportunity to convert their shares and any unpaid and accumulated dividends thereon into shares of common stock.  The $11 per share figure was the redemption price approved by the Directors and shareholders of USA at the time the series A convertible preferred stock was created and first issued.  We currently have no plans to redeem the preferred stock.

Common Stock Purchase Warrants

As of March 31, 2009, there were 3,030,863 common stock warrants outstanding, all of which were exercisable at exercise prices ranging from $5.25 to $7.70 per share.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.  Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire.  Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA.  Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

Shares Eligible For Future Sale

Of the 15,336,722 shares of common stock issued and outstanding on March 31, 2009, all are freely transferable without further registration under the Act (other than shares held by “affiliates” of the Company).  As of March 31, 2009, there were 510,270 shares of preferred stock issued and outstanding, all of which are freely transferable without further registration under the Act (other than shares held by “affiliates” of USA).

The shares of preferred stock issued and outstanding as of March 31, 2009, are convertible into 5,102 shares of common stock all of which would be fully transferable without further registration under the Act (other than shares held by “affiliates” of USA).

Shares of our common stock which are not freely tradable under the Act are known as “restricted securities” and cannot be resold without registration under the Act or pursuant to Rule 144 promulgated thereunder.

In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction.  Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately 153,367 shares as of March 31, 2009; or

•	the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF WARRANTS

The warrants to be issued pursuant to exercise of the subscription rights will be separately transferable following their issuance and through December 31, 2011, and will expire thereafter. The warrants may be exercised for $2.75 per share (representing 110% of the offering price of the common stock under the subscription rights) commencing on January 1, 2010 and at any time through December 31, 2011.  We have been advised by NASDAQ that the warrants will be traded on the NASDAQ Global Market under the symbol “USATW” beginning on or about August 14, 2009, until 4:00 p.m., New York City time, on December 31, 2011.  The common stock underlying the warrants, upon issuance, will also be traded on the NASDAQ Global Market under the symbol USAT.

The warrants will be issued pursuant to a warrant agreement by and between the Company and American Stock Transfer & Trust Company, LLC, the warrant agent.

Certificates for all warrants acquired will be mailed as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, unless shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on behalf of the shareholder or on behalf of the shareholder’s broker, dealer, custodian bank, trustee or other nominee, in which case the shareholder will have any warrants acquired by the shareholder credited to the account of Cede & Co. or the other depository or nominee as soon as practicable after the rights offering has expired, payment for the shares of common stock and attached warrants subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

We will deliver certificates representing your warrants or credit your account at your nominee holder with the warrants that you purchased pursuant to your over subscription right as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.  Upon the merger, consolidation, sale of substantially all the assets of USA, or other similar transaction, the warrant holders shall, at the option of USA, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire.  Upon such exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of USA.  Upon notice to the warrant holders, USA has the right, at any time and from time to time, to reduce the exercise price or to extend the warrant termination date.

LIMITATION OF LIABILITY; INDEMNIFICATION

As permitted by the Pennsylvania Business Corporation Law of 1988 (“BCL”), our By-laws provide that Directors will not be personally liable, as such, for monetary damages for any action taken unless the Director has breached or failed to perform the duties of a Director under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  This limitation of personal liability does not apply to any responsibility or liability pursuant to any criminal statute, or any liability for the payment of taxes pursuant to Federal, State or local law.  The By-laws also include provisions for indemnification of our Directors and officers to the fullest extent permitted by the BCL.  In addition, the Company has entered into separate indemnification agreements with its Directors and executive officers which require the Company to indemnify each of such executive officers and directors to the fullest extent permitted by the law of the Commonwealth of Pennsylvania against certain liabilities which may arise by reason of their status as directors and officers.  The indemnification agreements also provide that the Company must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified.  Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of USA pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. Federal income tax consequences of the receipt of subscription rights described in this offering and of the exercise or expiration of those subscription rights to U.S. Holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes.  This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and the U.S. Internal Revenue Service’s (“IRS”) current administrative rules, practices and interpretations of law, all as in effect on the date of this document, and all of which are subject to change, possible with retroactive effect.  This discussion applies only to U.S. Holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. Holders, banks, financial institutions, broker-dealers, holders of warrants entitling them to receive subscription rights, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related share issuance. This discussion is based on varying interpretations that could result in U.S federal income tax consequences different from those described below. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws, or the alternative minimum tax provisions of the Code.  Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

For purposes of this description, a “U.S. Holder” is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

•
a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE.  THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS.  PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Receipt of the Subscription Rights

The distribution of the subscription rights should be a non-taxable distribution to U.S. holders under Section 305(a) of the Code.  This position is not binding on the IRS, or the courts, however.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.  Distributions having this effect are referred to as “disproportionate distributions.”

The remaining description assumes that holders of our common stock who elect to receive the subscription rights will not be subject to U.S. federal income tax on such receipt.

Tax Basis and Holding Period of the Subscription Rights

A U.S. Holder's tax basis in the subscription rights will depend on the fair market value of the subscription rights and the fair market value of our common stock at the time of the distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock represents 15 percent or more of the total fair market value of our common stock at the time of the distribution, a holder must allocate the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) between such stock and the subscription rights received by such holder. This allocation is made in proportion to the fair market value of the common stock and the fair market value of the subscription rights at the date of distribution.

•     If the total fair market value of the subscription rights being distributed in this offering to holders of our common stock is less than 15 percent of the total fair market value of our common stock at the time of the distribution, the basis of such subscription rights will be zero unless the holder elects to allocate part of the basis of the holder's shares of common stock (with respect to which the subscriptions rights were distributed) to the subscription rights. A holder makes such an election by attaching a statement to the holder's tax return for the year in which the subscription rights are received. This election, once made, will be irrevocable with respect to those rights. Any holder that makes such election should retain a copy of the election and of the tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise. If the basis of a holder's subscription rights is deemed to be zero because the fair market value of the subscription rights at the time of distribution is less than 15 percent of the fair market value of our common stock and because the holder does not make the election described above, the holder's basis of the shares of common stock with respect to which such rights are received will not change.  If an allocation of basis is made between the subscriptions rights and common stock, and the subscription rights are later exercised, the tax basis in the common stock originally owned by the holder will be reduced by an amount equal to the tax basis allocated to the subscription rights. In addition, the tax basis allocated to the subscription rights must be apportioned between the right to acquire common stock and the right to receive a warrant in proportion to their values on the date of distribution. For these purposes, the value of the right to acquire common stock will be that amount which bears the same ratio to the value of a subscription right as the value of one share of common stock bears to the value of one package, consisting of one share of common stock and one warrant. The value of the right to receive a warrant will be the difference between the value of the subscription right and the right to acquire common stock as determined above.

The holding period for the subscriptions rights received by a U.S. Holder of common stock in the rights offering will include the holder's holding period for the common stock with respect to which the subscriptions rights were received.

Sale or Other Disposition of the Subscription Rights

If a U.S. holder sells or otherwise disposes of the subscription rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between (a) the proceeds of sale and (b) the holder’s tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above).  Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights, determined as described in “—Tax Basis and Holding Period of the Subscription Rights” above, exceeds one year at the time of disposition.

Expiration of the Subscription Rights

If the subscription rights expire without exercise while the holder continues to hold the shares of our common stock with respect to which the subscription rights are received, the holder will recognize no loss and the tax basis of the common stock with respect to which the subscription rights were received will equal its tax basis before receipt of the subscription rights.  If the subscription rights expire without exercise or are exercised after you have disposed of the shares of our common stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the subscription rights, or regarding the tax basis of the shares acquired upon exercise.

Exercise of the Subscription Rights; Tax Basis and Holding Period of the Shares

A U.S. Holder of common stock will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering.

The tax basis of the common stock and warrants acquired through exercise of the subscription rights will equal the sum of (a) the exercise price and (b) the holder's tax basis, if any, in the subscription rights (determined as described above). The subscription price must be allocated between the common stock and warrants acquired in proportion to their relative fair market values on the exercise date. The basis of the common stock acquired will then be the sum of that portion of the subscription price so allocable to the common stock, plus the portion, if any, of the basis of the subscription rights allocable to the right to acquire common stock, plus the portion, if any, of the basis of the subscription rights allocable to the right to acquire common stock, determined in the manner described above. The basis of the warrants will be the sum of that portion of the subscription price allocable to such warrants, plus the portion, if any, of the basis of the subscription rights allocable to the right to acquire the warrant, determined in the manner described above.

The holding period for the common stock and warrants acquired through exercise of the subscription rights will begin on the date the subscriptions rights are exercised. The holding period of stock subsequently acquired through the warrants will begin with the date the warrants are exercised.

If a U.S. Holder subsequently exercises a warrant that the holder acquired through the prior exercise of the subscription rights, that holder will not recognize gain or loss upon the subsequent exercise of the warrant. The shares of common stock that the holder acquires as a result of exercising the warrant will have a tax basis equal to that holder's adjusted basis in the warrant, plus the amount paid to exercise the warrant. The holding period of shares acquired upon exercise of a warrant will begin on the day after the warrant is exercised.

If a U.S. Holder sells the warrant to another person, the holder will recognize taxable gain or loss, if any, in an amount equal to the difference between (a) the proceeds from the sale and (b) the holder's tax basis in the warrant (determined as described above). This gain or loss will be a capital gain or loss if the warrant is a capital asset in the hands of the seller. Whether the capital gain will be long-term or short-term capital gain will depend on the seller's holding period for the warrant.

If the U.S. Holder allows the warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, the holder will generally recognize a capital loss in an amount equal to the holder's basis in the warrant. The loss is treated as short-term or long-term depending on the holder's holding period in the warrant.

A U.S. holder who exercises the subscription rights received in the offering after disposing of the shares of our common stock with respect to which the subscription rights are received, should consult such holder’s tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Sale or Other Disposition of the Subscription Rights Shares

If a U.S. holder sells or otherwise disposes of the shares received as a result of exercising a right, such U.S. holder’s gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale.  This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of subscription rights or rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

On or about July 13, 2009, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the record date and to our two warrant holders who are entitled to participate in this rights offering.  Subscription rights holders who wish to exercise their subscription rights and purchase shares of our common stock must complete the subscription rights certificate and, if applicable, the Notice of Guaranteed Delivery and return it with payment for the shares to the subscription agent at the following address:

By Mail/Overnight Carrier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

See “The Rights Offering — Methods for Exercising Subscription Rights” and “The Rights Offering  — Guaranteed Delivery Procedures.” If you have any questions, you should contact MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or by e-mail to usatrights@mackenziepartners.com. Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

William Blair & Company, L.L.C. and Maxim Group LLC are the dealer-managers of this rights offering.  In such capacity, such dealer-managers will provide marketing assistance and advice to our company in connection with this offering.  The dealer-managers are not underwriting or placing any of the subscription rights or the shares of our common stock or warrants being issued in this offering and do not make any recommendation with respect to such subscription rights (including with respect to the exercise or expiration of such subscription rights), shares or warrants. We have agreed to pay the dealer-mangers 3% of the gross proceeds of this offering in cash, 4% of the shares of common stock sold in this offering in warrants priced at 110% of the subscription price and a non-accountable expense allowance of 3% of the gross proceeds of this offering.  The Company has made payments totaling $80,000 per dealer-manager as an advance against such non-accountable expense allowance. In case of termination of the dealer-managers’ engagement, all or a portion of such advance will be returned to the Company to the extent costs or expenses were not actually incurred by the dealer-managers. The warrants will not be redeemable.  In accordance with FINRA Rule 5110 (g), the dealer-managers have agreed that for 180 days following the effective date of this offering, the dealer-managers will not sell, transfer, assign, pledge or hypothecate the warrants acquired by each of them, or subject such warrants to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such warrants, except that such warrants may be transferred to any successor, manager or member of the applicable dealer-manager.  Under FINRA Rule 5110, such warrants are deemed to be an item of value. The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of three years after the closing date of this rights offering at our expense, and piggyback registration rights for a period of three years after the closing date of this rights offering at our expense.  In addition, we have agreed to reimburse the dealer-managers for certain expenses, including reasonable legal, travel and other expenses, incurred in connection therewith, up to a maximum of $20,000 per dealer-manager (excluding reasonable legal expenses which reimbursement is capped at $100,000 in the aggregate).  We have also agreed to indemnify the dealer-managers and their respective affiliates against certain liabilities arising under the Securities Act of 1933.  The dealer-managers' participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by the dealer-manager of opinions of our counsel.  The dealer-managers and their affiliates have provided in the past and may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our stock is American Stock Transfer & Trust Company, LLC, 40 Wall Street, New York, New York 10005.

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Lurio & Associates, P.C., Philadelphia, Pennsylvania 19103.

EXPERTS

The consolidated financial statements of USA Technologies, Inc. at and for the year ended June 30, 2008, appearing in this prospectus and the related registration statement have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing

The consolidated financial statements of USA Technologies, Inc. at June 30, 2007, and for each of the two years in the period ended June 30, 2007 appearing in this prospectus and the related registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission.  Anyone may inspect a copy of the registration statement or any other reports we file, without charge at the public reference facility maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549.  Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees.  The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

We will furnish record holders of our securities with annual reports containing financial statements audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information, and such other periodic reports as we may determine to be appropriate or as may be required by law.

You can find additional information concerning us on our website http://www.usatech.com.  Information on our website is not and should not be considered a part of this prospectus.

FINANCIAL STATEMENTS

USA TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2008, and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Technologies, Inc. at June 30, 2008, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

New York, NY
September 23, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
USA Technologies, Inc.

We have audited the accompanying consolidated balance sheet of USA Technologies, Inc. as of June 30, 2007, and the related consolidated statement of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Technologies, Inc. at June 30, 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP

New York, NY
September 26, 2007

USA Technologies, Inc.
Consolidated Balance Sheets

	June 30		March 31
	2008	2007	2009
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,970,691	$5,163,844	$8,440,255
Available-for-sale securities	-	6,350,000	-
Accounts receivable, less allowance for uncollectible accounts of $215,000, $142,000 and $157,000, respectively	3,483,666	2,269,193	1,767,200
Finance receivables	399,427	330,692	281,493
Inventory, net	2,299,002	3,033,792	2,310,164
Prepaid expenses and other current assets	802,223	206,508	759,255
Total current assets	16,955,009	17,354,029	13,558,367

Available-for-sale securities	6,875,000	-	-
Finance receivables, less current portion	424,336	279,324	184,728
Property and equipment, net	2,024,842	1,876,754	2,149,059
Intangibles, net	5,885,432	7,122,032	5,103,653
Goodwill	7,663,208	7,663,208	7,663,208
Other assets	227,824	196,150	229,561
Total assets	$40,055,651	$34,491,497	$28,888,576

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,005,549	$3,893,307	$3,104,318
Accrued expenses	2,506,035	1,484,239	2,128,694
Current obligations under long-term debt	526,348	514,302	567,311
Total current liabilities	7,037,932	5,891,848	5,800,323

Long-term debt, less current portion	441,170	515,443	396,629
Total liabilities	7,479,102	6,407,291	6,196,952

Commitments and contingencies (Note 14)

Shareholders' equity:
Preferred stock, no par value: Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000 Issued and outstanding shares- 520,392, 520,392, and 510,270, respectively (liquidation preference of $14,977,220, $14,196,632, and $15,451,307, respectively)	3,686,218	3,686,218	3,614,554
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding shares- 15,155,270, 11,810,849, and 15,336,722, respectively	193,733,104	172,822,868	194,749,708
Accumulated deficit	(164,842,773)	(148,424,880)	(175,672,638)
Total shareholders' equity	32,576,549	28,084,206	22,691,624
Total liabilities and shareholders' equity	$40,055,651	$34,491,497	$28,888,576

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Operations

				Nine months ended
	Year ended June 30			March 31
	2008	2007	2006	2009	2008
Revenues:				(Unaudited)	(Unaudited)
Equipment sales	$12,384,870	$7,454,076	$5,198,360	$4,166,927	$8,501,722
License and transaction fees	3,718,676	1,703,936	1,216,443	4,207,113	2,576,849
Total revenues	16,103,546	9,158,012	6,414,803	8,374,040	11,078,571

Cost of equipment	9,703,474	6,442,627	3,549,450	2,939,529	6,592,088
Cost of services	2,981,218	1,369,152	855,007	3,274,789	2,028,675
Gross profit	3,418,854	1,346,233	2,010,346	2,159,722	2,457,808

Operating expenses:
Selling, general and administrative	18,643,215	14,706,156	12,092,552	11,971,078	14,226,973
Depreciation and amortization	1,923,491	1,748,653	1,699,593	1,188,420	1,497,768
Total operating expenses	20,566,706	16,454,809	13,792,145	13,159,498	15,724,741
Operating loss	(17,147,852)	(15,108,576)	(11,781,799)	(10,999,776)	(13,266,933)

Other income (expense):
Interest income	877,159	315,827	99,776	263,237	716,120
Other loss	-	(4,759)	(16,087)	-	-
Legal loss contingency	-	-	(270,000)	-	-
Interest expense:
Coupon or stated rate	(147,200)	(746,578)	(1,365,860)	(76,942)	(112,388)
Non-cash interest and amortization of debt discount	-	(2,238,372)	(1,513,106)	-	-
Total interest expense	(147,200)	(2,984,950)	(2,878,966)	(76,942)	(112,388)
Total other income (expense)	729,959	(2,673,882)	(3,065,277)	186,295	603,732
Net loss	(16,417,893)	(17,782,458)	(14,847,076)	(10,813,481)	(12,663,201)
Cumulative preferred dividends	(780,588)	(781,451)	(783,289)	(772,997)	(780,588)
Loss applicable to common shares	$(17,198,481)	$(18,563,909)	$(15,630,365)	$(11,586,478)	$(13,443,789)
Loss per common share (basic and diluted)	$(1.21)	$(2.13)	$(3.15)	$(0.76)	$(0.97)
Weighted average number of common shares outstanding (basic and diluted)	14,158,298	8,702,523	4,965,501	15,236,442	13,837,206

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity
(Unaudited with respect to the nine months ended March 31, 2009)

	Series A			Accumulated
	Convertible			Other
	Preferred	Common	Subscriptions	Comprehensive	Accumulated
	Stock	Stock	Receivable	Income	Deficit	Total
Balance, June 30, 2005	$3,702,856	$121,598,475	$(233,850)	$3,080	$(115,761,376)	$9,309,185
Issuance of 1,754,428 shares of Common Stock to accredited investors at varying prices per share	$--	13,747,261	$--	--	$--	$13,747,261
Exercise of 36,800 2005-D Common Stock Warrants at $10 per share	--	368,000	--	--	--	368,000
Cancellation of 15,590 shares of Common Stock issued as part of the 2005-D private placement	--	(233,850)	233,850	--	--	--
Conversion of 1,200 shares of Preferred Stock to 12 shares of Common Stock	(8,496)	8,496	--	--	--	--
Conversion of $18,320 of cumulative preferred dividends into 18 shares of Common Stock at $1000 per share	--	18,320	--	--	(18,970)	(650)
Issuance of 59,247 shares of Common Stock from the conversion of Senior Notes	--	667,469	--	--	--	667,469
Debt discount related to the beneficial conversion feature on Senior Notes	--	552,263	--	--	--	552,263
Issuance of special purchase rights in conjunction with the 2008-C and 2010-A Senior Notes	--	428,941	--	--	--	428,941
Issuance of 9,500 shares of Common Stock for employee compensation	--	79,195	--	--	--	79,195
Stock option compensation charges	--	875,556	--	--	--	875,556
Comprehensive loss:
Net loss	--	--	--	--	(14,847,076)	(14,847,076)
Unrealized loss on investment	--	--	--	(3,080)	--	(3,080)
Total comprehensive loss						(14,850,156)
Balance, June 30, 2006	$3,694,360	$138,110,126	$--	$--	$(130,627,422)	$11,177,064

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the nine months ended March 31, 2009)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total
Issuance of 2,148,663 shares of common stock to an accredited investor at varying prices per share, less issuance costs of $147,359	$--	$12,974,036	$--	$12,974,036
Issuance of 1,400,000 shares of common stock to an accredited investor at $6.00 per share and 700,017 warrants exercisable at $6.40 per share, less issuance costs of $542,801	--	7,857,199	--	7,857,199
Issuance of 1,666,667 shares of common stock to an accredited investor at $6.00 per share and 833,333 warrants exercisable at $6.40 per share, less issuance costs of $100,150	--	9,899,850	--	9,899,850
Exercise of 32,098 and 11,454 warrants at $6.40 and $6.60 per share, respectively	--	281,024	--	281,024
Conversion of 1,150 shares of preferred stock into 11 shares of common stock	(8,142)	8,142	--	--
Conversion of $15,000 of cumulative preferred dividends into 15 shares of common stock at $1,000 per share	--	15,000	(15,000)	--
Issuance of 154,930 shares of common stock from the conversion of senior notes	--	1,549,300	--	1,549,300
Issuance of 42,536 shares of common stock to settle legal matters	--	288,000	--	288,000
Retirement of 1,300 shares of common stock	--	(23,000)	--	(23,000)
Issuance of 16,587 shares of common stock under 2006-A Stock Compensation Plan	--	104,345	--	104,345
Issuance of 12,013 shares of common stock under 2007-A Stock Compensation Plan	--	74,135	--	74,135
Charges incurred in connection with the issuance of common stock for employee compensation	--	722,497	--	722,497
Charges incurred in connection with the Long-Term Equity Incentive Program relating to the vesting of 101,578 shares to be issued	--	599,311	--	599,311
Charges incurred in connection with stock options	--	362,903	--	362,903
Comprehensive loss:
Net loss	--	--	(17,782,458)	(17,782,458)
Balance, June 30, 2007	$3,686,218	$172,822,868	$(148,424,880)	$28,084,206

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the nine months ended March 31, 2009)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total

Issuance of 886,908 shares of common stock to an accredited investor at varying prices per share, less issuance costs of $1,410	$--	$5,671,847	$--	$5,671,847
Issuance of 2,142,871 shares of common stock to an accredited investor at $7.00 per share, less issuance costs of $1,012,597	--	13,987,500	--	13,987,500
Exercise of 58,543 warrants at $6.40 per share resulting in the issuance of 58,543 shares of Common Stock	--	374,675	--	374,675
Retirement of 650 shares of common stock	--	(7,138)	--	(7,138)
Issuance of 31,500 fully-vested shares of common stock to employees and vesting of restricted shares granted under the 2007-A Stock Compensation Plan		221,953	--	221,953
Reclassification of charges from Long-Term Equity Incentive Program for Fiscal Year 2007 to a share-based liability until settlement	--	(599,311)		(599,311)
Issuance of 225,249 shares of common stock for settlement of the Long-Term Equity Incentive Program liability for Fiscal Year 2007	--	1,189,222	--	1,189,222
Charges incurred in connection with stock options	--	71,488	--	71,488
Net loss	--	--	(16,417,893)	(16,417,893)
Balance, June 30, 2008	$3,686,218	$193,733,104	$(164,842,773)	$32,576,549

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Shareholders' Equity (Continued)
(Unaudited with respect to the nine months ended March 31, 2009)

	Series A
	Convertible
	Preferred	Common	Accumulated
	Stock	Stock	Deficit	Total

Retirement of 162,599 shares of common stock	$--	$(364,597)	$--	$(364,597)
Retirement of 10,122 shares of preferred stock	(71,664)	--	(16,384)	(88,048)
Issuance of 56,487 fully-vested shares of common stock to employees and vesting of shares granted under the 2007-A Stock Compensation Plan	--	284,117	--	284,117
Issuance of 152,953 fully-vested shares of common stock to officers and employees and vesting of shares granted under the 2008 Stock Incentive Plan	--	830,554	--	830,554
Issuance of 134,611 shares of common stock for settlement of the Long-Term Equity Incentive Program liability for Fiscal Year 2008		266,530	--	266,530
Net loss	--	--	(10,813,481)	(10,813,481)
Balance, March 31, 2009 (unaudited)	$3,614,554	$194,749,708	$(175,672,638)	$22,691,624

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Cash Flows

				Nine months ended
	Year ended June 30			March 31
	2008	2007	2006	2009	2008
				(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(16,417,893)	$(17,782,458)	$(14,847,076)	$(10,813,481)	$(12,663,201)
Adjustment to reconcile net loss to net cash used in operating activities:
Charges incurred (reduced) in connection with the vesting and issuance of common stock for employee and officer compensation	(377,358)	900,977	79,195	1,114,671	138,704
Charges incurred (reduced) in connection with the Long-term Equity Incentive Program	1,479,479	599,311	-	(375,866)	1,152,915
Charges incurred in connection with stock options	71,488	362,903	875,556	-	66,020
Charges incurred in connection with the issuance of common stock for a legal settlement	-	18,000	-	-	-
Non-cash interest and amortization of debt discount	-	2,238,372	1,513,106	-	-
Depreciation, $64,201 (unaudited) of which is allocated to cost of services for the nine months ended March 31, 2009	686,891	510,678	462,993	470,842	570,318
Amortization	1,236,600	1,236,600	1,236,600	781,779	927,450
Other loss	-	-	17,144		-
Gain on repayment of senior notes	-	(44,285)	-		-
Bad debt expense (recovery)	137,931	8,806	130,778	40,552	137,212
Changes in operating assets and liabilities:
Accounts receivable	(1,352,404)	(1,255,885)	(408,851)	1,675,914	(118,246)
Finance receivables	(213,747)	97,557	(182,256)	357,542	(287,826)
Inventory	734,790	(1,622,980)	286,424	(11,162)	775,746
Prepaid expenses and other assets	(423,612)	(131,636)	37,711	304,444	(84,552)
Accounts payable	112,242	1,352,973	(725,594)	(901,231)	(768,911)
Accrued expenses	731,539	(166,976)	441,863	265,055	379,999

Net cash used in operating activities	(13,594,054)	(13,678,043)	(11,082,407)	(7,090,941)	(9,774,372)

INVESTING ACTIVITIES:
Purchase of property and equipment, net	(572,278)	(526,615)	(842,470)	(170,447)	(528,110)
Net proceeds (purchases) from redemption/sale of available-for-sale securities	(525,000)	(6,350,000)	19,243	6,875,000	(7,800,000)

Net cash provided by (used in) investing activities	(1,097,278)	(6,876,615)	(823,227)	6,704,553	(8,328,110)

See accompanying notes.

USA Technologies, Inc.
Consolidated Statements of Cash Flows (Continued)

				Nine months ended
	Year ended June 30			March 31
	2008	2007	2006	2009	2008
FINANCING ACTIVITIES:				(Unaudited)	(Unaudited)
Net proceeds from the issuance (payments for retirement) of common stock and and exercise of common stock warrants	$20,026,884	$30,989,108	$14,114,612	$(364,597)	$20,028,422
Payments for retirement of preferred stock	-	-	-	(88,048)	-
Collection of subscriptions receivable	-	-	35,723	-	-
Net proceeds from the issuance of senior notes	-	-	1,314,944	-	-
Proceeds from the issuance of long-term debt	332,740	470,000	-	-	332,740
Repayment of senior notes	-	(8,301,676)	(2,654,821)	-	-
Repayment of long-term debt	(861,445)	(305,731)	(135,904)	(691,403)	(607,793)
Net cash provided by (used in) financing activities	19,498,179	22,851,701	12,674,554	(1,144,048)	19,753,369
Net increase (decrease) in cash and cash equivalents	4,806,847	2,297,043	768,920	(1,530,436)	1,650,887
Cash and cash equivalents at beginning of period	5,163,844	2,866,801	2,097,881	9,970,691	5,163,844
Cash and cash equivalents at end of period	$9,970,691	$5,163,844	$2,866,801	$8,440,255	$6,814,731

Supplemental disclosures of cash flow information:

Cash paid for interest	$168,332	$1,013,339	$1,430,115	$78,230	$126,962
Equipment and software acquired under capital lease	$262,701	$741,513	$-	$424,612	$220,331
Prepaid insurance financed with long-term debt	$203,777	$-	$-	$225,785	$203,777
Prepaid maintenance contracts financed with long-term debt	$-	$-	$-	$37,429	$-
Purchases of equipment with long-term debt	$-	$-	$54,900	$-	$-
Conversion of convertible preferred stock to common stock	$-	$8,142	$8,496	$-	$-
Conversion of cumulative preferred dividends to common stock	$-	$15,000	$18,320	$-	$-
Conversion of senior notes to common stock	$-	$1,549,300	$667,469	$-	$-
Common stock issued to settle a legal liability	$-	$270,000	$-	$-	$-
Beneficial conversion feature related to senior notes	$-	$-	$552,263	$-	$-
Debt discount related to issuance of purchase rights	$-	$-	$428,941	$-	$-

See accompanying notes.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

1. BUSINESS

USA Technologies, Inc. (the "Company") was incorporated in the Commonwealth of Pennsylvania in January 1992. The Company is a leading supplier of cashless, remote management, reporting and energy management solutions serving the unattended Point of Sale market. Our networked devices and associated services enable the owners and operators of everyday, stand-alone, distributed assets, such as vending machines, kiosks, personal computers, photocopiers, and laundry equipment, the ability to remotely monitor, control and report on the results of these distributed assets, as well as the ability to offer their customers cashless payment options. As part of our Intelligent Vending™ solution, our Company also manufactures and sells energy management products which reduce the electrical power consumption of various existing equipment, such as refrigerated vending machines and glass front coolers, thus reducing the electrical energy costs associated with operating this equipment. The Company's customers are principally located in the United States.

The Company has incurred losses from its inception through June 30, 2008 and losses have continued through March 2009 and are expected to continue during fiscal year 2009. The Company's ability to meet its future obligations is dependent upon the success of its products and services in the marketplace and the available capital resources. Until the Company's products and services can generate sufficient operating revenues, the Company will be required to use its cash and cash equivalents on hand, as well as raise capital to meet its cash flow requirements including the issuance of Common Stock and the exercise of outstanding Common Stock warrants.

2. ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

The consolidated financial statements and disclosures included herein for the nine months ended March 31, 2009 and 2008 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ending March 31, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2009.

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stitch Networks Corporation ("Stitch") and USAT Capital Corp LLC (“USAT Capital”). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

Cash equivalents represent all highly liquid investments with original maturities of three months or less. Cash equivalents are comprised of certificates of deposit and a money market fund. The Company maintains its cash in bank deposit accounts, which may exceed federally insured limits at times.

AVAILABLE-FOR-SALE SECURITIES

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income (loss). If the investment sustains an other-than-temporary decline in fair value, the investment is written down to its fair value by a charge to earnings.

As of March 31, 2009, June 30, 2008 and June 30, 2007, available-for-sale securities consisted of $0, $6,875,000 and $6,350,000, par value of auction rate securities (“ARS”), respectively. The Company’s ARS consisted of long-term variable rate securities whose dividend rates were reset every seven days through a “dutch auction” conducted by investment banks. Our ARS were all AAA or Aaa rated, and represented preferred stock of closed-end investment firms. Our ARS had no fixed maturity dates.

Until February 2008, the auction process had allowed investors to obtain liquidity if so desired by selling the securities at their par values on the weekly auction date. Due to the weekly liquidity afforded by these securities, the Company classified its ARS as current assets at June 30, 2007.  However, beginning the week of February 11, 2008, the auctions for our ARS failed as a result of negative overall market conditions, meaning there were not enough buyers to purchase the amount of securities available for sale at auction. The result of a failed auction, which does not signify a default by the issuer, is that the ARS continued to pay dividends in accordance with their terms, but we were not able to liquidate any of these securities until these securities were redeemed by the issuer, or until there was a successful auction, or until such time as other markets for these investments developed.  As a result of these failures, the Company changed the classification of its ARS from a current asset to a long term asset in its June 30, 2008 Consolidated Balance Sheet.

On August 21, 2008, the broker-dealer who sold the Company the ARS announced a settlement with state regulators and an agreement in principle with the Securities and Exchange Commission pursuant to which, among other things, the broker-dealer purchased all of the Company’s remaining ARS at par upon the Company’s request on January 2, 2009. Accordingly, on January 2, 2009 the ARS were purchased by the broker-dealer who sold the securities to the Company, pursuant to the agreement. As such, there were no unrealized losses recorded as of March 31, 2009 in connection with these investments.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts for accounts receivable and finance receivables based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when management determines the balance is uncollectible and the Company ceases collection efforts. Management believes that the allowance accrued is adequate to provide for normal credit losses.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

FINANCE RECEIVABLES

The Company offers extended payment terms to certain customers for equipment sales. The Company provides an allowance for credit losses as discussed above and discontinues the accrual of interest, if necessary. Finance receivables are carried at their contractual amount and charged off against the allowance for credit losses when management determines that recovery is unlikely and the Company ceases collection efforts. The Company recognizes a portion of the loan payments as interest income based on the effective interest rate method in the accompanying Consolidated Statement of Operations.

INVENTORY

Inventory consists of finished goods and packaging materials. Through November 30, 2005, inventory was stated at the lower of cost (first-in, first-out basis) or market. Due to the implementation of a new accounting system on December 1, 2005, the Company's inventory is stated at the lower of cost (average cost basis) or market. The Company determined that the change in accounting principle was not material.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Property and equipment are depreciated on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line basis over the lesser of the estimated useful life of the asset or the respective lease term.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess of cost over fair value of the net assets purchased in acquisitions. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill is not amortized to earnings, but instead is subject to periodic testing for impairment. The Company tests goodwill for impairment using a two-step process. The first step screens for potential impairment, while the second step measures the amount of impairment. The Company uses a discounted cash flow analysis to complete the first step in this process. Testing for impairment is to be done at least annually and at other times if events or circumstances arise that indicate that impairment may have occurred. The Company has selected April 1 as its annual test date. The Company has concluded there has been no impairment of goodwill as a result of its testing on April 1, 2007, April 1, 2008 and April 1, 2009.

Patents, trademarks and the non-compete agreement are carried at cost less accumulated amortization, which is calculated on a straight-line basis over their estimated economic life. The Company reviews intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows resulting from the use of the asset and its eventual disposition is less than its carrying amount. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("FAS 144"), the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of an asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value. In the period when the plan of sale criteria of FAS 144 are met, long-lived assets are reported as held for sale, depreciation and amortization cease, and the assets are reported at the lower of carrying value or fair value less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts receivable, finance receivables-current portion, other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities. The fair value of the Company's long-term finance receivables and long-term debt approximates book value as such instruments are at market rates currently available to the Company.

CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts and finance receivables. The Company maintains cash and cash equivalents with various financial institutions. Approximately 68% and 41% of the Company's accounts and finance receivables at June 30, 2008 and 2007, respectively, were concentrated with two customers each year and 54% as of March 31, 2009 were concentrated with two customers. Approximately 61%, 40% and 29% of the Company's revenues for the years ended June 30, 2008, 2007 and 2006, respectively, were concentrated with two (34% with one customer and 27% with another customer), one, and two (19% with one customer and 10% with another customer) customer(s), respectively. Approximately 13% and 64% of the Company’s revenues for the nine months ended March 31, 2009 and 2008, respectively, were concentrated with one and two (39% with one customer and 25% with another) customer(s), respectively. The Company's customers are principally located in the United States.

REVENUE RECOGNITION

Revenue from the sale of equipment is recognized on the terms of freight-on-board shipping point, or upon installation and acceptance of the equipment if installation services are purchased for the related equipment. Transaction processing revenue is recognized upon the usage of the Company's cashless payment and control network. License fees for access to the Company's devices and network services are recognized on a monthly basis. Product revenues are recognized for the sale of products from Company owned vending machines when there is purchase and acceptance of product by the vending customer. In all cases, revenue is only recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. The Company estimates an allowance for product returns at the date of sale.

WARRANTY COSTS

The Company generally warrants its products for one to three years. Warranty costs are estimated and recorded at the time of sale based on historical warranty experience, if available.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

SHIPPING AND HANDLING

Shipping and handling fees billed to our customers in connection with sales are recorded as revenue. The costs incurred for shipping and handling of our product are recorded as cost of sales.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed as incurred. Research and development expenses, which are included in general and administrative and compensation expense in the consolidated statements of operations, were approximately $1,679,000, $1,355,000, and $974,000 for the years ended June 30, 2008, 2007 and 2006, respectively and $2,144,000 and $1,162,000 for the nine months ended March 31, 2009 and 2008, respectively.

ACCOUNTING FOR STOCK OPTIONS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”), which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

On July 1, 2005, the Company adopted FAS123R using the Modified Prospective Application method. For outstanding nonvested share-based awards as of July 1, 2005, compensation expense for the portion of the award for which the requisite services have not been rendered will be recognized in the Statement of Operations as the services are rendered. Compensation expense will be recognized based on the grant-date fair value of the share-based award as previously calculated under FAS 123 at the time of the grant, however, the Company is required to adjust the compensation expense for expected forfeitures. Awards granted subsequent to July 1, 2005 will be based on the guidance provided by FAS 123R.

Due to the adoption of FAS 123R, the Company has recognized $14,044 of compensation expense during the year ended June 30, 2006 related to a single grant of 3,000 common stock options during the year ended June 30, 2005 which were not fully vested as of the date of adoption. The remainder of the common stock options that were outstanding at the date of adoption was fully vested as of the date of adoption. There was no impact on cash flows or basic and diluted earnings per share.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

2. ACCOUNTING POLICIES (CONTINUED)

There were no common stock options granted during the year ended June 30, 2008, June 30, 2007 or the nine months ended March 31, 2009. The Company recorded stock compensation expense of $221,953, $900,977, and $79,195 related to common stock grants and vesting of shares previously granted to employees, excluding the Long-term Equity Incentive Program, and $71,488, $362,903, and $875,556 related to the vesting of common stock options during the year ended June 30, 2008, 2007 and 2006, respectively. The Company recorded stock compensation expense of $284,117 and $138,704 related to common stock grants and vesting of shares previously granted to employees under the 2007-A Stock Compensation Plan and $0 and $66,020 related to the vesting of common stock options during the nine months ended March 31, 2009 and 2008, respectively. The Company recorded stock compensation expense of $830,554 related to common stock grants and vesting of shares previously granted to employees under the 2008 Stock Incentive Plan during the nine months ended March 31, 2009. The Company recorded stock compensation expense of $1,479,479 and $599,311 related to the vesting of shares under the Long-term Equity Incentive Program during the years ended June 30, 2008 and 2007, respectively. The Company recorded stock compensation expense of $1,152,915 related to the vesting of shares under the LTIP Program during the nine months ended March 31, 2008. On February 4, 2009, the Board of Directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the LTIP Program be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 30, 2010.  The foregoing was approved by the Board as it did not believe it would be appropriate to reward senior management with bonuses during the current economic slowdown. Accordingly, during the three months ended March 31, 2009, the Company recorded a reduction to stock compensation expense of $107,458, representing the total stock compensation expense accrued, to date, for the fiscal year. During the nine months ended March 31, 2009 the Company recorded a reduction to stock compensation expense of $375,866 related to the final settlement of the June 30, 2008 award under the LTIP Program (See Note 11).

INCOME TAXES

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 effective July 1, 2007 and there was no material effect on our results of operations or financial position.

LOSS PER COMMON SHARE

Basic earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing income (loss) applicable to common shares by the weighted average common shares outstanding for the period plus the dilutive effect (unless such effect is anti-dilutive) of potential common shares (approximately 2,213,000 and 2,618,000 shares as of June 30, 2008 and 2007, respectively). No exercise of stock options (161,500) or stock purchase warrants (1,591,735); or the conversion of preferred stock (5,203) or cumulative preferred dividends (9,774); or the issuance of shares granted under the Long-Term Equity Incentive Program (444,405) was assumed during the fiscal year ended June 30, 2008 because the result would be anti-dilutive. No exercise of stock options (163,000) or stock purchase warrants (1,704,175); or the conversion of preferred stock (5,203) or cumulative preferred dividends (8,992); or the issuance of shares granted under the Long-Term Equity Incentive Program (736,444) was assumed during the fiscal year ended June 30, 2007 because the result would be anti-dilutive. No exercise of stock options, stock purchase warrants, preferred stock or cumulative preferred dividends was assumed during the nine months ended March 31, 2009 and 2008 because the result would be anti-dilutive.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

RECENT ACCOUNTING PRONOUCEMENTS

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements” (“SFAS No.157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the Financial Accounting Standards Board deferred the effective date for one year for certain nonfinancial assets and nonfinancial liabilities and removed certain leasing transactions from its scope. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities.  The Statement is effective for financial statements issued for a reporting period that begins after November 15, 2008, regardless of whether that reporting period is the first interim period in the entity’s fiscal year. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In April 2008, the Financial Accounting Standards Board issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.  The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In May 2008, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF Issue No. 08-4, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios” (“EITF 08-4”). EITF 08-4 provides transition guidance for conforming changes made to EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, that resulted from EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity”.  The conforming changes are effective for financial statements issued for fiscal years ending after December 15, 2008, with earlier application permitted. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In June 2008, the Financial Accounting Standards Board issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

In June 2008, the Financial Accounting Standards Board issued FSP No. EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's own stock. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

3. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

	Useful	June 30		March 31 2009
	Lives	2008	2007	(Unaudited)
Computer equipment and purchased software	3 years	$3,573,898	$4,089,137	$4,159,057
Furniture and equipment	3-7 years	1,046,621	953,316	1,055,427
Leasehold improvements	Lesser of life or lease term	265,749	118,475	265,749
Vehicles	5 years	29,066	29,066	29,066
		4,915,334	5,189,994	5,509,299
Less accumulated depreciation		(2,890,492)	(3,313,240)	(3,360,240)
		$2,024,842	$1,876,754	$2,149,059

Assets under capital lease totaled approximately $1,442,000, $1,017,000 and $742,000 as of March 31, 2009, June 30, 2008 and 2007, respectively. Capital lease amortization of approximately $228,000, $39,000, $2,000, $145,000 and $182,000, is included in depreciation expense for the years ended June 30, 2008, 2007 and 2006, and for the nine months ended March 31, 2009 and 2008, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

4. INTANGIBLE ASSETS

Amortization expense relating to all acquired intangible assets was $1,236,600 during each of the years ended June 30, 2008, 2007 and 2006, respectively, and $781,779 and $927,450 for the nine months ended March 31, 2009 and 2008, respectively. The intangible asset balance and related accumulated amortization consisted of the following:

	March 31, 2009 (Unaudited)
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(721,875)	$1,342,125
Patents	9,294,000	(5,532,472)	3,761,528
Non-Compete agreement	1,011,000	(1,011,000)	-
Total	$12,369,000	$(7,006,747)	$5,103,653

	June 30, 2008
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(643,125)	$1,420,875
Patents	9,294,000	(4,835,422)	4,458,578
Non-Compete agreement	1,011,000	(1,005,021)	5,979
Total	$12,369,000	$(6,483,568)	$5,885,432

	June 30, 2007
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Value
Intangible assets:
Trademarks	$2,064,000	$(538,125)	$1,525,875
Patents	9,294,000	(3,906,022)	5,387,978
Non-Compete agreement	1,011,000	(802,821)	208,179
Total	$12,369,000	$(5,246,968)	$7,122,032

At March 31, 2009 and June 30, 2008, the expected amortization of the intangible assets is as follows: $1,040,000 in fiscal year 2009, $1,034,000 per year in fiscal year 2010 through fiscal year 2012, $742,000 in fiscal year 2013 and $22,000 in fiscal year 2014. The weighted average useful life of these intangible assets is 9.55 years at June 30, 2008.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30		March 31 2009
	2008	2007	(Unaudited)
Accrued compensation and related sales commissions	$640,726	$502,431	$421,076
Accrued professional fees	265,557	213,086	426,505
Accrued taxes and filing fees	417,848	202,428	203,624
Advanced customer billings	199,988	96,264	753,872
Accrued share-based payment liability	755,489	-	-
Accrued other	226,427	470,030	323,617
	$2,506,035	$1,484,239	$2,128,694

6. RELATED PARTY TRANSACTIONS

During the years ended June 30, 2008, 2007, and 2006 and the nine months ended March 31, 2009 and 2008, the Company incurred approximately $317,000, $356,000, $258,000, $309,000 and $270,000 respectively, in connection with legal services provided by a member of the Company's Board of Directors. At June 30, 2008 and 2007 and March 31, 2009, approximately $27,000, $33,000 and $33,000, respectively, of the Company's accounts payable and accrued expenses were due to this Board member. During the year ended June 30, 2008, the Company incurred approximately $20,000 in connection with consulting services provided by another member of the Company's Board of Directors. At March 31, 2009 and June 30, 2008, 2007 and 2006, approximately $0, and $0, respectively of the Company's accrued expenses were due to this Board member. During the year ended June 30 2006, certain Board members and executives participated in various debt offerings of the Company for total investments of approximately $53,000. There was no participation by Board members in debt or equity offerings during the years ended June 30, 2007 and 2008 and the nine months ended March 31, 2009 and 2007. As of June 30, 2008, 2007 and 2006, Mr. Illes (see Note 11), held $0, $0, and $1,000,000 of Senior Notes, respectively.

7. LONG-TERM DEBT

Long-term debt consists of the following:
	June 30		March 31, 2009
	2008	2007	(Unaudited)
Capital lease obligations	$561,287	$677,475	$669,875
Loan agreement	406,232	352,270	294,065
	967,518	1,029,745	963,940
Less current portion	526,348	514,302	567,311
	$441,170	$515,443	$396,629

The maturities of long-term debt as of June 30, 2008 are as follows:
2009	$526,348
2010	275,670
2011	87,895
2012	39,678
2013	15,031
Thereafter	22,896
$967,518

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

7. LONG-TERM DEBT (CONTINUED)

During November 2008, the Company entered into various capital leases for network equipment and maintenance contracts on the equipment totaling $462,041, due in 24 to 36 monthly installments at interest rates from 3.75% to 12.35%.

During August and November 2008, the Company financed a portion of the premiums for various insurance policies totaling $90,798 and $134,987, due in 11 and 10 monthly installments, at an interest rate of 5.95% and 6.25%, respectively.

During February, March, and April 2008, the Company entered into various capital leases for network equipment totaling approximately $199,000, due in 36 monthly installments at interest rates from 3.78% to 12.35%.

During August and December 2007, the Company financed the premiums for various insurance policies totaling $203,777, due in 10 monthly installments at an interest rate of 8%.

During November 2007, the Company entered into a long-term debt agreement for $93,000 with a financial institution bearing interest at 8.25% that was collaterized by the assets of the Company. The Company agreed to make 84 monthly payments of $1,467, including interest and principal.

During July 2007, the Company entered into loan agreements for $239,740 with a financial institution bearing interest at 12% that was collaterized by $274,494 of the Finance Receivables. The Company agreed to make 32 monthly payments of $9,104, which include interest and principal, from the proceeds received from the Finance Receivables. During October 2006, the Company entered into a loan agreement with a financial institution bearing interest at 18% and collaterized by $470,000 of the Finance Receivables. The Company received $470,000 in proceeds and agreed to make 12 monthly payments of $25,000 followed by 18 monthly payments of $15,000, which include interest and principal, from the proceeds received from the Finance Receivables. As of June 30, 2008, $236,216 and $151,320 of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balance of these loans, of which $235,751 and $61,585 is current and long-term debt, respectively. As of June 30, 2007, $206,223 and $121,428 of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balance of the $470,000 loan, of which $179,804 and $138,420 is current and long-term debt, respectively. As of March 31, 2009, $124,102 and $42,412 of the current and long-term Finance Receivables, respectively, are collateral for the outstanding balances of loans, of which $101,646 and $0 is classified as current and long-term debt, respectively.

During May 2007, the Company entered into a capital lease agreement in connection with office equipment for approximately $305,000, due in thirty-six equal monthly payments of $9,456 through April 2010 at an interest rate of 7.13%.

During March 2007, the Company entered into a capital lease agreement in connection with software licensing for approximately $290,000, due in sixteen equal monthly payments of $17,769 through July 2008 followed by two equal monthly payments of $19,787 through September 2008 at an interest rate of 14.27%.

During March 2007, the Company entered into a capital lease agreement in connection with office equipment for approximately $146,000, due in sixty equal monthly payments of $2,965 through March 2012 at an interest rate of 7.83%.

During fiscal year 2005, the Company entered into a loan agreement in connection with software licensing for approximately $170,000, due in eight equal quarterly payments of $21,229 through March 2007 at an interest rate of 5.32%. This loan agreement was satisfied in March 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

8. INCOME TAXES

At June 30, 2008 and 2007, the Company had net operating loss carryforwards of approximately $141,446,000 and $125,443,000, respectively, to offset future taxable income expiring through approximately 2028. In addition, the Company had a capital loss carryforward of approximately $1,364,000 and $1,364,000 as of June 30, 2008 and 2007, respectively. At June 30, 2008 and 2007, the Company recorded net deferred tax assets of approximately $55,034,000 and $49,521,000, respectively, which was reduced by a valuation allowance of the same amount as the realization of the deferred tax asset is not likely, principally due to the lack of earnings history.

The timing and extent to which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382). The Company has not yet determined the extent of these limitations, if any. Stitch had net operating loss carryforwards of approximately $11,800,000 at the acquisition date. Such net operating loss carryforwards are limited under the same provisions as to the amount available to offset future taxable income and to the extent used in any given year, will result in decreases to goodwill as opposed to income tax expense.

The net deferred tax assets arose primarily from the use of different accounting methods for financial statement and income tax reporting purposes as follows:

	JUNE 30
	2008	2007
Deferred tax assets:
Net operating loss and capital loss carryforwards	$52,773,000	$47,018,000
Deferred research and development costs	164,000	155,000
Software development costs	648,000	865,000
Intangibles	628,000	500,000
Stock-based compensation	667,000	909,000
Other	614,000	653,000
	55,494,000	50,100,000
Deferred tax liabilities:
Intangibles	(460,000)	(579,000)
	55,034,000	49,521,000
Valuation allowance	(55,034,000)	(49,521,000)
Deferred tax assets, net	$--	$--

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

9. SENIOR NOTES

The Company had issued three series of Senior Notes each with an annual interest rate of 12% that were convertible into shares of the Company's Common Stock for which there were outstanding obligations as of June 30, 2006. These Senior Notes were scheduled to mature on December 31, 2007, December 31, 2008, and December 31, 2009. The Company had also issued four series of Senior Notes each with an annual interest rate of 10% that were convertible into shares of the Company's Common Stock for which there were outstanding obligations as of June 30, 2006. These Senior Notes were scheduled to mature on June 30, 2007, December 31, 2008, and December 31, 2010. There were no Senior Notes outstanding as of June 30, 2007 due to the repayment of all of the Senior Notes during the year ended June 30, 2007. During the year ended June 30, 2007, repayments of Senior Notes totaled $8,325,961 (less discounts of $24,285) and $1,549,300 of Senior Notes were converted into 154,930 shares of Common Stock.

In April 2007, all of the Senior Notes due June 30, 2009 were converted into 32,000 shares of Common Stock.

During fiscal year 2003, the Company granted to the holders of Senior Notes due December 31, 2004 the right to extend the maturity date of these Senior Notes to December 31, 2007 (“2007 Senior Notes”), in exchange for reducing the conversion rates from $40 to $20 per share. During fiscal year 2003 and 2004, the Company's share price was often greater than the conversion price at times when Senior Note holders exchanged their notes. The intrinsic value of this beneficial conversion feature created debt discount that was allocated to equity and was being amortized to interest expense through December 31, 2007. During the year ended June 30, 2007, the Company repaid all of the outstanding 2007 Senior Notes for a total principal repayment of $2,962,516.

During fiscal year 2005, the Company issued $1,550,789 of Senior Notes convertible into shares of Common Stock at $10 per share and maturing on June 30, 2007 (“2007-B Senior Notes”). As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $518,645 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. During the year ended June 30, 2007, $500 of the 2007-B Senior Notes were converted into 50 shares of Common Stock. During December 2006, the Company repaid all of the outstanding 2007-B Senior Notes for a total principal repayment of $983,326.

During fiscal year 2005, the Company issued $1,755,000 of Senior Notes due April 30, 2005 to accredited investors. During fiscal year 2005, the Company authorized an offer whereby all of the holders of these notes exchanged these Senior Notes for new Senior Notes convertible into shares of Common Stock at $10 per share maturing on December 31, 2010 (“2010 Senior Notes”). As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $1,394,200 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. During the year ended June 30, 2007, $778,800 of the 2010 Senior Notes were converted into 77,880 shares of Common Stock. During the year ended June 30, 2007, the Company repaid all of the outstanding 2010 Senior Notes for a total principal repayment of $463,200 less a discount of $20,000.

During fiscal year 2005, holders of an aggregate of $1,920,651 in Senior Notes due December 31, 2005 extended their maturity to December 31, 2008 (“2008 Senior Notes”) and holders of an aggregate of $1,520,000 in Senior Notes due December 31, 2006 extended their maturity to December 31, 2009 (“2009 Senior Notes”). The exchange of these Senior Notes was not deemed a significant modification of the terms of the Senior Notes and, accordingly, the unamortized debt discount and other issuance costs remaining on these Senior Notes was amortized to interest expense through the maturity date of the new notes. During the year ended June 30, 2007, the Company repaid all of the outstanding 2008 Senior Notes and 2009 Senior Notes for total principal repayments of $1,915,308 (less discounts of $19,772) and $1,520,000, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

9. SENIOR NOTES (CONTINUED)

During fiscal year 2006, the Company issued $544,944 of convertible Senior Notes due December 31, 2008 (the “2008-C Senior Notes”). The 2008-C Senior Notes were convertible at any time into Common Stock at the rate of $10 per share. As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $230,864 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. For each $10,000 investment in the 2008-C Senior Notes, the subscriber received a special purchase right to purchase up to 1,000 shares of Common Stock at $20 per share at any time on or before December 31, 2008. The Company issued special purchase rights to acquire up to 54,494 shares of Common Stock at $20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $20 at anytime prior to December 31, 2008. The fair value of the purchase rights issued in conjunction with the 2008-C Senior Notes created debt discount totaled $184,542, which was being amortized to interest expense through the maturity date of these Senior Notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.868, risk-free interest rate of 4.0%, and an expected life of three years. During the year ended June 30, 2006, $363,333 of the 2008-C Senior Notes were converted into 36,333 shares of Common Stock. During the year ended June 30, 2007, the Company repaid all of the 2008-C Senior Notes for a total principal repayment of $181,611 less a discount of $4,513.

During October 2005, the Company issued $770,000 of Notes (“Bridge Notes”) due January 6, 2006 with interest payable on the due date at a rate of 10% per annum. The Bridge Notes were automatically exchanged on January 6, 2006, in accordance with the original terms of Bridge Notes, for a like principal amount of new convertible Senior Notes due December 31, 2010 (“2010-B Senior Notes”) and were convertible into Common Shares at $10 per share. As the Company’s share price on the day of issuance of each of these Senior Notes was greater than the conversion price of $10, the Company recorded the intrinsic value of this beneficial conversion feature totaling $321,399 as additional debt discount, which was being amortized to interest expense through the maturity date of these Senior Notes. In addition, for each $10,000 of 2010-B Senior Notes issued in exchange for the Bridge Notes, the Company also issued special purchase rights that enable the holder to purchase up to 1,000 shares of Common Stock at $20 per share through December 31, 2008. The Company issued $770,000 of the 2010-B Senior Notes and issued special purchase rights to acquire up to 77,000 shares of Common Stock at $20 per share. During January 2006, the holder of each special purchase right agreed to exchange the purchase rights for warrants to purchase shares of Common Stock at $20 at anytime prior to December 31, 2008. The fair value of the purchase rights issued in conjunction with the 2010-B Senior Notes created debt discount totaled $244,399, which was being amortized to interest expense through the maturity date of these Senior Notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.844, risk-free interest rate of 4.0%, and an expected life of three years. During the year ended June 30, 2007, $450,000 of the 2010-B Senior Notes were converted into 45,000 shares of Common Stock. During April 2007, the Company repaid all of the outstanding 2010-B Senior Notes for a total principal repayment of $320,000.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

9. SENIOR NOTES (CONTINUED)

A summary of the activity for the Senior Notes for the years ended June 30, 2008 and 2007 follows:

	Senior Notes Maturing December 31,
	2007	2008	2009	2010
	(2007 Senior Notes)	(2008 & 2008-C Notes)	(2009 Senior Notes)	(2010 & 2010-B Senior Notes)
Face amount of Senior Notes
Balance, June 30, 2006	$2,962,516	$2,096,919	$1,520,000	$2,012,000

Repayment	(2,962,516)	(2,072,634)	(1,520,000)	(763,200)
Discount on Repayment	--	(24,285)	--	(20,000)
Conversions to Common Stock	--	--	--	(1,228,800)
Balance, June 30, 2007	$--	$--	$--	$--

	Senior Notes Maturing
	June 30,
	2009	2007
		(2007-B Senior Notes)

Face amount of Senior Notes
Balance, June 30, 2006	$320,000	$983,826

Repayment	--	(983,326)
Conversions to Common Stock	(320,000)	(500)
Balance, June 30, 2007	$--	$--

	Senior Notes Maturing December 31,
	2007	2008	2009	2010
	(2007 Senior Notes)	(2008 & 2008-C Notes)	(2009 Senior Notes)	(2010 & 2010-B Notes)
Debt discount and other issuance costs
Unamortized costs at June 30, 2006	$(250,326)	$(348,026)	$(226,986)	$(1,280,694)
Amortization and write off of unamortized costs upon conversions to Common Stock	250,326	348,026	226,986	1,280,694
Unamortized costs at June 30, 2007	$--	$--	$--	$--
Senior Notes reflected in the Consolidated Balance Sheet:
June 30, 2007
Face amount	$--	$--	$--	$--
Unamortized costs	--	--	--	--
	$--	--	$--	$--

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

9. SENIOR NOTES (CONTINUED)

	Senior Notes Maturing June 30,
	2009	2007
		(2007-B Senior Notes)
Debt discount and other issuance costs
Unamortized costs at June 30, 2006	$--	$(132,340)
Amortization and write off of unamortized costs upon conversions to Common Stock	--	132,340
Unamortized costs at June 30, 2007	$--	$--

Senior Notes reflected in the Consolidated Balance Sheet:
June 30, 2007
Face amount	$--	$--
Unamortized costs	--	$--
	$--	$--

10. PREFERRED STOCK

The authorized Preferred Stock may be issued from time to time in one or more series, each series with such rights, preferences or restrictions as determined by the Board of Directors. Each share of Series A Preferred Stock shall have the right to one-hundredth of a vote and is convertible at any time into one-hundredth of a share of Common Stock. Each share of Common Stock entitles the holder to one voting right. Series A Preferred Stock provides for an annual cumulative dividend of $1.50 per share, payable when, as and if declared by the Board of Directors, to the shareholders of record in equal parts on February 1 and August 1 of each year. Any and all accumulated and unpaid cash dividends on the Series A Preferred Stock must be declared and paid prior to the declaration and payment of any dividends on the Common Stock.

Cumulative unpaid dividends at June 30, 2008 and 2007 and March 31, 2009 amounted to $9,773,300, $8,992,712, and $10,348,607 respectively. Cumulative unpaid dividends are convertible into common shares at $1,000 per common share at the option of the shareholder. During the years ended June 30, 2008 and 2007 and the nine months ended March 31, 2009, certain holders of the Preferred Stock converted 0, 1,150 and 0, respectively, into 0, 11 and 0 shares of Common Stock, respectively. Certain of these shareholders also converted cumulative preferred dividends of $0 and $15,000 and $0, respectively, into 0, 15 and 0 shares of Common Stock during the years ended June 30, 2008 and 2007 and the nine months ended March 31, 2009, respectively. The Series A Preferred Stock may be called for redemption at the option of the Board of Directors for a price of $11.00 per share plus payment of all accrued and unpaid dividends. No such redemption has occurred as of March 31, 2009. In the event of any liquidation, the holders of shares of Series A Preferred Stock issued shall be entitled to receive $10.00 for each outstanding share plus all cumulative unpaid dividends. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK

On February 7, 2006, our shareholders approved a 1-for-100 reverse stock split of our Common Stock. The effective date of the reverse stock split was February 17, 2006. On the effective date of the reverse stock split, (i) each 100 shares of outstanding Common Stock was reduced to one share of Common Stock; (ii) the number of shares of Common Stock into which each outstanding warrant, or option is exercisable was proportionately reduced on a 100-to-1 basis; (iii) the exercise price of each outstanding warrant, or option was proportionately increased on a 1-to-100 basis; (iv) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible was reduced from 1 share to one-hundredth of a share, and each share is entitled to one-hundredth of a vote rather than one vote per share as previously provided; (v) the conversion rate of the accrued and unpaid dividends on the Series A Preferred Stock was increased from $10.00 to $1,000.00 per share of Common Stock; (vi) and the conversion price of each convertible senior note  proportionately increased on a 1-to-100 basis, and the number of shares into which each convertible senior note would be convertible was decreased on a 100-to-1 basis.  The number of our authorized shares of Common Stock remains unchanged at 640,000,000. All of the share numbers, share prices, exercise prices, and conversion prices have been adjusted, on a retroactive basis, to reflect this 1-for-100 reverse stock split.

The Company's Board of Directors has authorized various Common Stock private placement offerings. Activity for these offerings during the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009:

On October 17, 2007, the Company entered into a securities purchase agreement (collectively, the “Securities Purchase Agreement”) with 37 accredited investors (“Buyers”). Pursuant to the Securities Purchase Agreement, the Company sold to the Buyers a total of 2,142,871 shares of the Company’s Common Stock (“Shares”) at a price of $7.00 per Share, for gross proceeds of $15,000,097. William Blair & Co., LLC (“Blair”), a broker-dealer registered under the 1934 Act, acted as the exclusive placement agent for the private placement. As compensation for its services, the Company paid Blair a fee equal to approximately eight percent of the total consideration received by the Company as a result of the offering. The fee was comprised of cash of $945,000 and warrants to purchase up to 17,532 shares of the Company’s Common Stock at $7.70 per share at any time through October 17, 2012. Pursuant to the Registration Rights Agreement entered into between the Company and each Buyer, the Company registered the Buyers shares with the Securities and Exchange Commission (“SEC”) covering the resale of the Shares effective December 20, 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

On March 14, 2007, the Company entered into a Securities Purchase Agreement with S.A.C. Capital Associates, LLC (“SAC”). Pursuant thereto, the Company sold to SAC 1,666,667 shares of the Company’s Common Stock at a price of $6.00 per share for an aggregate purchase price of $10,000,000. The Company also issued warrants to SAC to purchase up to 833,333 shares of Common Stock at an exercise price of $6.40 per share. The warrants are exercisable at any time within six years following the six-month anniversary of the issuance of the warrants. The fair value of these warrants was estimated to be $2,897,204 using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.545, risk free interest rate of 5.14%, and an expected life of six years. Upon vesting, the warrants are exercisable to the extent that such exercise would not result in the beneficial ownership by SAC and its affiliates of more than 9.99% of the number of shares outstanding immediately after giving effect to the issuance of shares upon exercise of the warrants. The warrant also provides that if the Company would issue securities in the future at a purchase price that is less than the exercise price of the warrant, then the exercise price of the warrant would be reduced to such lower purchase price, provided, however, that such exercise price can never be lower than $5.90 which was the closing bid price of our shares on the day prior to the sale of our securities to SAC. The warrant also provides that in the event we issue securities at a purchase price less than the exercise price of the warrant, the number of shares issuable under the warrant shall be increased by that number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable under the warrant immediately prior to such adjustment and dividing the product thereof by the new exercise price of the warrant (which can never be less than $5.90). Under this formula, the maximum number shares would be issuable under the warrant would be 903,955. In October 2008, the Company entered into an agreement which caused the number of warrants to be automatically increased to 903,955 and the exercise price reduced to $5.90 (See Note 12).  The warrant provides that no adjustments shall be made for any shares sold to Mr. Illes by the Company under the 2006-B Common Stock Agreement, as described below. There were no commissions or placement agent fees paid by the Company in connection with this offering. The proceeds received by the Company were reduced by a $100,000 expense allowance. The Company registered the shares under this agreement effective May 11, 2007.

For a period of five years, SAC has been granted the pre-emptive right to purchase that number of securities being offered for sale by the Company in order to maintain SAC’s pro-rata ownership of the Common Stock of the Company following the issuance of any such securities by the Company. SAC was also been granted the right to have one observer attend all of the Company’s Board of Director meetings for a period of one year. The one year observer period had lapsed as of June 30, 2008.

On December 15, 2006, the Company entered into stock purchase agreements (the “Blair Agreements”) with certain investors (“Buyers”). Pursuant to the Agreements, the Company agreed to sell to the Buyers 1,400,000 shares of the Company’s Common Stock at a price of $6.00 per share, for gross proceeds of $8,400,000. The Company also agreed to issue to the Buyers warrants to purchase up to 700,017 common shares at an exercise price of $6.40 per share exercisable at any time through December 31, 2011. The fair value of these warrants was estimated to be $2,778,300 using the Black-Scholes model with the following assumptions: dividend yield of 0%, expected stock price volatility of 0.695, risk free interest rate of 4.76%, and an expected life of five years. The closing under the Blair Agreements occurred on December 20, 2006. William Blair & Co., LLC (“Blair”) acted as the exclusive placement agent for the private placement. As compensation for its services, the Company paid Blair cash compensation of $542,801 and issued warrants to purchase up to 11,454 Common Shares at $6.60 per share at any time through December 31, 2011. Pursuant to the Blair Agreements, the Company agreed to file a registration statement with the SEC covering the resale of these shares and of the shares underlying the warrants within thirty days from the date of the Agreements. The Company registered the 1,400,000 shares and 711,454 warrants effective February 13, 2007.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

On January 9, 2006, the Company entered into a Stock Purchase Agreement with Rationalwave Onshore Equity Fund, LP (“Rationalwave”). Under this agreement, the Company sold to Rationalwave 40,000 shares of Common Stock for $10 per share for an aggregate of $400,000.

On December 13, 2005, the Company entered into a Stock Purchase Agreement with Wellington Management Company, LLP, a large Boston-based institutional investor, on behalf of certain of its clients (“Wellington”). Under this agreement, the Company sold to Wellington 400,000 shares of Common Stock for $10 per share for an aggregate of $4,000,000.

On March 22, 2005, the Company authorized the issuance of up to 233,333 shares of Common Stock at $15 per share to accredited investors through April 15, 2005 (the “2005-D Private Placement Offering”). For shares purchased under the offering, the investors also received warrants to purchase an equal number of shares of Common Stock exercisable at $15 per share at any time prior to December 31, 2005. The Company issued 233,333 shares of Common Stock and 233,333 Common Stock warrants under the 2005-D Private Placement Offering, for total gross proceeds of $3,500,000. Included in this amount are subscriptions receivable of $35,723 at June 30, 2005, of which $35,723 was received in July 2005. The Company incurred $73,103 of stock issuance costs in connection with the 2005-D Private Placement Offering.

On April 4, 2005, the Company entered into a Common Stock purchase agreement with an accredited investor, Steve Illes (“2005 Common Stock Agreement”). Pursuant to the 2005 Common Stock Agreement, Mr. Illes agreed to purchase shares of the Company’s Common Stock, provided that the aggregate purchase price did not exceed $10,000,000. Under the 2005 Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to the investor of notice of his obligation to purchase. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company could require the investor to purchase shares under the Common Stock Agreement only if the shares had been registered by the Company for resale under the Act. The Company filed a registration statement related to this agreement that included 205,000 shares of Common Stock and was effective May 13, 2005 and a registration statement that included 360,000 shares of Common Stock and was effective February 14, 2006. During the year ended June 30, 2006 the Company issued 529,999 shares of Common Stock under the 2005 Common Stock Agreement for total gross proceeds of $4,443,066.

On February 17, 2006, the Company entered into a Common Stock Purchase Agreement (the “2006 Common Stock Agreement”) with Mr. Illes, an accredited investor. Mr. Illes agreed to purchase shares of the Company's Common Stock with an aggregate purchase price not to exceed $15,000,000. Under the 2006 Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30.00 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company could require Mr. Illes to purchase shares only if the shares have been registered by the Company for resale under the Act. The agreement also stated that no additional shares shall be registered under the 2005 Common Stock Agreement. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The Company had the right in the future, if necessary, to register additional shares in order to ensure that a sufficient number of shares were available for purchase by Mr. Illes. The 2006 Common Stock Agreement terminates June 30, 2009. The Company filed a registration statement related to the 2006 Common Stock Agreement that included 1,500,000 shares of Common Stock and was effective April 7, 2006. During the year ended June 30, 2007 and 2006, the Company issued 715,571 and 784,429 shares, respectively, of Common Stock under the 2006 Common Stock Agreement for total gross proceeds of $3,794,651 and $4,983,774, respectively.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

On September 25, 2006, the Company entered into a Common Stock Purchase Agreement (the “2006-B Common Stock Agreement”) with Steve Illes. Mr. Illes agreed to purchase shares of the Company's Common Stock with an aggregate purchase price not to exceed $15,000,000. Under the 2006-B Common Stock Agreement, the Company had the right at any time to require Mr. Illes to purchase Common Stock from the Company at the lower of: (i) $30.00 per share; or (ii) 90% of the closing bid price per share on the date prior to the date of the delivery by the Company to Mr. Illes of notice of his obligation to purchase. The Company could require Mr. Illes to purchase shares only if the shares had been registered by the Company for resale by Mr. Illes under the Securities Act of 1933, as amended. The agreement also stated that no additional shares would be registered under the 2006 Common Stock Agreement. During any calendar month, Mr. Illes could not be required by the Company to purchase Common Stock for an aggregate purchase price in excess of $800,000. The 2006-B Common Stock Agreement terminates August 30, 2009. The Company registered 1,500,000 and 800,000 shares effective December 21, 2006 and July 9, 2007, respectively. The Company had the right in the future, if necessary, to register additional shares for resale by Mr. Illes in order to ensure that a sufficient number of shares were available for purchase by Mr. Illes under the 2006-B Common Stock Agreement. The Company issued to Mr. Illes 20,000 shares of Common Stock as a due diligence fee in connection with this transaction and registered these shares for resale by Mr. Illes under the 1933 Act. During the year ended June 30, 2008 and 2007, the Company issued 886,908 and 1,433,092 shares, including the 20,000 shares as a due diligence fee, of Common Stock, respectively, under the 2006-B Common Stock Agreement for total gross proceeds of $5,671,847 and $9,326,743, respectively. The Company incurred issuance costs of $1,410 and $147,509 during the year ended June 30, 2008 and 2007, respectively, in connection with this agreement. No shares were issued under this agreement during the nine months ended March 31, 2009.

During the years ended June 30, 2008, 2007 and 2006 warrants were exercised to purchase 58,543, 43,552, and 36,800 shares of Common Stock at share prices of $6.40, $10, and $6.40, generating proceeds of $374,675, $281,024, and $368,000.  During the nine months ended March 31, 2009 no warrants were exercised to purchase shares of Common Stock.

On October 29, 2004, the Board of Directors approved the 2004-B Stock Compensation Plan to allow up to 5,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. As of June 30, 2006 there were 5,000 shares issued under the 2004-B Plan, of which 1,087 shares were issued during the year then ended.

On June 13, 2006, the Board of Directors approved the 2006-A Stock Compensation Plan to allow up to 25,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. During the years ended June 30, 2007 and 2006, the Company issued 16,587 and 8,413 shares under the 2006-A Stock Compensation Plan totaling $104,345 and $65,874, respectively, based on the grant date fair value of the shares.

On January 8, 2007, the Board of Directors approved the 2007-A Stock Compensation Plan to allow up to 100,000 shares of Common Stock to be available for issuance to future or current employees, directors or consultants of the Company. During the years ended June 30, 2008 and 2007 and the nine months ended March 31, 2009 and 2008, the Company issued 31,500, 12,013, 56,487 and 14,700 shares under the 2007-A Stock Compensation plan totaling $221,953, $74,135, $284,117 and $138,704, respectively based on the grant date fair value of the shares.

On February 28, 2008, the Company’s shareholders approved the 2008 Stock Incentive Plan to allow up to 300,000 shares of Common Stock to be available for issuance to future or current employees, directors and consultants of the Company.  As of March 31, 2009, 152,953 shares have been issued under the plan totaling $830,554 based on the grant date fair value of the shares.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

On February 12, 2007, upon recommendation of the Compensation Committee of the Board of Directors of the Company, the Board adopted the Long-Term Equity Incentive Program (the “Program”) for each of George R. Jensen, Jr., Stephen P. Herbert, and David M. DeMedio. The Program is intended to ensure continuity of the Company’s executive management, to encourage stock ownership by such persons, and to align the interests of executive management with those of the shareholders.

Pursuant to and as defined in the Program, each executive would be awarded shares of the Company’s Common Stock if the Company achieves certain target goals relating to revenues, gross profit, and EBITDA (the “Target Goals”) of the Company during each of the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009. On February 4, 2009, the Board of Directors approved the recommendation of the Compensation Committee that the final twelve month measuring period under the LTIP Program be changed from the fiscal year ending June 30, 2009 to the fiscal year ending June 20, 2010.  The foregoing was approved by the Board as the Board did not believe it would be appropriate to reward senior management with bonuses during the current economic slowdown. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and Board members. The maximum number of shares that can be awarded under the Program is 952,298. The Program allows for the executive officers to reduce the number of shares to be issued in order to satisfy the minimum statutory tax withholding requirements.

During each such fiscal year, the number of eligible shares to be awarded to the executive is based upon the following weightings: 40% of eligible shares are determined by revenues; 30% of eligible shares are determined by gross profit; and 30% of eligible shares are determined by EBITDA.

If the Target Goals are achieved by the Company during the applicable fiscal year, the executive officers would be awarded the following number of shares:

	Fiscal Year Ended June 30,
	2007	2008	2010

George R. Jensen, Jr.	178,570	178,570	178,570
Stephen P. Herbert	53,713	53,713	53,714
David M. DeMedio	21,663	21,663	21,664

If the actual results for a particular fiscal year exceeds the Target Goals, each executive would be awarded an additional pro rata portion of the eligible shares, up to an amount no greater than 125% of the number of eligible shares. If the actual results for a particular fiscal year is less than the Target Goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares. If minimum Target Goals for a particular fiscal year are not achieved, no eligible shares would be awarded to each executive.

If a USA Transaction (see Note 14) would occur during any such fiscal year, and provided that the executive is an employee of the Company on the date of such USA Transaction, the executive would be awarded shares for each of the fiscal years that have not yet been completed as of the date of such USA Transaction. The number of shares to be awarded to each executive for the uncompleted fiscal year 2010 is as follows: Mr. Jensen-178,570 shares; Mr. Herbert-53,714 shares; and Mr. DeMedio-21,664 shares.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

In conjunction with the Program, during March 2007, each of Mr. Jensen, Mr. Herbert, and Mr. DeMedio signed amendments to their Employment and Non-Competition Agreements. Based upon the audited financial results of the Company for the fiscal year ended June 30, 2007, the target goal (100%) relating to revenues was met and the minimum Target Goals relating to gross profit and EBITDA were not met. Therefore the Company recorded compensation expense of $599,311 and a corresponding amount to Common Stock for the year ended June 30, 2007 related to the vesting of 101,578 shares for Fiscal Year 2007 Target Goals based on the grant date fair value of the Company’s stock of $5.90. There is no effect on the number of issued and outstanding shares of Common Stock until shares are issued and thus none of the shares vested as of June 30, 2007 are included in issued and outstanding Common Stock as of June 30, 2007.

During fiscal year 2007, substantially all of the e-Port® units sold consisted of units pertaining to the MasterCard PayPass™ seeding program with substantially reduced selling prices which resulted in reduced gross profit and EBITDA. Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was more beneficial to the Company to maximize the number of e-Ports® in the field as soon as possible. As a result, on September 21, 2007, the Compensation Committee recommended to the Board of Directors that the selling price of all the e-Ports® sold during the fiscal year be “normalized” to the current retail price. This normalization resulted in increased proforma revenues, gross profit and EBITDA for the e-Port® units sold in the MasterCard PayPass™ seeding program. The Compensation Committee also recommended that the executive officers be given the option to elect to satisfy certain minimum statutory tax withholding obligations for the restricted stock bonuses previously awarded and issued to the executives under their employment agreements by reducing the number of Common Shares otherwise issuable to them under the Plan. The Board of Directors approved the recommendations of the Compensation Committee.

As a result of the normalization, certain target hurdles were met resulting in the vesting of a total of 241,249 shares under the Plan for the fiscal year rather than a total of 101,578 shares prior to the normalization. The value of the number of the shares the executives may apply to tax withholding was in excess of the minimum statutory obligation and, as a result the Plan is classified as a liability award rather than an equity award. As such, the Company reclassified the $599,311 related to the 101,578 shares that was previously recorded in Common Stock to a short-term share-based payment liability. As the price of the Company’s shares was $8.45 on the date of the approval of the normalization, a charge of $1,180,220 was also recorded to compensation expense, related to the additional 139,671 additional shares, with a corresponding amount to the short-term share-based payment liability for a total share-based payment liability of $1,779,531 as of September 21, 2007. On September 28, 2007, as the Company’s share price was $8.38, the total share-based payment liability related to fiscal year 2007 was $1,769,754 ($599,311 compensation expense in fiscal year 2007 and $1,170,443 in the three months ended September 30, 2007). Of the 241,249 shares vested for fiscal year 2007, the Company issued 225,249 shares of Common Stock and the remaining 16,000 shares were exchanged by the executives and redeemed by the Company to settle tax withholding obligations paid by the Company totaling $134,080 in connection with the restricted stock bonuses previously awarded and issued to them under their employment agreements. As a result of the fact that a portion of the remaining 225,249 shares were subject to redemption at September 30, 2007, the Company had recorded the entire fair value of those remaining shares as a short-term share-based payment liability as of September 30, 2007 totaling $1,635,674. On December 30, 2007 the redemption provision lapsed, no further shares were redeemed and the final settlement resulted in a reduction of the short-term share-based payment liability of $1,635,674, a reduction of compensation expense of $446,452 and a credit to Common Stock of $1,189,222 (123,671 shares at $4.77 and 101,578 shares at $5.90), as the share price on the date of settlement was $4.77.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

During the 2008 fiscal year a portion of the e-Port® units sold consisted of units pertaining to the MasterCard PayPass™ seeding program with reduced selling prices resulting in reduced gross profit and EBITDA. Management’s goal was to have the maximum number of units deployed in the field as quickly as possible. The Compensation Committee agreed with management that given the current stage of the Company’s business, it was beneficial to the Company to maximize the number of e-Ports® in the field as soon as possible. In September 2008, the Compensation Committee recommended to the Board of Directors that the selling price of the e-Ports® sold during fiscal year 2008 as part of the seeding program be “normalized” to the current retail price for the Long-Term Equity Incentive Program (the “Program”). The normalization resulted in increased gross profit and EBITDA for the e-Port® units sold in the MasterCard PayPass™ seeding program. The Board of Directors approved the recommendation of the Compensation Committee on September 3, 2008.

As a result of the normalization, a lower than target hurdle was met for gross profit (85%), resulting in the issuance to the executive officers of a total of 191,729 shares under the Plan for the 2008 fiscal year versus a total of 126,973 shares prior to the normalization. The specific allocation of the shares among the executive officers was as follows: Mr. Jensen-134,820 shares; Mr. Herbert- 40,553 shares; and Mr. DeMedio- 16,356 shares. As a result, the vesting of the additional 64,756 shares resulted in compensation expense of $287,517 and a corresponding amount recorded to the accrued share-based liability on September 3, 2008, when the market value of the Company’s Common Stock was $4.44 per share. On September 30, 2008, the Company’s share price was $4.14, and the total share-based payment liability related to the fiscal year 2008 award was $794,333. During the three months ended September 30, 2008, the Company recorded stock compensation expense of $38,844 related to the Program for fiscal year 2008, $268,284 of which relates to the additional 64,756 shares awarded, offset by a reduction of $229,440 related to the change in the fair value of the original award. On December 30, 2008, the executive officers exercised their right to cancel shares for payroll tax obligations. As a result, 57,118 of the 191,729 vested shares were cancelled to satisfy $113,093 of related payroll tax obligations. The final settlement of the award for the fiscal year 2008 Program resulted in a reduction of the short-term share-based payment liability of $794,333, a reduction of a tax receivable for $113,093, a reduction of compensation expense of $414,710 and a credit to Common Stock of $266,530 (134,611 shares at $1.98), as the share price on the date of settlement was $1.98. The total compensation expense recognized for the fiscal year 2008 Program was $379,623, of which $755,489 was recorded in the fiscal year ended June 30, 2008, and was offset by reductions in compensation expense of $375,866 during the first six months of fiscal year 2009.

As a result of the Board’s decision to change the final twelve month measuring date of the LTIP Program from fiscal year 2009 to fiscal year 2010, the short-term accrued share based liability of $107,458 as of December 31, 2008 was reversed, with a corresponding reduction to compensation expense during the three months ended March 31, 2009.

During September 2008, the Company entered into amendments to the employment agreements with Mr. Jensen, Mr. Herbert and Mr. DeMedio. As part of the amendments, Mr. Jensen was granted 110,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009; Mr. Herbert was also granted 85,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009; and Mr. DeMedio was granted 25,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009. During the three months ended March 31, 2009, and as permitted under their employment agreements, these executive officers cancelled an aggregate of 23,855 shares of Common Stock held by them in order to satisfy an aggregate of $43,894 of payroll tax withholding obligations related to shares of Common Stock which vested during September 2008 under their employment agreements.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

During the nine months ended March 31, 2009, the Company retired 138,744 shares of its Common Stock it purchased on the open market at prices ranging from $1.26 to $4.00 per share for a total of $320,703. During the same period, the Company also retired 10,122 shares of its Preferred Stock it purchased on the open market at prices ranging from $8.00 to $9.50 per share for a total of $88,048.

As of March 31, 2009, the Company had reserved shares of Common Stock for future issuance for the following:

Exercise of Common Stock Options	160,375
Exercise of Common Stock Warrants	3,030,863
Conversions of Preferred Stock and cumulative Preferred Stock dividends	15,451
Issuance under 2008 Stock Incentive Plan	147,047
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2010 (not vested)	317,433
Issuance under Chief Executive Officer’s employment agreement upon the occurrence of a USA Transaction	140,000
Total shares reserved for future issuance (unaudited)	3,811,169

As of June 30, 2008, the Company had reserved shares of Common Stock for future issuance for the following:

Exercise of Common Stock Options	161,500
Exercise of Common Stock Warrants	1,591,735
Conversions of Preferred Stock and cumulative Preferred Stock dividends	14,977
Issuance under 2007-A Stock Compensation Plan	56,487
Issuance under 2008 Stock Incentive Plan	300,000
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2008 (vested, but not issued)	126,973
Issuance under Long-Term Equity Incentive Program- Fiscal Year 2009 (not vested)	317,433
Issuance under Chief Executive Officer’s employment agreement upon the occurrence of a USA Transaction	140,000
Total shares reserved for future issuance	2,709,105

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

11. COMMON STOCK (CONTINUED)

A summary of the status of the Company’s nonvested common shares as of March 31, 2009 and June 30, 2008, 2007 and 2006, and changes during the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 is presented below:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at July 1, 2005	-	$-
Granted	125,000	8.00
Vested	(41,667)	8.00
Nonvested at June 30, 2006	83,333	$8.00
Granted (LTIP)	952,298	5.90
Vested (Bonus)	(83,333)	8.00
Vested (LTIP)	(101,578)	5.90
Forfeited (LTIP)	(215,854)	5.90
Nonvested at June 30, 2007	634,866	$5.90
Granted	65,400	4.93
Vested	(15,600)	4.96
Reversal of forfeited shares due to normalization- FY 2007 (LTIP)	139,671	5.90
Vested- FY 2007 (LTIP)	(139,671)	5.90
Vested- FY 2008 (LTIP)	(126,973)	5.90
Forfeited- FY 2008 (LTIP)	(190,460)	5.90
Nonvested at June 30, 2008	367,233	$5.77
Granted	229,000	4.42
Vested	(180,650)	4.52
Forfeited shares due to terminations	(8,050)	4.45
Reversal of forfeited shares due to normalization- FY 2008 (LTIP)	64,756	5.90
Vested- FY 2008 (LTIP)	(64,756)	5.90
Nonvested at March 31, 2009 (unaudited)	407,533	$5.59

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS

Common Stock Warrant activity for the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 was as follows:

Warrants
Outstanding at June 30, 2005	321,320
Issued	131,494
Exercised	(36,800)
Cancelled	(196,533)
Outstanding at June 30, 2006	219,481
Issued	1,544,804
Exercised	(43,552)
Cancelled	(16,558)
Outstanding at June 30, 2007	1,704,175
Issued	17,532
Exercised	(58,543)
Cancelled	(71,429)
Outstanding at June 30, 2008	1,591,735
Issued	1,570,622
Exercised	-
Expired	(131,494)
Outstanding at March 31, 2009 (unaudited)	3,030,863

All Common Stock warrants outstanding as of March 31, 2009 were exercisable except for the 500,000 and 1,000,000 warrants expiring on October 1, 2010 and October 1, 2011, respectively, which are not exercisable until minimum performance hurdles in the First Data Joint Marketing Agreement are achieved. The following table shows exercise prices and expiration dates for warrants outstanding as of March 31, 2009 (unaudited):

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
500,000	$5.25	October 1, 2010
1,000,000	$6.00	October 1, 2011
609,376	$6.40	December 31, 2011
17,532	$7.70	October 17, 2012
903,955	$5.90	September 14, 2013
3,030,863

All Common Stock warrants outstanding as of June 30, 2008 were exercisable. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2008:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
131,494	$20	December 31, 2008
609,376	$6.40	December 31, 2011
17,532	$7.70	October 17, 2012
833,333	$6.40	September 14, 2013
1,591,735

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

All Common Stock warrants outstanding as of June 30, 2007 were exercisable except for the 833,333 warrants expiring March 15, 2013, which were exercisable as of September 15, 2007. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2007:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
71,429	$7	October 26, 2007
131,494	$20	December 31, 2008
667,919	$6.40	December 31, 2011
833,333	$6.40	September 14, 2013
1,704,175

All Common Stock warrants outstanding as of June 30, 2006 were exercisable. The following table shows exercise prices and expiration dates for warrants outstanding as of June 30, 2006:

Warrants	Exercise Price
Outstanding	Per Share	Expiration Date
750	$12.50	June 30, 2006
71,429	$7	October 26, 2007
131,494	$20	December 31, 2008
12,000	$91	August 29, 2010
3,779	$100	April 24, 2011
29	$103	April 30, 2011
219,481

In conjunction with the October 17, 2007 Securities Purchase Agreement (Note 11), the Company issued warrants to purchase up to 17,532 shares of the Company’s Common Stock at $7.70 per share at any time through October 17, 2012.

In conjunction with the SAC agreement (Note 11), the Company issued warrants to purchase 833,333 shares of Common Stock and are exercisable at $6.40 per share. The warrants are exercisable at any time within six years following the six-month anniversary of the issuance of the warrants. Upon vesting, the warrants are exercisable to the extent that such exercise would not result in the beneficial ownership by SAC and its affiliates of more than 9.99% of the number of shares outstanding immediately after giving effect to the issuance of shares upon exercise of the warrants. The warrant also provides that if the Company would issue securities in the future at a purchase price that is less than the exercise price of the warrant, then the exercise price of the warrant would be reduced to such lower purchase price, provided, however, that such exercise price can never be lower than $5.90 which was the closing bid price of our shares on the day prior to the sale of our securities to SAC. The warrant also provides that in the event we issue securities at a purchase price less than the exercise price of the warrant, the number of shares issuable under the warrant shall be increased by that number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares issuable under the warrant immediately prior to such adjustment and dividing the product thereof by the new exercise price of the warrant (which can never be less than $5.90). Under this formula, the maximum number shares would be issuable under the warrant would be 903,955. The warrant provides that no adjustments shall be made for any shares sold to Mr. Illes by the Company under the 2006-B Common Stock Agreement at any time prior to December 31, 2011.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

In conjunction with the Blair Agreements (Note 11), the Company issued warrants to purchase 700,017 shares of Common Stock and are exercisable at $6.40 per share at any time prior to December 31, 2011. Of these warrants, 58,543 and 32,098 were exercised during the year ended June 30, 2008 and 2007, respectively. Additionally, the Company issued Blair, the placement agent, warrants to purchase 11,454 shares of Common Stock that were exercisable at $6.60 per share at any time prior to December 31, 2011. All of these warrants were exercised during the year ended June 30, 2007.

In conjunction with the 2008-C Senior Note offering (Note 9), the Company issued warrants to purchase 54,494 shares of Common Stock and are exercisable at $20 per share at any time prior to December 31, 2008. None of these warrants were exercised by December 31, 2008.

In conjunction with the 2010-B Senior Note offering (Note 9), the Company issued warrants to purchase 77,000 shares of Common Stock and are exercisable at $20 per share at any time prior to December 31, 2008. None of these warrants were exercised by December 31, 2008.

On October 1, 2008, the Company and First Data Merchant Services Corporation, a wholly-owned subsidiary of First Data Corporation ("First Data"), entered into a three year Joint Marketing Agreement. Pursuant to the Joint Marketing Agreement, the Company and First Data agreed to jointly market and sell to vending operators and soft drink bottlers in the United States a prepaid vending solution which utilizes the Company’s e-Port® device and First Data’s GO-Tag contactless payment presentation device. The Joint Marketing Agreement contemplates the sale to customers of up to 100,000 e-Ports® and up to 25 million GO-Tags over the three year term of the agreement. The Company would sell the e-Ports® to the customers at retail pricing. The e-Ports® would accept credit cards, debit cards, and contactless cards as well as First Data’s GO-Tag.

At the time of entering into the Joint Marketing Agreement, the Company issued First Data performance-based warrants to purchase up to 1,500,000 shares of Common Stock. First Data would have the right to purchase 500,000 of such shares within two years of issuance at $5.25 per share (the "A Warrants"), and 1,000,000 of such shares within three years of issuance at $6.00 per share (the "B Warrants"). The A Warrants are only exercisable by First Data if a minimum of 20,000 e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement prior to the expiration of the A Warrants. The B Warrants are only exercisable by First Data if the A Warrants become exercisable and if a minimum of 15,000 additional e-Ports® are sold to a customer pursuant to the Joint Marketing Agreement following the date on which the A Warrants become exercisable and prior to the expiration of the B Warrants. In accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the Company will determine the fair market value of the warrants on their respective measurement dates for determining the amount of expense, if any, to record to Selling, General and Administrative expense.

The Joint Marketing Agreement provides that First Data has the pre-emptive right for a period of three years to purchase that number of securities being offered for sale by the Company during such three year period in order to maintain its pro-rata portion of the Common Stock of the Company following the issuance of any securities to be sold by the Company in any such subsequent securities offering.

As a result of the issuance of warrants to First Data, the exercise price of the warrants held by S.A.C. Capital Associates, LLC (“S.A.C.”) has been automatically reduced to $5.90 per share from $6.40 per share, and the number of shares underlying these warrants has been automatically increased to 903,955 from 833,333, as required by the terms of the Securities Purchase Agreement with S.A.C. dated March 14, 2007.

The Company's Board of Directors has granted options to employees and Board members to purchase shares of Common Stock at prices that were at or above fair market value on the dates the options were granted. The option term and vesting schedule were established by the contracts under which the options were granted.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

Common Stock Option activity during the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 was as follows:

	Options	Exercise Price	Weighted-Average
	Outstanding	Per Share	Exercise Price
Outstanding at June 30, 2005	20,099	$16.50-200	$23.58
Granted	160,000	$7.50-8	$7.52
Expired	(1,166)	$100-200	$105.66
Outstanding at June 30, 2006	178,933	$7.50-100	$8.68
Granted	--	--	--
Expired	(15,933)	$16.50-100	$18.24
Outstanding at June 30, 2007	163,000	$7.50-20	$7.75
Expired	(1,500)	$20	$20
Outstanding and exercisable at June 30, 2008	161,500	$7.50-20	$7.63
Expired	(1,125)	$20	$20
Outstanding and exercisable at March 31, 2009	160,375	$7.50-20	$7.55

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of March 31, 2009:

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	154,000	$7.50	2.97	1.61	$-	$-
6,000	6,000	$8	3.72	1.59	$-	$-
375	375	$20	0.08	0.08	$-	$-
160,375	160,375		2.97	1.61	$-	$-

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2008.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	154,000	$7.50	3.72	2.09	$-	$-
6,000	6,000	$8	4.47	1.92	$-	$-
1,500	1,500	$20	0.46	0.46	$-	$-
161,500	161,500		3.72	2.07	$-	$-

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2007.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	111,667	$7.50	4.72	2.99	$500,500	$362,918
6,000	3,000	$8	5.47	1.60	$-	$-
3,000	3,000	$20	0.95	0.95	$-	$-
163,000	117,667		4.68	2.90	$500,500	$362,918

The following table shows exercisable options, exercise prices, the weighted average remaining contractual life and the aggregate intrinsic value for options outstanding as of June 30, 2006.

			Weighted Average
		Exercise	Remaining	Contractual	Intrinsic
Options	Options	Price Per	Life	(Years)-	Value-
Outstanding	Exercisable	Share	Outstanding	Exercisable	Outstanding	Exercisable
154,000	69,334	$7.50	5.72	4.83	$30,800	$13,867
6,000	-	$8	6.47	0.00	$-	$-
14,658	14,658	$16.50	0.87	0.87	$-	$-
3,000	1,500	$20	1.95	0.40	$-	$-
1,125	1,125	$30	0.31	0.31	$-	$-
150	150	$100	0.96	0.96	$-	$-
178,933	86,767		5.25	4.02	$30,800	$13,867

There is no expected compensation expense related to the vesting of options outstanding as of March 31, 2009 as all options were vested as of March 31, 2009.

On April 21, 2006, the Board of Directors approved the grant of 12,000 Common Stock Options to each of the outside directors serving as of February 27, 2006 all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting.

In conjunction with the signing of employment agreements on May 11, 2006, the Company granted Mr. Jensen, Mr. Herbert, and Mr. DeMedio, 75,000, 18,000 and 7,000 Common Stock Options, all with an exercise price of $7.50 per share and all exercisable at any time within five years following the date of vesting. The options vested as follows: one-third on May 11, 2006; one-third on June 30, 2007; and one-third on June 30, 2008.

In conjunction with the appointment of Stephen McHugh to the Board of Directors on June 20, 2006, the Company granted Mr. McHugh 6,000 Common Stock Options with an exercise price of $8.00 per share. The options vested as follows: 3,000 on June 20, 2007 and 3,000 on June 20, 2008. The options are exercisable at any time within five years of vesting.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

12. COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

The fair value of the stock options granted on April 21 and May 11, 2006 was $4.83 and $5.51, respectively, and was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield	0%
Expected stock price volatility	0.823
Risk-free interest rate	4.0%
Expected life, in years	5

The fair value of the stock options granted on June 20, 2006 was $5.06 and was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Dividend yield	0%
Expected stock price volatility	0.796
Risk-free interest rate	4.0%
Expected life, in years	5

The weighted-average grant-date fair value of stock options granted was $5.26 during the year ended June 30, 2006. The total fair value of options vested during the years ended June 30, 2008, 2007, and 2006 was $242,315, $255,815, and $371,050.

13. RETIREMENT PLAN

The Company’s 401(k) Plan (the "Plan") allows employees who have completed six months of service to make voluntary contributions up to a maximum of 100% of their annual compensation, as defined in the Plan. Through June 30, 2000, the Plan did not provide for any matching contribution by the Company; however, starting at the beginning of fiscal year 2001, the Company amended the Plan to include a Company matching contribution up to 10% of an employee's compensation. Effective January 1, 2003, the Company may, in its discretion, make a matching contribution, a profit sharing contribution, and/or a safe harbor 401(k) contribution to the Plan. Effective July 1, 2006, the Plan was restated to conform to provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and other applicable laws and regulations. In fiscal years 2008, 2007 and 2006 and the nine months ended March 31, 2009 the Company made safe harbor matching contributions of 100% of the participant’s first 3% and 50% of the next 2% of compensation deferred into the Plan. The Company's contribution for the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 and 2008 approximated $197,000, $143,000, $114,000, $156,000, and $119,000 respectively.

14. COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from various facilities under operating leases. In March 2003, the Company entered into a lease for 12,864 square feet of space located in Malvern, Pennsylvania for its principal executive office and is used for general administrative functions, sales activities, and product development. The lease term extends through December 31, 2008 and provides for escalating rent payments and a period of free rent prior to the commencement of the monthly lease payment in January 2004 of approximately $25,000 per month. During April 2005, the Company entered into an amendment to the lease covering 4,385 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a period of free rent for the additional space with rent of approximately $31,000 per month commencing in September 2005 with escalating rental payments thereafter.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company also leases 9,084 square feet of space, located in Malvern, Pennsylvania, on a month-to-month basis for a monthly payment of approximately $8,000. During January 2007, the Company entered into an amendment to the lease covering 4,293 additional square feet that is contiguous to its existing space. The lease term was extended to December 31, 2010, and the amendment provides for a rent of $13,377 per month with escalating rental payments through the remainder of the lease. During prior years, the facility was solely used to warehouse product. All product warehousing, shipping and customer support was transferred to this location from the executive office location during the 2005 fiscal year.

In December 2004, the Company entered into a lease for 2,837 square feet of space located in Denver, Colorado for administrative functions, sales activities and product warehousing associated with our energy management products. The lease terms extend through May 31, 2009 and provide for five months of free rent followed by rent payments of $1,200 per month and escalating payments beginning on June 1, 2006. The lease provides for additional rent for a prorated share of operating costs for the entire facility.

Rent expense under operating leases was approximately $598,000, $492,000, $489,000, $462,000 and $454,000 during the years ended June 30, 2008, 2007 and 2006 and the nine months ended March 31, 2009 and 2008, respectively. Future minimum lease payments subsequent to June 30, 2008 under capital leases and noncancellable operating leases are as follows:

	Capital	Operating
	Leases	Leases
2009	$299,251	$621,081
2010	216,524	619,099
2011	80,713	91,064
2012	26,684	1,400
Total minimum lease payments	$623,172	$1,332,644
Less amount representing interest	61,885
Present value of net minimum lease payments	561,287
Less current obligations under capital leases	262,028
Obligations under capital leases, less current portion	$299,259

In conjunction with the Long-Term Equity Incentive Program (Note 11), during March 2007, each of Mr. Jensen, Mr. Herbert, and Mr. DeMedio signed amendments to their Employment and Non-Competition Agreements.

During September 2008, Mr. Jensen and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Jensen’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $365,000 effective October 1, 2008. In addition, Mr. Jensen was granted 110,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 36,000 on September 15, 2008; 37,000 on January 15, 2009; and 37,000 on June 30, 2009. During the nine months ended March 31, 2009, and as permitted under his employment agreement, Mr. Jensen cancelled 11,520 shares of Common Stock held by him in order to satisfy $21,197 of payroll tax withholding obligations related to shares of Common Stock which vested during September 2008 under his employment agreement.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Agreement requires Mr. Jensen to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for a period of one year thereafter. As previously provided in his employment agreement, Mr. Jensen was granted the right (exercisable at any time prior to the 60th day following the commencement of each fiscal year) to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Jensen elected to receive shares in lieu of cash for one-half of his base salary for the fiscal year ending June 30, 2007. As a result of such election, 22,080 shares were issued to him that vested as follows: 5,520 on July 1, 2006; 5,520 on October 1, 2006; 5,520 on January 1, 2007; and 5,520 on April 1, 2007. Mr. Jensen was also granted 75,000 shares of Common Stock and an additional amount of options to purchase up to 75,000 shares of Common Stock at $7.50 per share. The 75,000 shares of Common Stock vested as follows: 25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007. The options vested as follows: 25,000 on May 11, 2006; 25,000 on June 30, 2007; and 25,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $264,000 and $172,127 related to the grant of restricted Common Stock and Common Stock Options, respectively, during the fiscal year ended June 30, 2006.

As previously provided in his employment agreement, upon the occurrence of a "USA Transaction" (as defined below), the Company will issue to Mr. Jensen 140,000 shares of Common Stock subject to adjustment for stock splits or combinations ("Jensen Shares"). Mr. Jensen is not required to pay any additional consideration for the Jensen Shares. At the time of any USA Transaction, all of the Jensen Shares are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding shares of Common Stock in connection with such USA Transaction.

The term USA Transaction is defined as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company. The Jensen Shares are irrevocable and fully vested, have no expiration date, and will not be affected by the termination of Mr. Jensen’s employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there are not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transaction so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

During September 2008, Mr. Herbert and the Company entered into an amendment to his employment agreement pursuant to which the term of Mr. Herbert’s employment with the Company was extended from June 30, 2009 until June 30, 2011, and his annual base salary was increased to $320,000 effective October 1, 2008. In addition, Mr. Herbert was granted 85,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 28,000 on September 15, 2008; 28,000 on January 15, 2009; and 29,000 on June 30, 2009. During the nine months ended March 31, 2009, and as permitted under his employment agreement, Mr. Herbert cancelled 9,433 shares of Common Stock held by him in order to satisfy $17,356 of payroll tax withholding obligations related to shares of Common Stock which vested during September 2008 under his employment agreement.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

As previously provided in his employment agreement, Mr. Herbert is required to devote his full time and attention to the business and affairs of the Company and obligates him not to engage in any investments or activities which would compete with the Company during the term of the agreement and for a period of one year thereafter. In the event that a USA Transaction (as defined in Mr. Jensen's employment agreement) shall occur, then Mr. Herbert has the right to terminate his agreement upon 30 days notice to USA. Mr. Herbert was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009 paid in shares of Common Stock rather than cash. Mr. Herbert was also granted 50,000 shares of Common Stock and an additional amount of options to purchase up to 18,000 shares of Common Stock at $7.50 per share. The 50,000 shares of Common Stock vested as follows: 16,667 on June 1, 2006; 16,667 on January 1, 2007; and 16,666 on June 1, 2007. The options vested as follows: 6,000 on May 11, 2006; 6,000 on June 30, 2007; and 6,000 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $176,003 and $41,310 related to the grant of restricted Common Stock and Common Stock Options, respectively, during the fiscal year ended June 30, 2006.

During September 2008, Mr. DeMedio and the Company entered into an amendment to his employment agreement, expiring June 30, 2009, pursuant to which he was granted 25,000 shares of Common Stock under the 2008 Stock Incentive Plan valued at $4.44 per share which vest as follows: 8,000 on September 15, 2008; 8,000 on January 15, 2009; and 9,000 on June 30, 2009. During the nine months ended March 31, 2009, and as permitted under his employment agreement, Mr. DeMedio cancelled 2,902 shares of Common Stock held by him in order to satisfy $5,340 of payroll tax withholding obligations related to shares of Common Stock which vested during September 2008 under his employment agreement.

As previously provided in his employment agreement, Mr. DeMedio was granted the right to elect to have one-half of his base salary for each of the fiscal years ending June 30, 2007, and June 30, 2008 paid in shares of Common Stock rather than cash. Mr. DeMedio was also granted options to purchase up to 7,000 shares of Common Stock at $7.50 per share. The options vested as follows: 2,334 on May 11, 2006; 2,333 on June 30, 2007; and 2,333 on June 30, 2008. The options may be exercised at any time within 5 years of vesting. The Company recorded a non-cash compensation charge of $16,068 related to the grant of restricted Common Stock Options during the fiscal year ended June 30, 2006. Effective October 1, 2007, Mr. DeMedio’s base salary was increased to $195,000 per annum.

Various legal actions and claims occurring in the normal course of business are pending or may be instituted or asserted in the future against the Company. The Company does not believe that the resolution of these matters will have a material effect on the financial position or results of operations of the Company.

USA Technologies, Inc.
Notes to Consolidated Financial Statements
(Unaudited with respect to March 31, 2009 and 2008 and the nine-month periods then ended)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)

In February 2005, a Complaint was filed against the Company by Swartz Private Equity, LLC (“Swartz”) alleging that the Company breached various agreements entered into with Swartz in August and September 2000 in connection with the so-called equity line of credit provided by Swartz to the Company. The Complaint requests money damages of $4,350,381, representing the alleged value of the warrants currently held by or claimed to be due to Swartz, money damages of $196,953, representing a termination fee allegedly due in connection with the termination of the agreements, and unspecified money damages relating to the alleged breach of the rights of first refusal. The Company’s response to the Complaint denied any liability to Swartz and asserted various counterclaims against Swartz that seek money damages and other affirmative relief against Swartz. The Company’s response, among other things, states that the entire transaction is void and unenforceable because Swartz had failed to register as a broker-dealer under applicable Federal and state securities laws as required in order for Swartz to be engaged in the business of providing equity line products. On September 20, 2006, the parties agreed to fully settle this litigation. In this regard, the Company agreed to issue to Swartz 33,184 shares of our Common Stock. We also agreed to honor the cashless exercise of warrants by Swartz in 2003 for 6,816 shares of Common Stock. We had previously disputed that Swartz had validly exercised those warrants. We have granted to Swartz certain registration rights in connection with the 33,184 shares. The settlement agreement and release implementing the settlement was signed by the parties on October 12, 2006. The Company had recorded a liability of $270,000 as of June 30, 2006 to accrue for the value of the 40,000 shares of Common Stock that were issued in October 2006 under the settlement agreement.

The Company also issued 2,536 shares of Common Stock to a former employee totaling $18,000 relating to the settlement of litigation.

In September 2007, and provided that the manufacturer can produce a lower cost e-Port® for the Company, the Company had committed to purchase a certain number of e-Ports® for a maximum of $3,600,000 from a third party contract manufacturer over an eighteen month period. The commitment to purchase inventory was to begin upon the approval, by the Company, of the pre-production unit.  The Company provided such approval to the manufacturer in February 2009. As of March 31, 2009, the Company had ordered, but not yet received, approximately $450,000 of inventory under this commitment.

15.  SUBSEQUENT EVENTS (UNAUDITED)

On April 1, 2009 the Company and VISA U.S.A. INC. (“VISA”) entered into a Contactless Terminal Support Agreement. The agreement provides that VISA would pay the Company the amount of $200 for each e-Port® that is deployed by us prior to December 31, 2009. The agreement would cover up to a maximum of 4,000 e-Ports®. These e-Ports® would accept credit and debit cards utilizing VISA’s contactless technology as well as VISA’s magnetic stripe payment cards. The initial 1,500 e-Ports® covered by the agreement are anticipated to be deployed by the Company in the Chicago, Illinois geographic area. VISA would pay the Company an aggregate of $800,000 if all 4,000 e-Ports® are timely deployed. Our customer (i.e., the location owner) would enter into a three year exclusive processing agreement with the Company in connection with the vending machine utilizing the e-Port®.

$15,000,000

USA TECHNOLOGIES INC.

Up to 6,000,000 Shares of Common Stock and Warrants to purchase up to
6,000,000 shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for such Shares and Warrants

PROSPECTUS

July 7, 2009

William Blair & Company	Maxim Group LLC

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.